      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 18, 2001


                                                      REGISTRATION NO. 333-57518
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                          5812                    58-2350980
  (State or other jurisdiction          (Primary Standard          (I.R.S. Employer
of incorporation or organization)          Industrial            Identification No.)
                                   Classification Code Number)

                               1114 FIRST AVENUE
                               NEW YORK, NY 10021
                                 (212) 838-2061
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ALAN N. STILLMAN
                            CHIEF EXECUTIVE OFFICER
                               1114 FIRST AVENUE
                               NEW YORK, NY 10021
                                 (212) 838-2061
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

      DAVID P. KREISLER, ESQUIRE                MARIE CENSOPLANO, ESQUIRE
      Hutchins, Wheeler & Dittmar         Paul, Hastings, Janofsky & Walker LLP
      A Professional Corporation                     399 Park Avenue
          101 Federal Street                       New York, NY 10022
           Boston, MA 02110                          (212) 318-6000
            (617) 951-6600                           (212) 318-6000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / / 333-

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


                                                               PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                     AGGREGATE OFFERING        AMOUNT OF
                SECURITIES TO BE REGISTERED                        PRICE(1)        REGISTRATION FEE(2)
Common Stock, $.01 par value per share......................      $57,848,490          $14,463.00


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2) $14,943.00 was previously paid.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MAY 18, 2001

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY CHANGE. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS


                                5,030,305 SHARES


                                     [LOGO]

                                     [LOGO]

                                  COMMON STOCK

                               ------------------


    This is the initial public offering of 5,030,305 shares of common stock of The Smith & Wollensky Restaurant Group, Inc. We are selling 4,500,000 of the shares of our common stock, and the selling stockholders are selling 530,305 of the shares of common stock, offered under this prospectus. We anticipate that the initial public offering price will be between $8.00 and $10.00 per share.


    There is currently no public market for our shares. Our common stock has been approved for listing on the Nasdaq National Market under the symbol "SWRG".


    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 TO READ ABOUT RISKS YOU SHOULD CONSIDER CAREFULLY BEFORE BUYING SHARES OF OUR COMMON STOCK.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                                                              PER SHARE    TOTAL
                                                              ---------   --------
Public offering price.......................................  $           $
Underwriting discounts and commissions......................  $           $
Proceeds, before expenses, to us............................  $           $
Aggregate proceeds, before expenses, to the selling
  stockholders..............................................  $           $

                            ------------------------


    Three of our other stockholders have granted the underwriters a 30-day option to purchase up to an additional 754,544 shares of common stock from them at the initial public offering price less the underwriting discounts. The
underwriters expect to deliver the shares on or about             , 2001.


[LOGO]


[LOGO]

                                                                          [LOGO]

               The date of this prospectus is             , 2001.

INSIDE FRONT COVER

    Upper left quadrant: picture of waiter holding menu

    Upper right quadrant: picture of waiter holding bottle of wine

    Lower left quadrant: picture of waiter holding silverware

    Lower right quadrant: picture of two waiters, left waiter carrying magnum of wine on right shoulder

GATEFOLD

    Upper half left page: picture of exterior of Smith & Wollensky restaurant in New York.

    Lower half left page: picture of exterior of Smith & Wollensky restaurant in Las Vegas, Nevada.

    Upper half right page: picture of exterior of Smith & Wollensky restaurant in Chicago, Illinois.

    Lower half right page: picture of outdoor bar area of Smith & Wollensky restaurant in Miami, Florida.

    Across center of gatefold from left page to right: THE SMITH & WOLLENSKY
                                                       RESTAURANT GROUP, INC.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE ACCOMPANYING NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. WE MANAGE RATHER THAN OWN CERTAIN OF OUR RESTAURANTS. AS USED IN THIS PROSPECTUS, THE TERM "OWNED RESTAURANT SALES" EXCLUDES SALES FROM RESTAURANTS WE MANAGE. SALES DATA THROUGHOUT THIS PROSPECTUS INCLUDE BANQUET AND RETAIL MERCHANDISE SALES. IN ADDITION TO THIS SUMMARY, WE URGE YOU TO READ THIS ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE DISCUSSION OF THE RISKS OF INVESTING IN OUR COMMON STOCK SET FORTH UNDER THE CAPTION "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES, BEFORE YOU DECIDE TO BUY OUR COMMON STOCK.

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

    We are a developer, owner and operator of high-end, high-volume restaurants in the United States. Our core concept is Smith & Wollensky, a classic American restaurant. We believe Smith & Wollensky is a recognized brand name in the upscale segment of the restaurant industry. We currently operate 14 restaurants, nine of which we own and five of which we manage. We own six of the seven
Smith & Wollensky restaurants we operate. We believe that each of our restaurants provides a fine dining experience, offering distinctive high quality food, creative menus, an extensive wine selection and exceptional customer service accompanied by attractive design and decor. We believe that our Smith & Wollensky restaurant concept has broad national appeal and that, as a result, we have significant opportunities to expand our business.

    In 1977, the original Smith & Wollensky restaurant, which we manage, opened in New York City. Three years later, we developed The Post House, a distinctive steak and chop house with an American theme, which we currently manage. In 1984, we opened the Manhattan Ocean Club, an upscale seafood restaurant, and in 1989, we opened Cite, a Parisian grand-cafe style restaurant. The Park Avenue Cafe concept, begun in 1992, combines country-style new American cuisine in a cafe atmosphere, while Maloney & Porcelli, which we developed in 1996 and which we manage, presents updated classic American cuisine. In 2000, we helped to develop ONEc.p.s., an American brasserie in the Plaza Hotel in New York, which we manage. Our owned and managed restaurants have received local and national dining awards, including the Distinguished Restaurants of North America "DiRoNA Award" and WINE SPECTATOR'S "Grand Award."

    For the year ended January 1, 2001, the average sales for our five owned Smith & Wollensky restaurants open for the full period were $10.0 million. The average sales for our six owned Smith & Wollensky restaurants for the three months ended April 2, 2001 were $2.5 million. Sales for the year ended
January 1, 2001 for the managed Smith & Wollensky restaurant in New York were $26.7 million, of which we received $615,000 as a management fee, and sales for the three months ended April 2, 2001 were $6.4 million, of which we received $147,000 as a management fee. For the year ended January 1, 2001, average sales for all of our eight owned restaurants that were open for the full period were $9.6 million. The average sales for all of our nine owned restaurants for the three months ended April 2, 2001 were $2.3 million.

                                    STRATEGY

    The critical elements of our strategy are as follows:

    - PURSUE DISCIPLINED RESTAURANT GROWTH. We plan to capitalize on what we perceive to be Smith & Wollensky's broad customer appeal and strong brand recognition by opening new restaurants owned by us in major U.S. markets.

    - GROW AND DEVELOP EXISTING RESTAURANTS. The six Smith & Wollensky restaurants we have opened since December 1997 are in various stages of ramp-up, and we believe incremental revenue and restaurant level operating profitability can be realized from each of these restaurants as we develop them.

    - MAINTAIN STRONG UNIT ECONOMICS. We seek to maintain attractive unit margins by coupling high sales volumes with effective cost controls.

    - COMMITMENT TO SUPERIOR QUALITY FOOD AND WINE. We intend to continue to provide our customers with distinctive food and an extensive wine list for which we have received numerous awards.

    - CAPITALIZE ON BRAND AWARENESS AND CUSTOMER LOYALTY. We believe we have developed strong brand awareness through our marketing and advertising programs and we believe we can capitalize on this brand awareness with a comprehensive merchandising strategy. Our marketing strategy is also designed to build a regular customer base.

    - PROVIDE STRONG MANAGEMENT SUPPORT. Led by Alan Stillman, our Chief Executive Officer and the creator of the Smith & Wollensky concept, our senior management team has an average of 28 years in the restaurant industry and is experienced in developing and operating high-end, high-volume restaurants.

                                     RISKS

    Our business and our strategy are subject to numerous risks, including our unfamiliarity with new markets where we plan to expand and other factors affecting our ability to expand, the potential for termination of certain of our management agreements and lease agreements, and various factors that could otherwise affect our financial condition. In addition, for the year ended January 1, 2001, we had a net loss of $4.9 million, which included a charge of $2.4 million to close an owned restaurant.

                                   BACKGROUND

    Our owned restaurants were originally owned by a series of partnerships and limited liability companies under a common control group. In August 1995, The New York Restaurant Group, LLC, our predecessor entity, was formed as a holding company for these operating entities. In January 1996, we and the operating entities entered into a group of related roll-up transactions pursuant to which the owners of the operating entities transferred their equity interests or operating assets to us for cash or membership interests. Our current corporate entity was formed in October 1997 as a result of a merger with the predecessor limited liability company.

    We are a Delaware corporation organized in October 1997. In November, 1999, we changed our name from The New York Restaurant Group, Inc. to The Smith & Wollensky Restaurant Group, Inc. Our principal executive offices are located at 1114 First Avenue, New York, New York 10021 and our telephone number is
(212) 838-2061. The address of our website is http://www.smithandwollensky.com. The information on our website is not part of this prospectus.

                                  THE OFFERING


Common stock offered by us...................  4,500,000 shares

Common stock offered by the selling            530,305 shares
  stockholders...............................

Common stock outstanding after this            9,032,459 shares
  offering...................................

Use of proceeds..............................  For development of new restaurants, repayment of debt, working capital and other general
                                               corporate purposes. We will not receive any
                                               of the proceeds from the sale of the shares
                                               offered by the selling stockholders. See "Use
                                               of Proceeds."
Nasdaq National Market Symbol................  SWRG


    The number of shares to be outstanding after this offering includes the issuance of 1,448,529 shares of common stock in connection with the conversion of all outstanding shares of preferred stock upon the closing of this offering. It excludes the exercise of warrants to purchase 71,988 shares of common stock issued to Magnetite Asset Investors, L.L.C. in connection with a $10.0 million financing completed by us on June 29, 1999. It also excludes 148,066 shares of common stock issuable upon exercise of options outstanding as of the date of this prospectus.

    References to "we" or "us" include The Smith & Wollensky Restaurant Group, Inc. and all wholly-owned subsidiaries and predecessor entities.

    Except as otherwise noted, all information in this prospectus assumes:

    - no exercise of the underwriters' over-allotment option;

    - no exercise of the warrants and options to purchase shares of common stock remaining outstanding after the completion of this offering;

    - the issuance of 1,448,529 shares of common stock in connection with the conversion of all outstanding shares of preferred stock, upon the closing of this offering;

    - a 2-for-3 reverse stock split for our common stock; and

    - an increase in our authorized common stock to 90,000,000 shares.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

    The following table shows our summary financial data, which you should read together with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and accompanying notes and the other financial data included elsewhere in this prospectus.


    We do not include the sales and expenses of the managed restaurants in our consolidated financial statements. We include the fees we earn from the managed restaurants, which is based on a percentage of sales, in the management fee income section of the consolidated financial statements. The pro forma balance sheet data gives effect to the automatic conversion of all outstanding shares of preferred stock to common stock, which will occur upon the consummation of this offering. The adjusted balance sheet data gives effect to this offering, including the receipt by us of $36.7 million in estimated net proceeds, based on an assumed offering price of $9.00 per share, and gives effect to the application of proceeds to the repayment of debt, including a prepayment penalty of $300,000 on the senior subordinated debt, and to the conversion of the preferred stock to common stock.



                                                                                                           THREE MONTHS ENDED
                                                             FISCAL                                     -------------------------
                             ----------------------------------------------------------------------      APRIL 3,       APRIL 2,
                                1996             1997             1998         1999         2000           2000           2001
                             -----------      -----------      ----------   ----------   ----------     ----------     ----------
                                                     (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Owned restaurant sales.....  $    25,002      $    26,582      $   42,521   $   69,835   $   81,463     $   20,673     $   20,533
Charge to close owned
  restaurant(1)............           --               --              --           --        2,423             --             --
Income from owned
  restaurant operations....        3,165            3,907           2,553        7,077        4,862          2,144          2,898
Management fee income......          988            1,901           2,968        2,928        3,060            723            747
Income from owned and
  managed restaurants......        4,153            5,808           5,521       10,005        7,922          2,867          3,645

General and administrative
  expenses(2)..............        3,557            5,300           6,647        7,120        8,399          2,056          2,167
Operating income (loss)....       (1,904)            (146)         (1,436)       1,603       (l,524)           544          1,192
Interest expense, net......         (275)            (331)           (437)      (2,191)      (3,054)          (786)          (709)
Income (loss) before income
  taxes....................       (2,179)            (477)         (1,873)        (588)      (4,578)          (242)           483
Net income (loss)..........       (2,063)            (960)         (2,445)      (1,120)      (4,886)          (319)           305
                             -----------      -----------      ----------   ----------   ----------     ----------     ----------
Net loss applicable to
  common shares(3).........  $    (2,063)     $    (1,208)     $   (3,932)  $   (2,607)  $   (6,374)    $     (691)    $      (67)
Net loss per share, basic
  and diluted..............  $     (0.93)(4)  $     (0.51)(4)  $    (1.28)  $    (0.85)  $    (2.07)    $    (0.22)    $    (0.02)
                             ===========      ===========      ==========   ==========   ==========     ==========     ==========
Weighted average shares
  used in computing net
  loss per share, basic and
  diluted..................    2,222,303 (4)    2,378,092 (4)   3,079,704    3,083,930    3,083,930      3,083,930      3,083,930
                             ===========      ===========      ==========   ==========   ==========     ==========     ==========
Unaudited pro forma net
  income (loss) per share
  assuming conversion of
  preferred stock, basic
  and diluted(5)...........                                                              $    (1.08)                   $     0.07
                                                                                         ==========                    ==========
Pro forma weighted average
  common shares
  outstanding(5):
  Basic....................                                                               4,532,459                     4,532,459
                                                                                         ==========                    ==========
  Diluted..................                                                               4,532,459                     4,604,367
                                                                                         ==========                    ==========
Unaudited pro forma net
  income (loss) per share
  assuming the repayment of
  debt and conversion of
  preferred stock, basic
  and diluted(6)...........                                                              $    (0.39)                   $     0.10
                                                                                         ==========                    ==========
Pro forma weighted average
  common shares
  outstanding(6):
  Basic....................                                                               6,985,633                     6,985,633
                                                                                         ==========                    ==========
  Diluted..................                                                               6,985,633                     7,057,541
                                                                                         ==========                    ==========

                                                                       APRIL 2, 2001
                                                              --------------------------------
                                                               ACTUAL    PRO FORMA    ADJUSTED
                                                              --------   ----------   --------
                                                                   (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $   183     $   183     $14,476
Total assets................................................  $64,082     $64,082     $77,693
Long-term debt, including current portion...................  $23,844     $23,844     $ 2,184
Convertible redeemable preferred stock......................  $24,462     $     0     $     0
Total stockholders' equity..................................  $   998     $25,460     $60,731



                                                                                                           THREE MONTHS ENDED
                                                             FISCAL                                     -------------------------
                             ----------------------------------------------------------------------      APRIL 3,       APRIL 2,
                                1996            1997(7)           1998         1999         2000           2000           2001
                             -----------      -----------      ----------   ----------   ----------     ----------     ----------
                                                     (DOLLARS IN THOUSANDS)
OTHER DATA:
Average owned restaurant
  sales for units open for
  entire period............  $     8,334      $     8,738      $    8,544   $    9,510   $    9,574     $    2,534     $    2,273
Number of owned restaurants
  at end of period.........            3                4               7            8           10 (8)          9 (8)          9
Number of managed
  restaurants at end of
  period...................            4                4               4            4            5              4              5
                             -----------      -----------      ----------   ----------   ----------     ----------     ----------
Total number of owned and
  managed restaurants at
  end of period............            7                8              11           12           15(8)          13(8)          14
                             ===========      ===========      ==========   ==========   ==========     ==========     ==========
Comparable owned restaurant
  sales increase
  (decrease)(9)............          6.6%             4.9%            3.0%         5.2%         8.4%          10.1%          (5.0%)
EBITDA(10).................  $      (936)     $       789      $      408   $    4,759   $    2,143     $    1,424     $    2,105

Cash flows provided by
  (used in):
  Operating activities.....  $     1,783            1,696            (781)         843        3,621           (811)           451
  Investing activities.....       (5,272)         (13,455)        (22,697)      (6,303)      (5,254)        (1,721)          (327)
  Financing activities.....        2,689           19,848          13,840        7,477          (14)           717           (311)


--------------------------

(1) During the fourth quarter of fiscal 2000, pursuant to the approval of the board of directors, we recorded a pre-tax charge of $2,423 representing the write-down of property and equipment and certain other assets and accrual of certain lease exit costs associated with the closure of the Maloney & Porcelli unit in Washington, D.C.

(2) General and administrative expenses include corporate payroll and other expenditures which benefit both owned and managed units.

(3) Net loss applicable to common shares includes the net loss and the total of the accrued dividends on preferred shares and the amortization of issuance costs on preferred shares.

(4) Membership units were outstanding from January 1, 1996 through October 31, 1997. All net loss per share information has been adjusted for a three for two membership unit split and the conversion of membership units into shares of common stock on October 31, 1997. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--ROLL-UP TRANSACTIONS."


(5) All outstanding shares of preferred stock shall automatically convert to shares of common stock upon the completion of this offering. Prior to giving effect to the 2-for-3 reverse stock split of the Company's common stock, the preferred stock was convertible on a share for share basis. The unaudited pro forma financial data as of January 1, 2001 and April 2, 2001 has been prepared assuming the conversion of all the outstanding shares of preferred stock into 1,448,529 shares of common stock. Net income (loss) per share on a pro forma basis is computed in the same manner as net income (loss) per share on a historical basis except that, in the pro forma calculation all outstanding shares of preferred stock are included in the computation as if they had been converted into an equivalent number of shares of common stock as of January 4, 2000. Accordingly, the accrual of dividends and amortization of issuance costs on preferred stock for the fiscal year ended January 1, 2001 and the three months ended April 2, 2001 have been excluded.



(6) The unaudited pro forma financial data as of January 1, 2001 and April 2, 2001 has been prepared assuming the repayment of the credit facility and senior subordinated note as of January 4, 2000 from the proceeds of the issuance of 2,453,174 shares of common stock at the assumed offering price of $9.00 per share. Net income (loss) per share on a pro forma basis is computed in the same manner as net income (loss) per share on a historical basis except that, in the pro forma calculation all outstanding shares of preferred stock are included in the computation as if they had been converted into an equivalent number of shares of common stock as of January 4, 2000 and that amounts outstanding under the credit facility and senior subordinated note were repaid as of January 4, 2000. Accordingly, the accrual of dividends and amortization of issuance costs on preferred stock, and interest expense and amortization of debt issuance cost related to the senior credit facility and the senior subordinated note for the fiscal year ended January 1, 2001 and the three months ended April 2, 2001 have been excluded. Additionally, it also excludes the non-recurring charge to write off the deferred financing costs of approximately $682,000 at April 2, 2001 related to this debt, and the prepayment penalty of $300,000 on the senior subordinated note.



(7) In 1997, we received proceeds of $19.4 million from the issuance of 2,172,794 shares of convertible preferred stock. Part of these proceeds were used for the construction of the units built in 1997 and 1998.



(8) Includes the Maloney & Porcelli unit in Washington, D.C. which was opened in January 2000 and closed in January 2001, but the pre-tax charge associated with the closing of the restaurant was recorded in the fourth quarter of 2000.



(9) In calculating comparable restaurant sales, we introduce a restaurant into our comparable restaurant base once it has been in operation for 15 calendar months. Since 1999 was a 53-week fiscal year and 1998 and 2000 were 52-week fiscal years, we calculated comparable restaurant sales for those years on an average weekly basis. The periods ended April 3, 2000 and April 2, 2001 each consisted of 13 weeks.



(10) EBITDA represents net income (loss) before interest expense--net of interest income, income taxes and restaurant level depreciation and amortization and corporate level depreciation and amortization which is included in general and administrative expenses. EBITDA should not be construed as (a) an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of our operating performance, or (b) an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. EBITDA as calculated by us may be calculated differently than EBITDA for other companies. Management believes that EBITDA is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA does not take into account our debt service requirements, capital expansion, and other commitments and, accordingly, is not necessarily indicative of amounts available for the payment of dividends, reinvestment, or other discretionary uses.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. WE HAVE INCLUDED A DISCUSSION OF EACH MATERIAL RISK THAT WE HAVE IDENTIFIED AS OF THE DATE OF THIS PROSPECTUS. HOWEVER, ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD SUFFER. IF THIS OCCURS, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

                         RISKS RELATED TO OUR BUSINESS

OUR UNFAMILIARITY WITH NEW MARKETS MAY PRESENT RISKS WHICH COULD HAVE A MATERIAL
  ADVERSE EFFECT ON OUR FUTURE GROWTH AND PROFITABILITY.

    Our strategy depends on our ability to successfully expand our Smith & Wollensky brand into new markets in which we have no operating experience. We only began to open Smith & Wollensky restaurants outside of New York City in 1997. Historically, new restaurants opened in expanded markets generally take about 15 to 36 months to achieve expected company-wide targeted levels of performance. This is due to higher operating costs caused by temporary inefficiencies typically associated with expanding into new regions and opening new restaurants, such as lack of market awareness and acceptance and unavailability of experienced staff. These new markets may have different competitive conditions, consumer tastes and discretionary spending patterns than our existing markets, which may cause our restaurants in these new markets to be less successful than our restaurants in our existing markets, such as New York City. As a result, our continued expansion may result in an increase in these operating costs. We cannot assure you that restaurants in new markets will be successful. For example, we opened a Maloney & Porcelli restaurant in Washington, D.C. in January 2000. We closed this restaurant in January 2001 due to low sales volume.

OUR PLANNED EXPANSION INVOLVES A NUMBER OF RISKS WHICH COULD DELAY OR PREVENT
  THE OPENING OF NEW RESTAURANTS.

    Our success in profitably pursuing our strategy of expansion will depend on our ability to open new restaurants efficiently. Our ability to open new restaurants efficiently is subject to a number of factors beyond our control, including:

    - selection and availability of suitable restaurant sites;

    - negotiation of acceptable lease or purchase terms for such sites;

    - negotiation of reasonable construction contracts and adequate supervision of construction;

    - our ability to secure required governmental permits and approvals for both construction and operation;

    - availability of adequate capital; and

    - general economic conditions.

We may not be successful in addressing these risks, which could adversely effect our ability to open our planned new restaurants on a timely basis, or at all. Delays in opening or failures to open planned new restaurants could cause our growth, results of operations and financial condition to suffer.

OUR MANAGEMENT AGREEMENT WITH THE OWNER OF ONEC.P.S. MAY BE TERMINATED AT ANY
  TIME IMMEDIATELY UPON NOTICE TO US.

    We manage ONEc.p.s under a management agreement with Plaza Operating Partners, the owner of the Plaza Hotel. In addition to describing the management arrangements with Plaza Operating Partners, the agreement describes how pre-opening costs, including construction costs, would be borne by the parties. The management agreement provides that, in the event such pre-opening costs exceeded $5.25 million, Plaza Operating Partners can terminate the management agreement, effective immediately upon notice to us, at any time without payment of a termination fee. Pre-opening costs exceeded $5.25 million and, although Plaza Operating Partners has indicated to us that they do not have any present intention to terminate the management agreement, we cannot assure you that Plaza Operating Partners will not terminate the management agreement at any time. Termination of the management agreement would result in the loss of any further management fee income from ONEc.p.s., which would have an adverse effect on our financial results.

THE FAILURE TO ENFORCE AND MAINTAIN OUR TRADEMARKS AND TRADENAMES COULD
  ADVERSELY AFFECT OUR ABILITY TO ESTABLISH AND MAINTAIN BRAND AWARENESS.

    We license from St. James Associates the exclusive and perpetual right to use and sublicense the trademarks "Smith & Wollensky" and "Wollensky's Grill" and any variations of such names throughout the United States and the world, except that St. James Associates has reserved the exclusive right to use the licensed names, subject to receiving our consent in specified circumstances, within a 100-mile radius of the Smith & Wollensky in New York, subject to our exclusive right to use the name within a 10-mile radius of City Hall in Philadelphia, Pennsylvania. Consequently, we may not open new Smith & Wollensky restaurants or pursue retailing or merchandising opportunities within such reserved territory. St. James Associates has the right to terminate the license agreement due to specified defaults, including non-payment of amounts due under the agreement and certain events of bankruptcy or insolvency. St. James also has the right to terminate the agreement if we fail to perform any term, covenant or condition under the agreement, and we do not remedy such failure within 30 days after receiving notice of such failure. St. James can also terminate if we, Alan Stillman, or any affiliate of Alan Stillman owns or manages any new steakhouses that do not utilize the licensed names. This does not include situations where a restaurant sells steak incidentally, continues to be operated under an original name, or is located outside of this reserved territory. If we terminate or default on the Smith & Wollensky license, we are subject to a fee of $2.0 million upon termination or $2.5 million to be paid over four years.

    Our current operations and marketing strategy depend significantly on the strength of trademarks and service marks, especially Smith & Wollensky. The success of our growth strategy depends on our continued ability to use our existing trademarks and service marks in order to increase brand awareness and further develop our branded products. Although we are not aware of any infringing uses of any of the trademarks or service marks that we believe could materially affect us, we cannot assure you that we will be free from such infringements in the future. For example, we do not own or manage the restaurant located in South Africa or the restaurant located in Argentina, each of which is named "Smith & Wollensky." Although the existence of these restaurants has not had any material impact on our operations to date, we cannot assure you that they will not have a negative impact on our future plans for growth or on our future operations.

    The name "Smith & Wollensky" represents our core concept and flagship restaurant. The termination of our right to use this name or our failure to maintain any of our other existing trademarks could materially and adversely affect our growth and marketing strategies.

SEVERAL OF OUR MATERIAL AGREEMENTS MAY BE TERMINATED IF ALAN STILLMAN IS NO
  LONGER OUR CHIEF EXECUTIVE OFFICER, IF MR. STILLMAN CEASES TO DIRECT OUR BUSINESS, OR IF MR. STILLMAN'S OWNERSHIP INTERESTS FALL BELOW CERTAIN LEVELS.


    Our success has been, and will continue to be, dependent on Alan Stillman, our Chief Executive Officer. The loss of Mr. Stillman's services could materially and adversely affect our business, financial condition and development. Pursuant to our management agreement for the Smith & Wollensky restaurant in New York with St. James Associates, the agreement can be terminated within 60 days of receipt by St. James Associates of financial statements indicating that restaurant sales, available funds or gross profit margin fall below defined levels, if we cease to be operated and directed by Alan Stillman, whether by death, incapacity, retirement or otherwise. See "BUSINESS--MANAGEMENT ARRANGEMENTS" Pursuant to our management agreement with Plaza Operating Partners, owner of ONEc.p.s., the agreement can be terminated if the individual who directs the daily operations of the tenant or has overall control and decision making authority of the tenant is replaced other than in the ordinary course of business, or in connection with the merger, consolidation or other transfer of any direct or indirect interest in the tenant. Additionally, pursuant to provisions contained in our sub-management agreement with the Doubletree Hotel relating to the Park Avenue Cafe in Chicago and Mrs. Park's Tavern, Doubletree may terminate that agreement if our beneficial ownership interests are transferred to any entity which is not owned more than 20% by Alan Stillman and of which Alan Stillman himself is not the Chief Executive Officer. We will be in default with respect to this requirement upon the consummation of this offering. Pursuant to our lease agreement for Cite with Rockefeller Center North, Inc., Rockefeller Center may terminate the lease agreement if Mr. Stillman does not own at least 35% of the shares of each class of the tenant's stock, or if there is a failure to obtain their consent to an assignment of the lease. We are currently in default with respect to these requirements, although Rockefeller Center has not given us a notice of default. Rockefeller Center may also terminate the lease agreement if Mr. Stillman does not have effective working control of the business of the tenant. Pursuant to our lease agreement for Park Avenue Cafe with Beekman Tenants Corporation, Beekman Tenants may terminate the lease agreement if Mr. Stillman loses majority voting control of the tenant, or if there is a failure to obtain their consent to an assignment of the lease. We are currently in default with respect to these requirements, although Beekman Tenants Corporation has not given us a notice of default.


    The default which will exist upon the consummation of this offering under the management agreement with the Doubletree Hotel could result in a termination of this agreement, which would result in the loss of any further management fee income from the Doubletree Hotel, which could have an adverse effect on our financial condition and results of operations. The defaults existing under the lease agreements for Cite and Park Avenue Cafe could subject us to renegotiation of the financial terms of the lease, or could result in a termination of these agreements which would result in the loss of these restaurants at these locations. Either of these events could have a material adverse effect on our business and our financial condition and results of operations. To date, none of the parties to these agreements have taken any action to terminate these agreements. We entered into an amended and restated employment agreement with Mr. Stillman, which will be effective upon the consummation of this offering, for a term of five years. However, the employment agreement can be terminated by Mr. Stillman at any time with 15 business days notice, or if we materially breach the agreement, remove Mr. Stillman as Chief Executive Officer, materially diminish his responsibilities, or relocate Mr. Stillman outside of New York City.

MR. STILLMAN'S DUTIES TO ST. JAMES ASSOCIATES AND MW REALTY ASSOCIATES ON THE
  ONE HAND, AND US ON THE OTHER HAND, MAY RESULT IN A CONFLICT OF INTEREST.

    An entity controlled by Mr. Stillman is one of the two general partners of St. James Associates, which owns the Smith & Wollensky restaurant in New York and the rights to the trademark "Smith &

Wollensky," and is one of the two general partners of MW Realty Associates, which owns the property on which the Smith & Wollensky restaurant in New York is located. As a result, in the event that a dispute arose between us on the one hand, and St. James Associates and/or MW Realty Associates on the other hand, it is possible that Mr. Stillman would have a conflict of interest as a result of his duties to all parties. Such a conflict of interest could make the resolution of any such dispute in our favor more difficult.

BECAUSE WE MAINTAIN A SMALL NUMBER OF RESTAURANTS, THE NEGATIVE PERFORMANCE OF A
  SINGLE RESTAURANT COULD HAVE A SUBSTANTIAL IMPACT ON OUR OPERATING RESULTS.

    We currently operate 14 restaurants, only nine of which we own. Due to this relatively small number of restaurants, poor financial performance at any owned restaurant could have a large negative impact on our profitability as a whole. Future growth in sales and profits will depend to a substantial extent on our ability to increase the number of our restaurants. The results achieved to date by our relatively small restaurant base may not be indicative of the results of a larger number of restaurants in a more geographically dispersed area with varied demographic characteristics. We cannot assure you that we will be able to increase the number of our restaurants sufficiently to offset the impact of poor performance at any one restaurant.

BECAUSE A MAJORITY OF OUR RESTAURANTS ARE LOCATED IN NEW YORK CITY, WE ARE
  HIGHLY SENSITIVE TO NEGATIVE OCCURRENCES THERE.

    We currently operate seven restaurants in New York City, three of which we own. As a result, we are particularly susceptible to adverse trends and economic conditions in New York City, including its labor market, which could have a negative impact on our profitability as a whole. In addition, given our geographic concentration, negative publicity regarding any of our restaurants in New York City could have a material adverse effect on our business and operations, as could other regional occurrences such as local strikes, natural disasters or changes in laws or regulations.

WE MAY BE UNABLE TO FUND OUR SUBSTANTIAL WORKING CAPITAL REQUIREMENTS AND MAY
  NEED ADDITIONAL FUNDING SOONER THAN WE ANTICIPATE.

    We believe that the proceeds from this offering, together with anticipated cash flows from operations, will be sufficient to satisfy our working capital requirements through at least December 31, 2002. We plan to incur substantial costs over the near-term in connection with our expansion plans. We may need to seek additional financing sooner than we anticipate as a result of any of the following factors:

    - changes in our operating plans;

    - acceleration of our expansion plans;

    - lower than anticipated sales;

    - increased costs of expansion, including construction costs;

    - increased food and/or operating costs; and

    - potential acquisitions.

    Additional financing may not be available on acceptable terms or at all, although we anticipate entering into a new credit facility with Fleet Bank, N.A. If we fail to get additional financing as needed, our business, results of operations and expansion plans would likely suffer.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY DUE TO SEASONALITY AND OTHER
  FACTORS BEYOND OUR CONTROL.

    Our business is subject to seasonal fluctuations which may vary greatly depending upon the region of the United States in which a particular restaurant is located. In addition to seasonality, our quarterly and annual operating results and comparable unit sales may fluctuate significantly as a result of a variety of factors, including:

    - the amount of sales contributed by new and existing restaurants;

    - the timing of new openings;

    - labor costs for our personnel;

    - our ability to achieve and sustain profitability on a quarterly or annual basis;

    - consumer confidence and changes in consumer preferences;

    - health concerns, including adverse publicity concerning food-related illness;

    - the level of competition from existing or new competitors in the high-end segment of the restaurant industry; and

    - economic conditions generally and in each of the markets in which we are located.

    These fluctuations make it difficult for us to predict and address in a timely manner factors that may have a negative impact on our profitability.

OUR EXPANSION MAY STRAIN OUR INFRASTRUCTURE WHICH COULD SLOW RESTAURANT
  DEVELOPMENT.

    Our growth strategy will place a strain on our management systems, financial controls, and information systems. To manage our growth effectively, we must maintain the high level of quality and service at our existing and future restaurants. We must also continue to enhance our operational, information, financial and management systems and locate, hire, train and retain qualified personnel, particularly restaurant managers. We cannot predict whether we will be able to respond on a timely basis to all of the changing demands that our planned expansion will impose on management and those systems and controls. If we are not able to effectively manage any one or more of these or other aspects of our expansion, our business, financial condition, operating results or cash flows could be materially adversely affected.

WE COULD FACE LABOR SHORTAGES, INCREASED LABOR COSTS AND OTHER ADVERSE EFFECTS
  OF VARYING LABOR CONDITIONS.

    The development and success of our restaurants depend, in large part, on the efforts, abilities, experience and reputations of the general managers and chefs at such restaurants. Our inability to recruit and retain such individuals may delay the opening of new restaurants or result in higher employee turnover in existing restaurants, which could materially and adversely affect our results of operations or business. In addition, our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified employees, including restaurant managers, kitchen staff and wait staff, especially in light of our expansion schedule. Qualified individuals needed to fill these positions are in short supply and the inability to recruit and retain such individuals may delay the planned openings of new restaurants or result in high employee turnover in existing restaurants. A significant delay in finding qualified employees or high turnover of existing employees could cause our business and results of operations to suffer. Also, competition for qualified employees could require us to pay higher wages to attract sufficient qualified employees which could result in higher labor costs. In addition, increases in the minimum hourly wage, unemployment tax rates, and similar matters over which we have no control may increase our operating costs.

    The employees of two of our managed restaurants in New York, Smith & Wollensky and The Post House, are members of a union. Our collective bargaining agreements with these employees have expired, but we are in the process of executing new agreements that will not expire until September 1, 2004. The terms of these new collective bargaining agreements, as well as future collective bargaining agreements could result in increased labor costs. In addition, our failure to negotiate an agreement in a timely manner could result in an interruption of operations at those two managed locations which would materially and adversely affect our business and our results of operations.

UNANTICIPATED COSTS OR DELAYS IN THE DEVELOPMENT OR CONSTRUCTION OF OUR
  RESTAURANTS COULD PREVENT OUR TIMELY AND COST-EFFECTIVE OPENING OF NEW RESTAURANTS.

    We depend on contractors and real estate developers to construct our restaurants. Many factors may adversely affect the cost and time associated with the development and construction of our restaurants, including:

    - labor disputes;

    - shortages of materials or skilled labor;

    - adverse weather;

    - unforeseen engineering problems;

    - environmental problems;

    - construction or zoning problems;

    - local government regulations;

    - modifications in design; and

    - other unanticipated increases in costs.

    Any of these factors could give rise to delays or cost overruns which may prevent us from developing additional restaurants within our anticipated budgets or time periods or at all. Any such failure could cause our business, results of operations and financial condition to suffer.

WE MAY NOT BE ABLE TO OBTAIN AND MAINTAIN NECESSARY FEDERAL, STATE AND LOCAL
  PERMITS WHICH COULD DELAY OR PREVENT THE OPENING OF NEW RESTAURANTS.

    Our business is subject to extensive federal, state and local government regulations, including regulations relating to:

    - alcoholic beverage control;

    - the preparation and sale of food;

    - public health and safety;

    - sanitation, building, zoning and fire codes; and

    - employment and related tax matters.

    All these regulations impact not only our current operations but also our ability to open new restaurants. We will be required to comply with applicable state and local regulations in new locations into which we expand. Any difficulties, delays or failures in obtaining licenses, permits or approvals in such new locations could delay or prevent the opening of a restaurant in a particular area or reduce operations at an existing location, either of which would materially and adversely affect our growth and results of operations.

OUR PROFITABILITY IS DEPENDENT IN LARGE MEASURE ON FOOD AND SUPPLY COSTS WHICH
  ARE NOT WITHIN OUR CONTROL.

    Our profitability is dependent in large measure on our ability to anticipate and react to changes in food and supply costs. Various factors beyond our control, including climatic changes and government regulations, may affect food costs. Specifically, our dependence on frequent, timely deliveries of fresh beef, poultry, seafood and produce subjects us to the risks of possible shortages or interruptions in supply caused by adverse weather or other conditions which could adversely affect the availability and cost of any such items. While we have been able to anticipate and react to increasing food costs through purchasing practices, menu changes and price adjustments in the past, we cannot assure you that we will be able to do so in the future. The failure to react to these increases could materially and adversely affect our business and result of operations.

THE RESTAURANT INDUSTRY IS AFFECTED BY LITIGATION AND PUBLICITY CONCERNING FOOD
  QUALITY, HEALTH AND OTHER ISSUES WHICH CAN CAUSE GUESTS TO AVOID OUR RESTAURANTS AND RESULT IN LIABILITIES.

    Health concerns, including adverse publicity concerning food-related illness, although not specifically related to our restaurants, could cause guests to avoid our restaurants which would have a negative impact on our sales. We may also be the subject of complaints or litigation from guests alleging food-related illness, injuries suffered on the premises or other food quality, health or operational concerns. A lawsuit or claim could result in an adverse decision against us that could have a material adverse effect on our business and results of operations. We may also be subject to litigation which, regardless of the outcome, could result in adverse publicity. Adverse publicity resulting from such allegations may materially adversely affect us and our restaurants, regardless of whether such allegations are true or whether we are ultimately held liable. Such litigation, adverse publicity or damages could have a material adverse effect on our business, competitive position and results of operations.

THE COVENANTS CONTAINED IN OUR CREDIT FACILITY MAY LIMIT OUR ABILITY TO EXPAND
  OUR BUSINESS, AND OUR ABILITY TO COMPLY WITH THESE COVENANTS MAY BE AFFECTED BY EVENTS THAT ARE BEYOND OUR CONTROL.

    Our current credit facility with Fleet Bank, N.A. contains financial and other covenants requiring us, among other things, to maintain financial ratios and meet financial tests, and restrict our ability to incur indebtedness, pay dividends and the amount of capital expenditures that we may incur. In addition, Fleet has a first security interest in most of our personal property. Although we are required to repay the outstanding amounts under this facility in connection with this offering, we intend to obtain a new credit facility following the offering. This new facility could contain similar or more extensive covenants, restrictions and security interests. These provisions could limit our ability to expand our business, and our ability to comply with these covenants and restrictions may be affected by events beyond our control.

                         RISKS RELATED TO THIS OFFERING

THE LARGE NUMBER OF SHARES OF OUR COMMON STOCK ELIGIBLE FOR PUBLIC SALE AFTER
  THIS OFFERING COULD CAUSE OUR STOCK PRICE TO DECLINE.


    The market price of our common stock could decline as a result of sales by our existing stockholders of a large number of shares of our common stock in the market after this offering or the perception that such sales could occur. Following this offering, 1,470,096 shares of our common stock owned by non-affiliates will be eligible for sale and 2,532,058 shares of our common stock owned by our affiliates will be eligible for sale. These sales or the perception that these sales might occur could also make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.


OUR COMMON STOCK MAY NOT DEVELOP AN ACTIVE, LIQUID TRADING MARKET.

    We cannot predict the extent to which investor interest in us will lead to the development of an active trading market or the level of trading volume that will exist for our common stock after this offering. Low trading volumes may adversely affect your ability to sell your shares quickly at the market price. The initial public offering price for the shares will be determined by negotiations among us and the representatives of the underwriters. This initial price may not be indicative of prices that will prevail in the trading market.

OUR CERTIFICATE OF INCORPORATION AND BY-LAWS MAY DELAY OR PREVENT A CHANGE OF
  CONTROL TRANSACTION.

    Delaware corporate law contains, and our Amended and Restated Certificate of Incorporation and By-laws contain, provisions that could have the effect of delaying, deferring or preventing our ability to experience a change in control on terms which you may deem advantageous. These provisions include:

    - providing for a board of directors with staggered terms;

    - prohibiting stockholder action, without a meeting of stockholders, by less than unanimous written consent; and

    - establishing advance notice requirements for proposing matters to be acted upon by stockholders at a meeting.

    These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.


OWNERSHIP OF APPROXIMATELY 28.0% OF OUR OUTSTANDING COMMON STOCK BY NINE
  STOCKHOLDERS WILL LIMIT YOUR ABILITY TO INFLUENCE CORPORATE MATTERS.



    A substantial majority of our capital stock is held by a limited number of stockholders. After completion of this offering, nine stockholders, including our officers and directors and parties affiliated with or related to such persons or to us, will own approximately 28.0% of the shares of common stock outstanding. Accordingly, such stockholders will likely control major decisions of corporate policy and determine the outcome of any major transaction or other matters submitted to our stockholders or board of directors, including potential mergers or acquisitions, and amendments to our Amended and Restated Certificate of Incorporation. Stockholders other than these principal stockholders are therefore likely to have little or no influence on decisions regarding such matters.


THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY.

    Following this offering, the price at which our common stock will trade may fluctuate significantly. The public market may not agree with or accept the valuation determined in connection with this offering. In addition, the stock market has from time to time experienced significant price and volume fluctuations. The trading price of our common stock could be subject to wide fluctuations in response to a number of factors, including:

    - fluctuations in quarterly or annual results of operations;

    - changes in published earnings estimates by analysts and whether our actual earnings meet or exceed such estimates;

    - additions or departures of key personnel; and

    - changes in overall stock market conditions, including the stock prices of other restaurant companies.

    In the past, companies that have experienced extreme fluctuations in the market price of their stock have been the subject of securities class action litigation. If we were to subject to such litigation, it could result in substantial costs and a diversion of our management's attention and resources, which may have a material adverse effect on our business, financial condition and results of operations.

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

    This prospectus contains "forward looking statements." These statements may include statements regarding:

    - our business strategy;

    - adequacy of anticipated sources of funds, including the proceeds from this offering and borrowings under a new credit facility; and

    - other statements about our plans, objectives, expectations and intentions contained in this prospectus that are not historical facts.

    When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions are generally intended to identify forward looking statements. Because these forward looking statements involve risks and uncertainties, actual results could differ materially from those express or implied by these forward looking statements for a number of reasons, including those discussed under "Risk Factors" and elsewhere in this prospectus. Following this offering, we assume no obligation to update any forward looking statements contained in this prospectus, unless required by law.

                                USE OF PROCEEDS


    We estimate that the net proceeds to us from the sale of the 4,500,000 shares of common stock offered by us will be approximately $36.7 million, assuming an initial offering price of $9.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses. We will receive no proceeds from the sale of the 530,305 shares of our common stock offered by the selling stockholders.


    We intend to use the net proceeds of this offering as follows:

    - approximately $13.3 million for the development of new restaurants.

    - $12.1 million to repay all amounts outstanding as of April 2, 2001 under our senior credit facility, dated September 1, 1998, as amended, with Fleet Bank, N.A. Our interest rate under the Fleet facility is, at our option, the prime rate plus 0.625%, or 3.25% above the LIBOR rate. As of April 2, 2001, we had $11.1 million outstanding on our LIBOR rate loans at an interest rate of 8.6475% and we had $1.0 million outstanding on our revolving loan at an interest rate of 8.0%. All amounts outstanding under the Fleet facility are required to be pre-paid upon consummation of this offering. The Fleet facility includes a term loan and a revolving loan maturing in June 2002. Proceeds from the Fleet facility have been used to fund the development of our restaurants and for working capital purposes. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS--LIQUIDITY AND CAPITAL RESOURCES."

    - $10.3 million to repay all amounts outstanding under our 12.5% Senior Subordinated Note due June 29, 2006 dated June 29, 1999 held by Magnetite Asset Investors, L.L.C., in the original principal amount of $10.0 million, plus a prepayment penalty of $300,000. Amounts borrowed under the Magnetite senior subordinated note were used to repay a portion of the then outstanding advances under our Fleet credit facility and to meet working capital needs. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS--LIQUIDITY AND CAPITAL RESOURCES."


    - approximately $800,000 for working capital and $200,000 for other general corporate purposes.


    Pending these uses, we intend to invest the proceeds in investment grade, interest-bearing investments.

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our capital stock. We currently anticipate that we will retain all available funds for use in our business, and do not anticipate paying any cash dividends in the foreseeable future. In addition, our credit facility has prohibited us from paying any cash dividends without Fleet's consent, and our ability to pay dividends has also been restricted by our senior subordinated note purchase agreement with Magnetite. Our proposed new credit facility with Fleet may also restrict us from paying cash dividends. Any payment of cash dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by our board of directors, as well as approval from our lenders.

                                    DILUTION

    Our net tangible book value as of April 2, 2001 was $12.5 million or $2.77 per share of common stock, including shares of common stock issuable upon conversion of preferred stock upon consummation of this offering. After giving effect to the sale of the common stock pursuant to this offering at an assumed initial public offering price of $9.00 per share, and deducting underwriting discounts and commissions and estimated expenses of this offering, our adjusted pro forma net tangible book value at April 2, 2001, would have been $49.2 million or $5.45 per share.

    Net tangible book value per share before this offering has been determined by dividing our total tangible assets less total liabilities (excluding convertible preferred stock) by the number of shares of common shares outstanding at April 2, 2001, including shares of common stock issuable upon conversion of preferred stock upon consummation of this offering. This offering will result in an increase in net tangible book value per share of $2.68 to existing stockholders and dilution in net pro forma tangible book value per share of $3.55 to new investors who purchase common stock in this offering. Dilution is determined by subtracting pro forma net tangible book value per share from the assumed per share initial public offering price of $9.00. The following table illustrates this per share dilution:

    Assumed initial public offering price per share.............           $ 9.00
    Net tangible book value per share at April 2, 2001..........  $ 2.77
    Increase attributable to sale of shares in this offering....    2.68
    Pro forma net tangible book value per share after this
      offering..................................................           $ 5.45
                                                                           ------
    Pro forma dilution of net tangible book value per share to
      persons who purchase shares in this offering..............           $ 3.55
                                                                           ======

    The following table summarizes, on a pro forma basis as of April 2, 2001, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors:

                                                SHARES(1)              TOTAL CONSIDERATION
                                           --------------------       ----------------------   AVERAGE PRICE
                                            NUMBER     PERCENT          AMOUNT      PERCENT      PER SHARE
                                           ---------   --------       -----------   --------   -------------
Existing stockholders....................  4,532,459     50.2%        $51,710,727     56.1%       $11.41
New investors............................  4,500,000     49.8%        $40,500,000     43.9%       $ 9.00
Total....................................  9,032,459    100.0%        $92,210,727    100.0%       $10.21

------------------------

(1) Does not include 148,066 shares of common stock issuable upon the exercise of options outstanding at a weighted average exercise price of $10.65 per share, shares available for issuance under our stock option plans, or 71,988 shares issuable upon the exercise of the warrants of Magnetite Asset Investors, L.L.C. at an exercise price of $.01 per share. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--LIQUIDITY AND CAPITAL RESOURCES" and "MANAGEMENT--BENEFIT PLANS."

                                 CAPITALIZATION

    The following table sets forth our capitalization as of April 2, 2001. Our capitalization is presented:


    - on an actual basis;



    - on a pro forma basis to give effect to the automatic conversion of all outstanding shares of preferred stock to common stock which will occur upon the consummation of this offering; and



    - on an adjusted basis to give effect to the automatic conversion of all outstanding shares of preferred stock to common stock which will occur upon the closing of this offering, and our receipt of the net proceeds from the sale of 4,500,000 shares of common stock in this offering at an assumed initial public offering price of $9.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses, and after application of proceeds to the repayment of debt, including a prepayment penalty of $300,000 on the senior subordinated note.


    It excludes:

    - 148,066 shares of common stock issuable upon the exercise of options outstanding at a weighted average exercise price of $10.65 per share;


    - 71,988 shares of common stock issuable upon the exercise of the warrants issued to Magnetite Asset Investors, L.L.C. at an exercise price of $.01 per share; and


    - shares available for issuance under our stock option plans.

    See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--LIQUIDITY AND CAPITAL RESOURCES" and "MANAGEMENT--BENEFIT PLANS."


                                                                       APRIL 2, 2001
                                                              -------------------------------
                                                               ACTUAL    PRO FORMA   ADJUSTED
                                                              --------   ---------   --------
                                                                      (IN THOUSANDS)
Cash and cash equivalents...................................  $   183     $   183    $14,476
                                                              =======     =======    =======
Long-term debt, including current portion...................  $23,844     $23,844    $ 2,184
Convertible redeemable preferred stock: $.01 par value;
  5,000,000 shares authorized; 2,172,794 shares issued and
  outstanding on an actual basis; no shares issued and
  outstanding on an adjusted basis..........................   24,462           0          0
Stockholders' equity: Common stock: $.01 par value;
  10,000,000 shares authorized; 3,083,930 shares issued and
  outstanding on an actual basis; 9,032,459 shares issued
  and outstanding on an adjusted basis......................       31          45         90
Additional paid-in capital..................................    9,731      34,179     70,386
Accumulated deficit.........................................   (8,764)     (8,764)    (9,746)
                                                              -------     -------    -------
Total stockholders' equity..................................      998      25,460     60,731
                                                              -------     -------    -------
Total capitalization........................................   49,304      49,304     62,916
                                                              =======     =======    =======

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
    The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and the notes to such statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 28, 1998, January 3, 2000 and January 1, 2001, and the consolidated balance sheet data as of January 3, 2000 and January 1, 2001 are derived from our consolidated financial statements which have been audited by KPMG LLP, independent auditors, and are included elsewhere in this prospectus. The consolidated statement of operations data for the year ended December 29, 1997 and the consolidated balance sheet data as of December 29, 1997 and December 28, 1998 are derived from our consolidated financial statements which have been audited by KPMG LLP, and the consolidated statement of operations and balance sheet data for the year ended December 30, 1996 are derived from our consolidated financial statements which have been audited by Goldstein Golub Kessler LLP, none of which are included in this prospectus. The information presented below under the caption "Other Data," and the information presented below as of, and for the three months ended, April 3, 2000 and April 2, 2001, is unaudited. In the opinion of management, the unaudited consolidated financial statements, for the interim periods presented, reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and result of operations as of and for such periods indicated. Historical results are not necessarily indicative of the results to be expected in the future and results for interim periods are not necessarily indicative of results for the entire year.


                                                                                                             THREE MONTHS ENDED
                                                                      FISCAL                                ---------------------
                                          ---------------------------------------------------------------   APRIL 3,    APRIL 2,
                                            1996           1997           1998        1999        2000        2000        2001
                                          ---------      ---------      ---------   ---------   ---------   ---------   ---------
                                                                          (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
  Owned restaurant sales................  $  25,002      $  26,582      $  42,521   $  69,835   $  81,463   $  20,673   $  20,533
                                          ---------      ---------      ---------   ---------   ---------   ---------   ---------
  Cost of owned restaurant sales:
    Food and beverage costs.............      6,642          7,031         12,642      20,896      24,390       6,155       6,138
    Salaries and related benefits.......      7,230          8,019         14,005      20,826      24,728       6,179       5,757
    Restaurant operating expenses.......      4,046          3,923          7,090      10,246      12,147       3,019       2,907
    Occupancy and related expenses......      1,620          1,624          2,656       4,812       5,730       1,336       1,250
    Marketing and promotional
      expenses..........................      1,753          1,649          2,265       3,428       4,154       1,108         841
    Depreciation and amortization.......        546            429          1,310       2,550       3,029         732         742
    Charge to close owned
      restaurant(1).....................         --             --             --          --       2,423          --          --
                                          ---------      ---------      ---------   ---------   ---------   ---------   ---------
  Total cost of owned restaurant
    sales...............................     21,837         22,675         39,968      62,758      76,601      18,529      17,635
                                          ---------      ---------      ---------   ---------   ---------   ---------   ---------
  Income from owned restaurant
    operations..........................      3,165          3,907          2,553       7,077       4,862       2,144       2,898
  Management fee income.................        988          1,901          2,968       2,928       3,060         723         747
                                          ---------      ---------      ---------   ---------   ---------   ---------   ---------
  Income from owned and managed
    restaurants.........................      4,153          5,808          5,521      10,005       7,922       2,867       3,645
  General and administrative
    expenses(2).........................      3,557          5,300          6,647       7,120       8,399       2,056       2,167
  Royalty expense.......................         --              7            310         778       1,047         267         286
  Acquisition of management contract....      2,500             --             --          --          --          --          --
  Write-off of offering and financing
    costs...............................         --            647             --         504          --          --          --
                                          ---------      ---------      ---------   ---------   ---------   ---------   ---------
  Operating income (loss)...............     (1,904)          (146)        (1,436)      1,603      (1,524)        544       1,192
  Interest expense--net of interest
    income..............................       (275)          (331)          (437)     (2,191)     (3,054)       (786)       (709)
                                          ---------      ---------      ---------   ---------   ---------   ---------   ---------
  Income (loss) before income taxes.....     (2,179)          (477)        (1,873)       (588)     (4,578)       (242)        483
  Provision (benefit) for income
    taxes...............................       (116)           483            572         532         308          77         178
                                          ---------      ---------      ---------   ---------   ---------   ---------   ---------
  Net income (loss).....................     (2,063)          (960)        (2,445)     (1,120)     (4,886)       (319)        305
  Accrual of dividends and amortization
    of issuance costs on preferred
    shares..............................         --           (248)        (1,487)     (1,487)     (1,488)       (372)       (372)
  Net loss applicable to common
    shares(3)...........................  $  (2,063)     $  (1,208)     $  (3,932)  $  (2,607)  $  (6,374)  $    (691)  $     (67)
                                          =========      =========      =========   =========   =========   =========   =========
  Net loss per share basic and
    diluted.............................  $   (0.93)(4)  $   (0.51)(4)  $   (1.28)  $   (0.85)  $   (2.07)  $   (0.22)  $   (0.02)
                                          =========      =========      =========   =========   =========   =========   =========
  Weighted average shares used in
    computing net loss per share, basic
    and diluted.........................  2,222,303 (4)  2,378,092 (4)  3,079,704   3,083,930   3,083,930   3,083,930   3,083,930
                                          =========      =========      =========   =========   =========   =========   =========
Unaudited pro forma net income (loss)
  per share assuming conversion of
  preferred stock, basic and
  diluted(5)............................                                                        $   (1.08)              $    0.07
                                                                                                                        =========
Pro forma weighted average common shares
  outstanding(5):
  Basic.................................                                                        4,532,459               4,532,459
                                                                                                =========               =========
  Diluted...............................                                                        4,532,459               4,604,367
                                                                                                =========               =========
Unaudited pro forma net income (loss)
  per share assuming the repayment of
  debt and conversion of preferred
  stock, basic and diluted(6)...........                                                        $   (0.39)              $    0.10
                                                                                                =========               =========
Pro forma weighted average common shares
  outstanding(6):
  Basic.................................                                                        6,985,633               6,985,633
                                                                                                =========               =========
  Diluted...............................                                                        6,985,633               7,057,541
                                                                                                =========               =========

                                                                                                            THREE MONTHS ENDED
                                                                FISCAL                                   ------------------------
                                    ---------------------------------------------------------------      APRIL 3,       APRIL 2,
                                      1996          1997(7)         1998        1999        2000           2000           2001
                                    ---------      ---------      ---------   ---------   ---------      ---------      ---------
                                                                       (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents.......  $   1,549      $   9,638      $      --   $   2,017   $     370      $     202      $     183
  Total assets....................     20,612         44,347         58,376      64,310      63,377         64,736         64,082
  Long-term debt, including
    current portion...............      7,397          3,515         17,104      24,070      24,135         24,807         23,844
  Convertible redeemable preferred
    stock.........................         --         19,628         21,115      22,602      24,090         22,974         24,462
  Total stockholders' equity......      7,018         13,177          9,496       7,439       1,065          6,748            998

OTHER DATA:
  Average owned restaurant sales
    for units open for entire
    period........................  $   8,334      $   8,738      $   8,544   $   9,510   $   9,574      $   2,534      $   2,273
  Number of owned restaurants at
    end of period.................          3              4              7           8          10(8)           9(8)           9
  Number of managed restaurants at
    end of period.................          4              4              4           4           5              4              5
                                    ---------      ---------      ---------   ---------   ---------      ---------      ---------
  Total of owned and managed
    restaurants at end of
    period........................          7              8             11          12          15(8)          13(8)          14
                                    =========      =========      =========   =========   =========      =========      =========

  Comparable owned restaurants
    sales increase
    (decrease)(9).................        6.6%           4.9%           3.0%        5.2%        8.4%          10.1%          (5.0)%
  EBITDA(10)......................  $    (936)     $     789      $     408   $   4,759   $   2,143      $   1,424      $   2,105

Cash flows provided by (used in):
  Operating activities............  $   1,783          1,696           (781)        843       3,621           (811)           451
  Investing activities............     (5,272)       (13,455)       (22,697)     (6,303)     (5,254)        (1,721)          (327)
  Financing activities............      2,689         19,848         13,840       7,477         (14)           717           (311)


------------------------------
(1) During the fourth quarter of fiscal 2000, pursuant to the approval of the board of directors, we recorded a pre-tax charge of $2,423 representing the write-down of property and equipment and certain other assets and accrual of certain lease exit costs associated with the closure of the Maloney & Porcelli unit in Washington, D.C.

(2) General and administrative expenses includes corporate payroll and other expenditures which benefit both owned and managed units.

(3) Net loss applicable to common shares includes the net loss and the total of the accrued dividends on preferred shares and the amortization of issuance costs on preferred shares.

(4) Membership units were outstanding from January 1, 1996 through October 31, 1997. All net loss per share information has been adjusted for a three for two membership unit split and the conversion of membership units into shares of common stock on October 31, 1997. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--ROLL-UP TRANSACTIONS."


(5) All outstanding shares of preferred stock shall automatically convert to shares of common stock upon the completion of this offering. Prior to giving effect to the 2-for-3 reverse stock split of the Company's common stock, the preferred stock was convertible on a share for share basis. The unaudited pro forma financial data as of January 1, 2001 and April 2, 2001 has been prepared assuming the conversion of all the outstanding shares of preferred stock into 1,448,529 shares of common stock. Net income (loss) per share on a pro forma basis is computed in the same manner as net income (loss) per share on a historical basis except that, in the pro forma calculation all outstanding shares of preferred stock are included in the computation as if they had been converted into an equivalent number of shares of common stock as of January 4, 2000. Accordingly, the accrual of dividends and amortization of issuance costs on preferred stock for the fiscal year ended January 1, 2001 and the three months ended April 2, 2001 have been excluded.



(6) The unaudited pro forma financial data as of January 1, 2001 and April 2, 2001 has been prepared assuming the repayment of the credit facility and senior subordinated note as of January 4, 2000 from the proceeds of the issuance of 2,453,174 shares of common stock at the assumed offering price of $9.00 per share. Net income (loss) per share on a pro forma basis is computed in the same manner as net income (loss) per share on a historical basis except that, in the pro forma calculation all outstanding shares of preferred stock are included in the computation as if they had been converted into an equivalent number of shares of common stock as of January 4, 2000 and that amounts outstanding under the credit facility and senior subordinated note were repaid as of January 4, 2000. Accordingly, the accrual of dividends and amortization of issuance costs on preferred stock and interest expense and amortization of debt issuance cost related to the credit facility and the senior subordinated note for the fiscal year ended January 1, 2001 and the three months ended April 2, 2001 have been excluded. Additionally, it also excludes the non-recurring charge to write off the deferred financing costs of approximately $682,000 at April 2, 2001 related to this debt and the prepayment penalty of $300,000 on the senior subordinated note.



(7) In 1997, we received proceeds of $19.4 million from the issuance of 2,172,794 shares of convertible preferred stock. Part of these proceeds were used for the construction of the units built in 1997 and 1998.



(8) Includes the Maloney & Porcelli unit in Washington, D.C., which was opened in January 2000 and closed in January 2001, although the pre-tax charge associated with the closing of the restaurant was recorded in the fourth quarter of 2000.



(9) In calculating comparable restaurant sales, we introduce a restaurant into our comparable restaurant base once it has been in operation for 15 calendar months. Since 1999 was a 53-week fiscal year and 1998 and 2000 were 52-week fiscal years, we calculated comparable restaurant sales for those years on an average weekly basis. The periods ended April 3, 2000 and April 2, 2001 each consisted of 13 weeks.



(10) EBITDA represents net income (loss) before interest expense--net of interest income, income taxes and restaurant level depreciation and amortization and corporate level depreciation and amortization which is included in general and administrative expenses. EBITDA should not be construed as (a) as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of our operating performance, or (b) as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. EBITDA as calculated by us may be calculated differently than EBITDA for other companies. Management believes that EBITDA is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA does not take into account our debt service requirements, capital expansion, and other commitments and, accordingly, is not necessarily indicative of amounts available for the payment of dividends, reinvestment, or other discretionary uses.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the notes thereto appearing elsewhere in this prospectus.

OVERVIEW

    In 1977 the original Smith & Wollensky restaurant, which we manage, opened in New York City. By the end of 1996, we were operating or managing seven units. In 1996, in order to facilitate the expansion of our core concept, Smith & Wollensky, we acquired the rights to use the name outside of the New York metropolitan area. In December 1997, we opened our first Smith & Wollensky unit outside of New York, in Miami Beach. We accelerated the number of openings which targeted major metropolitan areas of the United States with the opening of new Smith & Wollensky units in Chicago, New Orleans and Las Vegas in 1998, Washington, D.C. in 1999 and Philadelphia in 2000. We believe that the particularly large size of these markets warranted investment in restaurants with seating capacities from 290 to 675. We plan to open three to four new
Smith & Wollensky restaurants per year for the next several years starting in 2002. We believe these new restaurants will require, on average, a total cash investment of $2.5 million to $5.0 million net of landlord contributions and excluding pre-opening expenses. See "BUSINESS--UNIT ECONOMICS."

    Starting in 1996, we implemented a plan to build our infrastructure and increase the number of our owned restaurants to position ourselves for growth. We recruited executives in the areas of operations and finance, leased additional corporate office space and began developing a system to electronically link the corporate office with the restaurants for sales and financial reporting purposes. In connection with the expansion in the number of owned restaurants, we significantly increased our advertising expenditures from 1998 through 2000 primarily to promote, through print advertisements, the new Smith & Wollensky units.

    As a result of our recent expansion, period to period comparisons of our financial results may not be meaningful. When a new restaurant opens, we typically incur higher than normal levels of food and labor costs as a percentage of sales during the first year of operations. Average sales for our eight owned units open for all of 2000 was $9.6 million. In calculating comparable restaurant sales, we introduce a restaurant into our comparable restaurant base once it has been in operation for 15 months. Because 1999 was a 53-week fiscal year and 1998 and 2000 were 52-week fiscal years, we calculated comparable restaurant sales on a weekly average for each fiscal year. The three units that we own and operate in New York, The Manhattan Ocean Club, Park Avenue Cafe and Cite, and the Smith & Wollensky units in Miami, New Orleans, Las Vegas and Chicago, had comparable restaurant sales growth of 8.4% in 2000.

    Pursuant to management contracts and arrangements, we operate, but do not own, the original Smith & Wollensky, Maloney & Porcelli, The Post House and ONEc.p.s. restaurants in New York and the Park Avenue Cafe in Chicago. See "BUSINESS--MANAGEMENT ARRANGEMENTS."

    On June 29, 1999 we entered into a senior subordinated note purchase agreement with Magnetite Asset Investors, L.L.C. which we expect to prepay with a portion of the proceeds of this offering. A portion of this senior subordinated note was used to repay $5.0 million of our Fleet credit facility. During the second quarter of 2001, we expect to incur an extraordinary charge of approximately $300,000 related to the prepayment of the Magnetite senior subordinated note. We also have outstanding $24.5 million, as of April 2, 2001, of convertible redeemable preferred stock that automatically converts into shares of common stock in connection with this offering. We are currently accruing a cumulative 6.0% dividend per year on such convertible redeemable preferred stock, and all cumulative dividends will be surrendered upon conversion. In addition, the $12.1 million, as of

April 2, 2001, outstanding under the Fleet credit facility is required to be repaid upon the consummation of the offering. See "USE OF PROCEEDS."

    Owned restaurant sales include gross sales less sales taxes and other discounts. Cost of owned restaurant sales include food and beverage costs, salaries and related benefits, restaurant operating expenses, occupancy and related expenses, marketing and promotional expenses and restaurant level depreciation and amortization. Salaries and related benefits include components of restaurant labor, including direct hourly and management wages, bonus, fringe benefits and related payroll taxes. Restaurant operating expenses include operating supplies, utilities, maintenance and repairs and other operating expenses. Occupancy and related expenses include rent, real estate taxes and other occupancy costs.

    Management fee income relates to fees that we receive from our managed units. These fees are based on a percentage of sales from the managed units, ranging from 1.5% to 6.0%. Management fee income also includes fees from Maloney & Porcelli equal to 50% of the unit's net operating cash flow generated during each fiscal year, provided that the Maloney & Porcelli owner receives a minimum amount per year ranging from $360,000 to $480,000. Management fee income from Mrs. Park's Tavern is based on revenue of the food and beverage department of the Doubletree Hotel, pursuant to the terms of our management agreement with Doubletree Partners, the contracted manager. Management fee income from ONEc.p.s. is equal to between 40% and 50% of the restaurant's cash flows, as reduced by the repayment of project costs and working capital contributions pursuant to the terms of our new management agreement with Plaza Operating Partners. See "BUSINESS--MANAGEMENT ARRANGEMENTS."

    General and administrative expenses include all corporate and administrative functions that support existing owned and managed operations and provide infrastructure to facilitate our growth. General and administrative expenses are comprised of management, supervisory and staff salaries and employee benefits, travel, information systems, training, corporate rent and professional and consulting fees. General and administrative expenses also include the depreciation of corporate-level property and equipment and the amortization of corporate intangible assets, such as goodwill, licensing agreements and management contracts.

    Royalty expense represents fees paid, pursuant to the licensing agreement with St. James Associates, based upon 2.0% of sales for restaurants utilizing the Smith & Wollensky name. See "BUSINESS--MANAGEMENT ARRANGEMENTS."

    In this prospectus, wherever we refer to a particular year, we refer to our 52- or 53-week fiscal year ending on the Monday nearest December 31, unless otherwise noted. Fiscal years ended December 30, 1996, December 29, 1997, December 28, 1998 and January 1, 2001 each consisted of 52 weeks. The fiscal year ended January 3, 2000 consisted of 53 weeks. The periods ended April 3, 2000 and April 2, 2001 each consisted of 13 weeks.

RESULTS OF OPERATIONS

    Our operating results were as follows:

                                                            FISCAL
                             ---------------------------------------------------------------------
                                    1998                     1999                     2000
                             -------------------      -------------------      -------------------
                                                    (DOLLARS IN THOUSANDS)
Consolidated Statement of
  Operations Data:
  Owned restaurant sales...  $42,521     100.0 %      $69,835     100.0 %      $81,463     100.0 %
  Cost of owned restaurant
    sales:
    Food and beverage
      costs................   12,642      29.7         20,896      29.9         24,390      30.0
    Salaries and related
      benefits.............   14,005      32.9         20,826      29.8         24,728      30.4
    Restaurant operating
      expenses.............    7,090      16.7         10,246      14.7         12,147      14.9
    Occupancy and related
      expenses.............    2,656       6.2          4,812       6.9          5,730       7.0
    Marketing and
      promotional
      expenses.............    2,265       5.4          3,428       4.9          4,154       5.1
    Depreciation and
      amortization.........    1,310       3.1          2,550       3.7          3,029       3.7
    Charge to close owned
      restaurant...........       --        --             --        --          2,423       3.0
                             -------     -----        -------     -----        -------     -----
Total cost of owned
  restaurant sales.........   39,968      94.0         62,758      89.9         76,601      94.1
                             -------     -----        -------     -----        -------     -----
Income from owned
  restaurant operations....    2,553       6.0          7,077      10.1          4,862       5.9
Management fee income......    2,968       7.0          2,928       4.2          3,060       3.8
                             -------     -----        -------     -----        -------     -----
Income from owned and
  managed restaurants......    5,521      13.0         10,005      14.3          7,922       9.7
General and administrative
  expenses.................    6,647      15.6          7,120      10.2          8,399      10.3
Royalty expense............      310       0.7            778       1.1          1,047       1.3
Write-off of offering and
  financing costs..........       --        --            504       0.7             --        --
Operating income (loss)....   (1,436)     (3.3)         1,603       2.3         (1,524)     (1.9)
Interest expense, net......     (437)      1.1         (2,191)      3.1         (3,054)      3.7
                             -------     -----        -------     -----        -------     -----
Income (loss) before income
  taxes....................   (1,873)     (4.4)          (588)     (0.8)        (4,578)     (5.6)
Provision for income
  taxes....................      572       1.4            532       0.8            308       0.4
                             -------     -----        -------     -----        -------     -----
Net income (loss)..........  $(2,445)     (5.8)%      $(1,120)     (1.6)%      $(4,886)     (6.0)%
                             =======     =====        =======     =====        =======     =====

                                          THREE MONTHS ENDED
                             --------------------------------------------
                                APRIL 3, 2000            APRIL 2, 2001
                             -------------------      -------------------
                                        (DOLLARS IN THOUSANDS)
Consolidated Statement of
  Operations Data:
  Owned restaurant sales...  $20,673      100.0 %     $20,533      100.0 %
  Cost of owned restaurant
    sales:
    Food and beverage
      costs................    6,155       29.8         6,138       29.9
    Salaries and related
      benefits.............    6,179       29.9         5,757       28.0
    Restaurant operating
      expenses.............    3,019       14.6         2,907       14.2
    Occupancy and related
      expenses.............    1,336        6.5         1,250        6.1
    Marketing and
      promotional
      expenses.............    1,108        5.3           841        4.1
    Depreciation and
      amortization.........      732        3.5           742        3.6
    Charge to close owned
      restaurant...........       --         --            --         --
                             -------     ------       -------     ------
Total cost of owned
  restaurant sales.........   18,529       89.6        17,635       85.9
                             -------     ------       -------     ------
Income from owned
  restaurant operations....    2,144       10.4         2,898       14.1
Management fee income......      723        3.5           747        3.6
                             -------     ------       -------     ------
Income from owned and
  managed restaurants......    2,867       13.9         3,645       17.7
General and administrative
  expenses.................    2,056       10.0         2,167       10.5
Royalty expense............      267        1.3           286        1.4
Write-off of offering and
  financing costs..........       --         --            --         --
Operating income (loss)....      544        2.6         1,192        5.8
Interest expense, net......     (786)      (3.8)         (709)      (3.4)
                             -------     ------       -------     ------
Income (loss) before income
  taxes....................     (242)      (1.2)          483        2.4
Provision for income
  taxes....................       77        0.3           178        0.9
                             -------     ------       -------     ------
Net income (loss)..........  $  (319)      (1.5)%     $   305       1.5%
                             =======     ======       =======     ======

THREE MONTHS ENDED APRIL 2, 2001 COMPARED TO THE THREE MONTHS ENDED APRIL 3,
  2000

    OWNED RESTAURANT SALES. Owned restaurant sales decreased $140,000, or 0.7%, to $20.5 million for the three months ended April 2, 2001 from $20.7 million for the three months ended April 3, 2000. The decrease in restaurant sales was due to a $323,000 decrease in sales from the Maloney & Porcelli in Washington, D.C., which was closed in January 2001, and a $1.0 million or 5.0% decrease in sales for our comparable owned units open for these entire periods, which decrease was primarily a result of a decrease in sales for our three owned New York units stemming from a downturn in the economy and, to a lesser extent, due to a decrease in sales at three of our owned Smith & Wollensky units. This decrease was partially offset by an increase in sales at the other two of our owned Smith & Wollensky units open for these entire periods and by $1.2 million in sales from the Smith & Wollensky in Philadelphia, which opened in June 2000.

    FOOD AND BEVERAGE COSTS.  Food and beverage costs decreased $17,000 to
$6.1 million for the three months ended April 2, 2001 from $6.2 million for the three months ended April 3, 2000. Food and beverage costs as a percent of owned restaurant sales increased to 29.9% for the three months ended April 2, 2001 from 29.8% for the three months ended April 3, 2000, primarily due to an increase in wine costs, which was partially offset by a decrease in other beverage costs.

    SALARIES AND RELATED BENEFITS. Salaries and related benefits decreased $422,000 to $5.8 million for the three months ended April 2, 2001 from $6.2 million for the three months ended April 3, 2000. Salaries and related benefits as a percent of owned restaurant sales decreased to 28.0% for the three months ended April 2, 2001 from 29.9% for the three months ended April 3, 2000. These decreases were due to the additional staffing required to support the opening of the Maloney & Porcelli unit in Washington, D.C. for the three months ended April 3, 2000, and to a reduction in payroll at certain owned units during the three months ended April 2, 2001.

    RESTAURANT OPERATING EXPENSES. Restaurant operating expenses decreased $112,000 to $2.9 million for the three months ended April 2, 2001 from $3.0 million for the three months ended April 3, 2000. Restaurant operating expenses as a percent of owned restaurant sales decreased to 14.2% for the three months ended April 2, 2001 from 14.6% for the three months ended April 3, 2000. The decrease was primarily due to certain fixed costs associated with the opening of the Maloney & Porcelli unit in Washington, D.C. in January 2000, and was partially offset by an increase in utility charges in 2001.

    OCCUPANCY AND RELATED EXPENSES. Occupancy and related expenses decreased $86,000 to $1.2 million for the three months ended April 2, 2001 from $1.3 million for the three months ended April 3, 2000. Occupancy and related expenses as a percent of owned restaurant sales decreased to 6.1% for the three months ended April 2, 2001 from 6.5% for the three months ended April 3, 2000, primarily due to the decrease in rent paid as a percentage of sales and, to a lesser extent, the Maloney & Porcelli unit which closed in January 2001.

    MARKETING AND PROMOTIONAL EXPENSES. Marketing and promotional expenses decreased $267,000 to $841,000 for the three months ended April 2, 2001 from $1.1 million for the three months ended April 3, 2000. Marketing and promotional expenses as a percent of owned restaurant sales decreased to 4.1% for the three months ended April 2, 2001 from 5.3% for the three months ended April 3, 2000, primarily due to a decrease in print advertisements.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $10,000 to $742,000 for the three months ended April 2, 2001 from $732,000 for the three months ended April 3, 2000, primarily due to approximately $302,000 of new assets put into service during the three months ended April 2, 2001.

    MANAGEMENT FEE INCOME. Management fee income increased $24,000 to $747,000 for the three months ended April 2, 2001 from $723,000 for the three months ended April 3, 2000, primarily due to an increase of $45,000 in fees relating to the management agreement for ONEc.p.s., which began operating in the third quarter of 2000. This was partially offset by a decrease in fees from the other managed units.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $111,000 to $2.2 million for the three months ended April 2, 2001 from $2.1 million for the three months ended April 3, 2000. General and administrative expenses as a percent of owned restaurant sales increased to 10.5% for the three months ended April 2, 2001 from 10.0% for the three months ended April 3, 2000.

General and administrative expenses includes corporate payroll and other expenditures which benefit both owned and managed units. The increase was primarily due to an increase in public relations related expenditures.

    ROYALTY EXPENSE. Royalty expense increased $19,000 to $286,000 for the three months ended April 2, 2001 from $267,000 for the three months ended April 3, 2000, primarily due to a net increase in sales from the Smith & Wollensky units of $1.4 million.

    INTEREST EXPENSE--NET OF INTEREST INCOME. Interest expense, net of interest income, decreased $77,000 to $709,000 for the three months ended April 2, 2001 from $786,000 for the three months ended April 3, 2000, primarily due to prime rate decreases for amounts outstanding under our senior credit facility.

    PROVISION FOR INCOME TAXES. The tax provision represents federal and certain state and local taxes, based upon the Company's best estimate of the effective tax rate anticipated for the full year.

2000 COMPARED TO 1999

    OWNED RESTAURANT SALES. Owned restaurant sales increased $11.7 million, or 16.6%, to $81.5 million in 2000 from $69.8 million in 1999. The increase in restaurant sales was due to $2.6 million in sales from a full year of operations for the Smith & Wollensky in Washington, D.C., which opened in 1999, $4.9 million in sales derived from the two restaurants opened in 2000, and a $4.2 million or 8.4% increase in sales for our comparable owned units open for these entire periods, which increase was primarily a result of an increase in sales for the Smith & Wollensky units in Miami, Chicago, New Orleans and Las Vegas, offset by a decrease in sales at the three owned New York units.

    FOOD AND BEVERAGE COSTS. Food and beverage costs increased $3.5 million to $24.4 million in 2000 from $20.9 million in 1999. Food and beverage costs as a percent of owned restaurant sales increased to 30.0% in 2000 from 29.9% in 1999, primarily due to the opening of Maloney & Porcelli in Washington, D.C., which was subsequently closed in January 2001, and the Smith & Wollensky in Philadelphia. We experienced higher than normal food and beverage costs as a percent of sales at these two new restaurants as a result of initial startup inefficiencies and a lower revenue base. It is common for new restaurants to experience this in the first six months of operations. Generally, as the unit matures and revenues increase, operating efficiency is expected to improve and the food and beverage costs as a percent of sales for that unit are expected to decrease.

    SALARIES AND RELATED BENEFITS.  Salaries and related benefits increased
$3.9 million to $24.7 million in 2000 from $20.8 million in 1999. Salaries and related benefits as a percent of owned restaurant sales increased to 30.4% in 2000 from 29.8% in 1999, primarily due to the salaries for Maloney & Porcelli in Washington, D.C., which unit was subsequently closed, and to a lesser extent the Smith & Wollensky in Philadelphia. Additional staffing was required during the first six months to support the opening of the two new units in 2000. Generally, as the unit matures, staffing will be reduced through efficiencies and salaries and related benefits as a percent of sales will decrease due to the lower staffing requirement and higher revenue base.

    RESTAURANT OPERATING EXPENSES. Restaurant operating expenses increased $1.9 million to $12.1 million in 2000 from $10.2 million in 1999. Restaurant operating expenses as a percent of owned restaurant sales increased to 14.9% in 2000 from 14.7% in 1999, primarily due to certain fixed costs associated with the openings of the Maloney & Porcelli unit in Washington, D.C. and the Smith & Wollensky unit in Philadelphia, and to a lesser extent, the increase in utility charges and repairs and maintenance expenditures for the units that were open prior to 2000.

    OCCUPANCY AND RELATED EXPENSES. Occupancy and related expenses increased $918,000 to $5.7 million in 2000 from $4.8 million in 1999. Occupancy and related expenses as a percent of owned restaurant sales increased to 7.0% in 2000 from 6.9% in 1999, primarily due to the increase in rent paid as a percentage of sales for the Smith & Wollensky unit in Chicago and the two new units opened in 2000.

    MARKETING AND PROMOTIONAL EXPENSES. Marketing and promotional expenses increased $726,000 to $4.2 million in 2000 from $3.4 million in 1999. Marketing and promotional expenses as a percent of owned restaurant sales increased to 5.1% in 2000 from 4.9% in 1999, primarily due to an increase in full-page print advertisements related to the new units opened in 2000.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $479,000 to $3.0 million in 2000 from $2.6 million in 1999, primarily due to approximately $4.4 million of new assets put into service during 2000 principally relating to the two new units opened in 2000.

    CHARGE TO CLOSE OWNED RESTAURANT. In the fourth quarter of 2000, pursuant to the approval of the board of directors, a decision was made to close the Maloney & Porcelli unit in Washington, D.C. in January 2001. In 2000, we recorded a pretax charge of $2.4 million representing the write-down of property and equipment and certain other assets and accrual of lease exit costs associated with the closure.

    MANAGEMENT FEE INCOME.  Management fee income increased $132,000 to
$3.1 million in 2000 from $2.9 million in 1999, primarily due to an increase of $66,000 in fees from Maloney & Porcelli in New York and to $54,000 in fees relating to the management agreement for ONEc.p.s., which began operating in the third quarter of 2000.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $1.3 million to $8.4 million in 2000 from $7.1 million in 1999. General and administrative expenses as a percent of owned restaurant sales increased to 10.3% in 2000 from 10.2% in 1999. General and administrative expenses includes corporate payroll and other expenditures which benefit both owned and managed units. General and administrative expenses as a percent of owned and managed restaurant sales increased to 6.3% in 2000 from 5.9% in 1999. This increase was primarily due to an increase in corporate management necessary to facilitate the expansion plan and to train personnel required for the opening of additional units, which resulted in additional payroll and related benefits of approximately $929,000, advertising and public relations expense of $221,000 and additional travel expense of approximately $77,000.

    ROYALTY EXPENSE. Royalty expense increased $269,000 to $1.0 million in 2000 from $778,000 in 1999, primarily due to an increase in sales from the Smith & Wollensky units of $11.2 million.

    INTEREST EXPENSE--NET OF INTEREST INCOME. Interest expense, net of interest income, increased $863,000 to $3.1 million in 2000 from $2.2 million in 1999, primarily due to prime rate increases and additional amounts outstanding under our senior credit facility, the $10.0 million outstanding under our senior subordinated note and the $1.0 million senior revolving credit facility.

    PROVISION FOR INCOME TAXES. The tax provision represents federal alternative minimum tax and certain state and local taxes. A benefit has not been provided for deferred tax assets due to the uncertainty of their realization.

1999 COMPARED TO 1998

    OWNED RESTAURANT SALES. Owned restaurant sales increased $27.3 million, or 64.2%, to $69.8 million in 1999 from $42.5 million in 1998. The increase in restaurant sales was due to $21.6 million in sales from a full year of operations for the three units that opened in 1998, $3.2 million in sales derived from the Smith & Wollensky in Washington, D.C. which opened in 1999, and a $2.5 million or 5.2% increase in sales for our comparable owned units open for these entire periods, which increase was primarily a result of an increase in sales for the Smith & Wollensky in Miami and Cite, offset by a decrease for The Manhattan Ocean Club and Park Avenue Cafe.

    FOOD AND BEVERAGE COSTS. Food and beverage costs increased by $8.3 million to $20.9 million in 1999 from $12.6 million in 1998. Food and beverage costs as a percent of owned restaurant sales increased to 29.9% in 1999 from 29.7% in 1998, as a result of the new Smith & Wollensky unit opening. In the first six months of new restaurant operations, it is common to experience higher than normal food and beverage costs as a percent of sales as a result of initial startup inefficiencies and a lower revenue base. Generally, as the unit matures and revenues increase, the efficiencies will improve and the food and beverage costs as a percent of sales for that unit tend to be comparable to mature unit results.

    SALARIES AND RELATED BENEFITS. Salaries and related benefits increased by $6.8 million to $20.8 million in 1999 from $14.0 million in 1998. Salaries and related benefits as a percent of owned restaurant sales decreased to 29.8% in 1999 from 32.9% in 1998, primarily due to the cost efficiencies achieved at the Smith & Wollensky units in Miami, Chicago, New Orleans and Las Vegas, offset by the additional staffing required during the first six months to support the opening of the new Smith & Wollensky unit in Washington, D.C. in 1999.

    RESTAURANT OPERATING EXPENSES. Restaurant operating expenses increased $3.1 million to $10.2 million in 1999 from $7.1 million in 1998. Restaurant operating expenses as a percent of owned restaurant sales decreased to 14.7% in 1999 from 16.7% in 1998, as a result of the cost efficiencies achieved at the Smith & Wollensky units in Miami, Chicago, New Orleans and Las Vegas. This was offset by the opening of the new Smith & Wollensky unit in Washington, D.C. in 1999. In the first six months of new restaurant operations, it is not uncommon to experience higher than normal restaurant operating costs as a percent of sales related to the opening of a new unit.

    OCCUPANCY AND RELATED EXPENSES. Occupancy and related expenses increased $2.1 million to $4.8 million in 1999 from $2.7 million in 1998. Occupancy and related expenses as a percent of owned restaurant sales increased to 6.9.% in 1999 from 6.2% in 1998, primarily due to a full year of occupancy and related expenses in 1999 for the Smith & Wollensky units in Las Vegas and Chicago, and to the new unit that opened in 1999.

    MARKETING AND PROMOTIONAL EXPENSES. Marketing and promotional expenses increased $1.1 million to $3.4 million in 1999 from $2.3 million in 1998, primarily due to an increase in print advertisements related to the new Smith & Wollensky units opened in 1998 and 1999. Marketing and promotional expenses as a percent of owned restaurant sales decreased to 4.9% in 1999 from 5.4% in 1998.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $1.3 million to $2.6 million in 1999 from $1.3 million in 1998 as result of the addition of approximately $21.6 million of new assets put into service throughout 1998 relating to the construction of the new Smith & Wollensky units and the $5.9 million of new assets put into service in 1999 relating to the construction of the new Smith & Wollensky in Washington, D.C.

    MANAGEMENT FEE INCOME.  Management fee income decreased $40,000 to
$2.9 million in 1999 from $3.0 million in 1998, primarily due to a decrease of $94,000 in fees from Maloney & Porcelli in New York and partially offset by an increase of $40,000 in fees from the Smith & Wollensky in New York.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $473,000 to $7.1 million in 1999 from $6.6 million in 1998, primarily due to an increase in corporate management necessary to facilitate the expansion plan. General and administrative expenses includes corporate payroll and other expenditures which benefit both owned and managed units. General and administrative expenses decreased as a percent of restaurant sales to 10.2% in 1999 from 15.6% in 1998, primarily due to the distribution of general and administrative expenses over an increasing revenue base. General and administrative expenses as a percent of owned and managed restaurant sales decreased to 5.9% in 1999 from 7.5% in 1998.

    ROYALTY EXPENSE. Royalty expense increased $468,000 to $778,000 in 1999 from $310,000 in 1998, primarily due to a full year of revenue at the Smith & Wollensky units opened throughout 1998 as well as the Smith & Wollensky in Washington, D.C. which opened in 1999.

    INTEREST EXPENSE--NET OF INTEREST INCOME. Interest expense, net of interest income, increased $1.8 million to $2.2 million in 1999 from $437,000 in 1998, and relates directly to the amounts outstanding under our credit facility and the $10.0 million outstanding under our senior subordinated note.

    PROVISION FOR INCOME TAXES. The tax provision represents federal alternative minimum tax and certain state and local taxes. A benefit has not been provided for deferred tax assets due to the uncertainty of their realization.

RISK RELATED TO CERTAIN MANAGEMENT AGREEMENTS AND LEASE AGREEMENTS


    We are subject to various covenants and operating requirements in certain of our management agreements and lease agreements that, if not complied with or otherwise met, provide for the right of the other party to terminate these agreements. With respect to lease agreements, we are currently in default at two of our restaurants, namely Cite and Park Avenue Cafe which could result in our inability to operate these restaurants at their current locations. See "BUSINESS--PROPERTIES." With respect to management agreements, we are subject to a right of the other party to terminate, at any time, the agreement relating to ONEc.p.s., and we will be in default under our agreement relating to Park Avenue Cafe/Mrs. Park's Tavern upon the consummation of this offering which could result in the loss of management fee income from these restaurants. See "BUSINESS--MANAGEMENT AGREEMENTS." The following table sets forth a summary of the total income from owned and managed restaurants for the year ended
January 1, 2001 and for the three months ended April 2, 2001:


   INCOME FROM OWNED AND MANAGED RESTAURANTS:
    (in thousands)

                                                                         FOR THE THREE MONTHS
                                               FOR THE YEAR ENDED                ENDED
                                                 JANUARY 1, 2001             APRIL 2, 2001
                                               -------------------       ---------------------
OWNED RESTAURANTS:
  Cite.......................................  $ 1,699        13.9%      $   347          9.3%
  Park Avenue Cafe...........................    1,093         9.0%          162          4.3%
  Income from other Owned Restaurants........    6,352        52.0%        2,496         66.5%
MANAGED RESTAURANTS:
  Park Avenue Cafe/Mrs. Park's Tavern........      290         2.4%           60          1.6%
  ONEc.p.s. .................................       54(1)      0.4%           45          1.2%
  Income from other Managed Restaurants......    2,716        22.3%          642         17.1%
                                               -------       -----       -------        -----
                                                12,204       100.0%        3,752        100.0%
                                                             =====                      =====
Maloney & Porcelli--Washington, D.C.(2)......   (4,282)                     (107)
                                               -------                   -------
Total Income from Owned and Managed
  Restaurants................................  $ 7,922                   $ 3,645
                                               =======                   =======

------------------------

(1) Represents management fee income for the approximate 15 weeks that the restaurant was open during Fiscal 2000.

(2) During January 2001, we closed the Maloney & Porcelli unit in Washington, D.C. pursuant to the approval of the board of directors during the fourth quarter of Fiscal 2000. The loss from operations of $4,282 for Fiscal 2000 includes a charge to close the owned restaurant of $2,423. This unit will not continue to contribute to income from operations and therefore is being shown separately.

    We plan to open three to four new Smith & Wollensky restaurants per year for the next several years starting in 2002. Therefore, we believe that the figures in the table above will continue to decrease as a percentage of Income from Owned and Managed Restaurants over time.

LIQUIDITY AND CAPITAL RESOURCES

    We have funded our capital requirements in recent years through cash flow from operations, a private placement of preferred stock, the sale of subordinated notes and bank debt. Net cash provided by operating activities amounted to $843,000 in 1999, $3.6 million in 2000 and $451,000 for the three months ended April 2, 2001, and we used cash of $781,000 in 1998.

    Net cash provided by financing activities was $13.8 million and $7.5 million for 1998 and 1999, respectively, and net cash used in financing activities was $14,000 in 2000 and $311,000 for the three months ended April 2, 2001. In June 1999 we received $10.0 million from the sale of the Magnetite senior subordinated note.

    We used cash primarily to fund the development and construction of new restaurants. Net cash used in investing activities was $22.7 million, $6.3 million, $5.3 million and $327,000 for 1998, 1999, 2000 and for the three months ended April 2, 2001, respectively.

    Expected cash use for Maloney & Porcelli in Washington, D.C., the unit we closed in January 2001, will be approximately $322,000, representing lease exit and related costs through the end of 2001. This estimate is based on the premise that we will be able to sublease or assign the property by the end of 2001. If the premises are subleased or assigned either prior to or after the end of the year, our estimated cash use will be impacted accordingly. If we are unable to sublease or assign this property by the end of 2001, the remaining lease commitment, from 2002, will be $1.8 million through August 2009. This amount would have to be charged to operations in future periods if we are unable to sublease or assign this property.

    Total capital expenditures are expected to be approximately $1.8 million in 2001, of which $327,000 was expended during the first quarter, and $13.3 million in 2002. Our current expansion plans call for the opening of three to four new units per year for the next several years starting in 2002. We intend to develop restaurants that will require, on average, a total cash investment of $2.5 million to $5.0 million net of landlord contribution and excluding pre-opening costs. See "BUSINESS--UNIT ECONOMICS."

    We may require additional capital to fund our expansion plans after fiscal 2002 which we would seek to obtain through commercial borrowings or the private or public issuance of debt or equity securities.

    We entered into a revolving credit facility with Fleet on September 1, 1998, as amended on June 8, 1999, June 29, 1999, February 29, 2000 and March 21, 2001. We may borrow up to a maximum of $12.2 million under the credit facility for restaurant construction, of which a maximum of $5.0 million may be used for working capital. We may select a rate of interest at the prime rate plus 0.625% or 3.25% above the LIBOR rate. Amounts outstanding under the credit facility must be repaid upon consummation of this offering. Revolving loans in an amount up to $12.2 million outstanding under the credit facility converted to a three-year term loan on January 15, 2000. On February 29, 2000, we obtained a $1.0 million revolving credit facility, which we drew down in March 2000. The credit facility is secured by a first security interest in most of our personal property. The credit facility is guaranteed by all of our subsidiaries. The credit facility prohibits the payment of dividends. We are in the process of negotiating a new credit facility with Fleet. At January 3, 2000 and during Fiscal 2000, we were not in compliance with certain quarterly and year end financial covenants, which include, the consolidated fixed charge coverage ratio, consolidated EBITDA and minimum rolling four quarter EBITDA. On
March 21, 2001, Fleet amended this agreement in order to waive all applicable covenant violations for fiscal 1999 and 2000, amend existing financial covenants and provide for an additional financial covenant related to capital expenditures. We were in compliance with the amended financial covenants for the three months ended April 2, 2001.

    On June 29, 1999, we entered into a senior subordinated note purchase agreement with Magnetite. In connection with such purchase agreement, we issued a $10.0 million senior subordinated note bearing interest at 12.5%. The senior subordinated note is due in June 2006, but we plan to prepay the note with the proceeds of this offering at a 3% prepayment premium. The Magnetite senior subordinated note is guaranteed by all of our subsidiaries, but is not secured. The note purchase agreement contains restrictions on our ability to incur indebtedness and pay dividends. In addition, in connection with such financing, we issued Magnetite warrants to purchase up to 71,988 shares of our common stock at an exercise price of $.01 per share. Magnetite has piggyback registration rights with respect to the common stock underlying the warrant, which rights have been waived. At January 3, 2000 and during Fiscal 2000, we were not in compliance with certain quarterly and year end financial covenants, which include the consolidated fixed charge coverage ratio, consolidated EBITDA and the consolidated leverage financial covenants. On March 21, 2001, Magnetite amended this agreement in order to waive all applicable covenant violations for Fiscal 1999 and 2000 and amend all existing financial covenants. We were in compliance with the amended financial covenants for the three months ended April 2, 2001.

    In 1997, we assumed certain liabilities from two bankrupt corporations in connection with the acquisition of our lease for the Smith & Wollensky in Miami. Pursuant to the terms of the bankruptcy resolution, we are obligated to make quarterly and annual payments over a six-year period. These obligations bear interest at rates ranging from 9.0% to 12.0%. The aggregate outstanding balance of such liabilities was approximately $425,000 on January 1, 2001 and $330,000 as of April 2, 2001. In addition, we assumed a mortgage on the Miami property that requires monthly interest and principal payments, expires in June 2004, and bears interest at 10.5% per year. In addition, we assumed a loan payable to a financing institution that requires monthly payments through the year 2014 and bears interest at 7.67% per year. The aggregate balance of the mortgage and loan payable was approximately $1.9 million on January 1, 2001 and April 2, 2001.

    We experienced a decrease in sales, primarily in the owned New York units, due to a downturn in the economy during the first quarter of 2001. If the current downturn in the economy were to continue or worsen, we may experience further decreases in sales. If further decreases occur, we would attempt to reduce certain payroll and operating expenses in order to minimize the impact on our financial condition and results of operations.


    We believe that the proceeds from this offering, together with anticipated cash flow from operations, will be sufficient to satisfy our working capital and capital expenditure requirements through at least December 31, 2002. We do not have a definitive quantified plan with respect to the use of the $800,000 of the net proceeds of this offering for working capital or the $200,000 of the net proceeds of this offering for general corporate purposes. As a result, our management will have broad discretion with respect to the use of those proceeds, and investors will be relying on the judgement of our management regarding the application of those proceeds. We plan to incur substantial costs over the near term in connection with our expansion program. Changes in our operating plans, acceleration of our expansion plans, lower than anticipated sales, increased expenses, potential acquisitions or other events may cause us to seek additional financing sooner than anticipated. Additional financing may not be available on acceptable terms, or at all, although we anticipate entering into a new credit facility with Fleet. Failure to obtain financing as needed could have a material adverse effect on our business and results of operations.


SEASONALITY

    Our business is seasonal in nature depending on the region of the United States in which a particular restaurant is located, with revenues generally being less in the third quarter than in other quarters due to reduced summer volume. As we continue to expand in other locations, the seasonality pattern may change.

INFLATION

    Components of our operations subject to inflation include food, beverage, lease and labor costs. Our leases require us to pay taxes, maintenance, repairs, insurance, and utilities, all of which are subject to inflationary increases. We believe inflation has not had a material impact on our results of operations in recent years.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We have exposure to market risk as a result of changing interest rates. Our policy is to manage market risk through a combination of fixed and floating rate debt. We do not hold or issue financial instruments for trading purposes and do not use derivative financial instruments. The qualitative and quantitative information presented below describes significant aspects of our financial instrument programs that have material market risk as of January 1, 2001.

                                            EXPECTED MATURITY DATE FOR FISCAL YEAR ENDED                   FAIR VALUE
                            ----------------------------------------------------------------------------   JANUARY 1,
                              2001       2002       2003       2004       2005     THEREAFTER    TOTAL        2001
                            --------   --------   --------   --------   --------   ----------   --------   -----------
                                                              (DOLLARS IN THOUSANDS)
Debt
  Long-term variable
    rate..................   $1,805    $10,468        --          --       --             --    $12,273      $12,273
    Average interest
      rate................                                                                        10.1%
  Long-term fixed rate....      230        217       180       1,005       49         10,181     11,862        9,196
    Average interest
      rate................                                                                        11.9%
                                                                                                -------      -------
Total debt................                                                                      $24,135      $21,469
                                                                                                =======      =======

EFFECT OF NEW ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In
June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133, an Amendment of SFAS No. 133," which delayed the required implementation of SFAS No. 133 such that we adopted this standard on January 2, 2001. In June 2000, the FASB issued SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities, an Amendment of SFAS No. 133," to amend SFAS No. 133 and provide guidance on the implementation of SFAS No. 133. Our adoption of these statements had no impact on our financial position and results of operations.

    In December 1999, the staff of the United States Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," as amended by SAB 101A and SAB 101B ("SAB 101"). SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidelines for disclosure related to revenue recognition policies. SAB 101 is required to be implemented in the fourth quarter of 2000. We reviewed SAB 101 and determined we are in compliance with its provisions.

QUARTERLY RESULTS

    We anticipate our quarterly operating results will fluctuate significantly as a result of a variety of factors, including the timing of new restaurant openings and related expenses, profitability of new restaurants, increases or decreases in comparable restaurant sales, general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors, vacation schedules and weather conditions. In the past, we have experienced significant variability in preopening costs from quarter to quarter. These fluctuations are primarily a function of the timing of restaurant openings. We typically incur the most significant portion of preopening costs associated with a given restaurant within the three months immediately preceding the opening of the restaurant. In addition, our experience to date has been that labor and direct and occupancy costs associated with a newly opened restaurant are materially higher during the ramp-up phase than what can be expected after such time, both in aggregate dollars and as a percentage of restaurant sales. Accordingly, the volume and timing of new restaurant openings in any quarter has had and is expected to continue to have a significant impact on quarterly preopening costs and labor and direct and occupancy costs.

PROPERTIES

    We lease restaurant and office facilities and real property under operating leases expiring in various years through 2024. As of January 1, 2001, our future minimum lease payments of our headquarters and restaurants are as follows:
2001--$4.6 million; 2002--$4.8 million; 2003--$5.0 million; and
thereafter--$65.3 million. In addition, certain leases contain contingent rental provisions based upon the sales of the underlying restaurants.

                                    BUSINESS

    We are a developer, owner and operator of high-end, high-volume restaurants in the United States. Our core concept is Smith & Wollensky, a classic American restaurant. We believe Smith & Wollensky is a recognized brand name in the upscale segment of the restaurant industry. We currently operate 14 restaurants, nine of which we own and five of which we manage. We own six of the seven
Smith & Wollensky restaurants we operate. We believe that each of our restaurants provides a fine dining experience, offering distinctive high quality food, creative menus, an extensive wine selection and exceptional customer service accompanied by attractive design and decor. We believe that our Smith & Wollensky restaurant concept has broad national appeal and that, as a result, we have significant opportunities to expand our business.

    In 1977, the original Smith & Wollensky restaurant, which we manage, opened in New York City. Three years later, we developed The Post House, which we currently manage, a distinctive steak and chop house with an American theme. In 1984, we opened the Manhattan Ocean Club, an upscale seafood restaurant, and in 1989, we opened Cite, a Parisian grand-cafe style restaurant. The Park Avenue Cafe concept, begun in 1992, combines country-style new American cuisine in a cafe atmosphere, while Maloney & Porcelli, which we developed in 1996 and which we manage, presents updated classic American cuisine. In 2000, we helped to develop ONEc.p.s., an American brasserie in the Plaza Hotel in New York, which we manage. Our owned and managed restaurants have received local and national dining awards, including the Distinguished Restaurants of North America "DiRoNA Award" and WINE SPECTATOR'S "Grand Award."

    Our owned restaurants were originally owned by a series of partnerships and limited liability companies under a common control group. In August 1995, The New York Restaurant Group, LLC, our predecessor entity, was formed as a holding company for these operating entities. In January 1996, we and the operating entities entered into a group of related roll-up transactions pursuant to which the owners of the operating entities transferred their equity interests or operating assets to us for cash or membership interests. Our current corporate entity was formed in October 1997 as a result of a merger with the predecessor limited liability company. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS-- ROLL-UP TRANSACTIONS."

    For the year ended January 1, 2001, the average sales for our five owned Smith & Wollensky restaurants open for the full period were $10.0 million. The average sales for our six owned Smith & Wollensky restaurants for the three months ended April 2, 2001 were $2.5 million. Sales for the year ended
January 1, 2001 for the managed Smith & Wollensky restaurant in New York were $26.7 million, of which we received $615,000 as a management fee, and sales for the three months ended April 2, 2001 were $6.4 million, of which we received $147,000 as a management fee. For the year ended January 1, 2001, average sales for all of our eight owned restaurants open for the full period were $9.6 million. The average sales for all of our nine owned restaurants for the three months ended April 2, 2001 were $2.3 million.

OPERATING STRATEGY

    We believe that the key to our future success is our Smith & Wollensky restaurant concept that is focused on the high-end segment of the restaurant industry. To achieve our goal, we are pursuing the following operating strategies:

    PURSUE DISCIPLINED RESTAURANT GROWTH. Our core competency is the creation and development of Smith & Wollensky restaurants which serve distinctive cuisine within the upscale segment of the dining market. Our restaurants have seating capacities between 290 and 675 seats. We plan to leverage this core competency by opening three or four new Smith & Wollensky restaurants each year beginning in 2002 in new geographic regions. To the extent that we open new restaurants in metropolitan areas which are smaller than our current locations, we expect that such restaurants would have smaller seating capacities.

    FOCUS ON PROMINENT LOCATIONS. We believe that the locations of our restaurants are critical to our long-term success, and we devote significant time and resources to analyzing each prospective site. In general, we prefer to open restaurants on attractive, high-profile sites near central business districts within larger metropolitan areas. In addition to carefully analyzing demographic information for each prospective site, we consider factors such as visibility, traffic patterns, accessibility, adequacy of parking facilities, tourist volume, local competition, and proximity to shopping areas, office towers, parks and hotels.

    MAINTAIN STRONG UNIT ECONOMICS. We intend to maintain our unit margins as a result of high per unit sales volumes coupled with effective cost controls. For the year ended January 1, 2001, sales for our five owned Smith & Wollensky restaurants open for the full period averaged $10.0 million. Sales for our six owned Smith & Wollensky restaurants for the three months ended April 2, 2001 averaged $2.5 million. Our cash investment for each of our Smith & Wollensky restaurants opened since 1997, net of landlord contributions, averaged approximately $7.2 million, excluding pre-opening costs. Our cash investment for our Smith & Wollensky restaurants, excluding our two largest units, net of landlord contributions, averaged approximately $5.1 million, excluding pre-opening costs.

    COMMITMENT TO SUPERIOR QUALITY FOOD AND WINE. We believe that a primary element of our appeal to our customers is our reputation for quality menus, the creative presentation of carefully prepared food and our extensive wine selection. To maintain our exacting standards, nationally renowned chef David Burke serves as our Corporate Executive Chef to oversee menu development and implementation and to monitor ongoing quality control at all of our restaurants. In addition, we employ a chef at each of our restaurants who ensures the quality of the food served and creates signature menu items unique to that restaurant. Our restaurants feature USDA prime grade beef, dry-aged on the premises, top-quality seafood and the quality ingredients available, purchased daily in local marketplaces. Each of our restaurants bake some of their own bread on the premises and features highly trained pastry chefs who prepare a range of traditional desserts and special confections.

    Our commitment to fine wines is evident in our extensive inventory for all of our restaurants of approximately 2,400 listings and an aggregate of over 104,000 bottles of wine. Each restaurant has its own wine steward, who is supported at the corporate management level by our wine department.


    CAPITALIZE ON BRAND AWARENESS AND CUSTOMER LOYALTY. We believe that our significant investment in marketing and advertising programs has contributed to what we believe is a national awareness of our Smith & Wollensky restaurants. Our marketing strategy is designed to build a regular customer base, enhance a stronger identity and name recognition for our Smith & Wollensky restaurants, and generate positive word-of-mouth advertising. We have implemented this strategy through the use of advertising, promotional activity and cross-marketing of our restaurants. We run full-page advertisements in leading national publications, including THE NEW YORK TIMES, FORBES and FORTUNE. We also employ limited radio and cable television advertising. In addition, we hold creative promotional events such as "Wine Week," a popular semi-annual event, restaurant opening galas and concierge dinners. See "--MARKETING, ADVERTISING AND PROMOTIONS."


    PROVIDE EXCEPTIONAL CUSTOMER SERVICE. We are committed to providing our customers attentive and professional service by employees trained to exceed guests' expectations. We believe that our brand recognition, high unit sales volume and high average checks enable us to attract talented managers, chefs and wait staff. Each restaurant is staffed with an experienced team of managers, kitchen personnel and wait staff, many of whom have a long tenure with us. Our general managers have at least 12 years of work experience in the restaurant industry. Restaurant personnel are instructed in areas of restaurant management, including food quality and preparation, wine selection, customer service and beverage service. In addition, our ability to offer opportunities for promotion and training by experienced managers enhances our recruiting and training efforts. We believe our low rate of employee turnover contributes to consistent quality and attentive customer service.

    PROVIDE STRONG MANAGEMENT SUPPORT. Our senior management team, comprised of Alan Stillman, James Dunn, Alan Mandel and Eugene Byrne, has an average of
28 years of experience in the restaurant industry, has opened numerous restaurants and is highly experienced in the creation and implementation of restaurant concepts. This team is responsible for managing site selection, operations, systems design and implementation, staff hiring and training and administration. Alan Stillman, our Chief Executive Officer, who has been with us for over 20 years, has been creating restaurant concepts for over 30 years, including T.G.I. Friday's and our other restaurant concepts. James Dunn, our President and Chief Operating Officer, has 20 years of experience operating restaurants, including responsibility for opening and operating five House of Blues, eight Hard Rock Cafe and three Chart House restaurants. Our restaurant general managers, most of whom are drawn from our restaurant personnel, have an average tenure with us of over 14 years, and all of them have worked in the restaurant industry for at least 12 years. In addition to our general managers, we currently employ approximately 220 restaurant managers and believe they will be a substantial source of managerial talent as we expand.

THE SMITH & WOLLENSKY CONCEPT

    The Smith & Wollensky concept, a dining experience which provides high quality entrees in an upscale environment, was started in 1977 with the opening of the first Smith & Wollensky restaurant in New York City. The Smith & Wollensky restaurant in New York typifies our approach and has been described by GOURMET as the "quintessential New York steakhouse." The essential elements of the Smith & Wollensky concept are:

    CRITICALLY ACCLAIMED FOOD. We strive to provide our customers with the best quality cuisine. To maintain our exacting standards and to provide continuity among all our restaurants, David Burke serves as our Corporate Executive Chef. Chef Burke is nationally recognized for his culinary talents. In 1996, he received the first Auggie Award from the Culinary Institute of America and was one of six recipients of the Robert Mondavi Culinary Award of Excellence. In 1997 he was named Chef of the Year by CHEF magazine and in 1998 he was named Chef of the Year by Vatel Club.

    Smith & Wollensky restaurants feature USDA prime grade beef served in generous portions. Unlike most other high-end restaurants, each Smith & Wollensky restaurant dry ages and butchers its beef on the premises. During this dry aging process, which takes three to four weeks to complete, the beef generally loses approximately 10% to 20% of its weight. Although the dry aging process is expensive and time consuming, we believe it produces a more flavorful and tender steak than alternative processes.

    Our menu also offers the highest quality seafood, including three- to thirteen-pound lobsters, fish, veal, lamb and poultry. Freshly baked bread is served as well. Complementing our substantial main courses, our dessert menu features traditional desserts such as pecan pie and cheesecake as well as other specialized confections prepared on location by our highly trained pastry chefs.

    EXTENSIVE WINE SELECTION. Fine wine is an integral part of the Smith & Wollensky dining experience. Smith & Wollensky restaurants boast an extensive wine inventory over 61,000 bottles, and our Smith & Wollensky in New York, which has over 17,000 bottles of wine, received WINE SPECTATOR'S "Grand Award" each year from 1987 through 1994 and WINE SPECTATOR'S "Award of Excellence" from 1995 through 2000. Additionally, our Smith & Wollensky in New York won the Distinguished Restaurants of North America "DiRoNA Award" in 1992, given to restaurants in business for more than three years that exemplify the highest standards for food, beverage service and atmosphere. Our nationally acclaimed wine programs, such as "Wine Week," have been written about extensively by THE NEW YORK TIMES and WINE SPECTATOR.

    DISTINCTIVE DESIGN AND DECOR. We believe that a unique decor is essential to the creation of a fine dining experience for the customer. Each of our Smith & Wollensky restaurants has a decor that features hardwood floors, polished brass and dark wood accents and authentic folk-art from 1900-1940 Americana. Menus are presented under glass in stained wooden frames, while blackboards located around the dining rooms display signature menu items and daily specials. Each restaurant's exterior, complete with traditional awnings, incorporates Smith & Wollensky's signature green and white colors. In addition to the distinctive decor, our Smith & Wollensky restaurants feature a design layout which creates small dining areas and enhances efficiency. Our large square footage is broken into small areas which create a more private dining experience while maintaining a large seating capacity. In order to ensure the hottest food and most efficient service, each Smith & Wollensky restaurant has kitchens located on each floor. This flexible design allows us to close off sections of our restaurants, and thus reduce operating costs, during non-peak hours.

    We also offer customers a chance to view our chefs in action. Each Smith & Wollensky, other than the Smith & Wollensky located in Philadelphia, has a "kitchen table" in a glass-enclosed area inside of the main kitchen. Customers at the kitchen table can eat, drink wine and watch our expert chefs prepare dinner. Additionally, each of our Smith & Wollensky locations, other than the Smith & Wollensky located in Philadelphia, offers outdoor dining.

    WOLLENSKY'S GRILL. Each Smith & Wollensky also incorporates a Wollensky's Grill, a more informal alternative which offers menu selections similar to those offered at Smith & Wollensky in smaller, lower-priced portions, as well as hamburgers and sandwiches. Wollensky's Grill provides flexibility for Smith & Wollensky, and the two dining areas have the ability to expand and contract relative to one another to accommodate customer demand. Wollensky's Grill generally has a separate entrance and offers expanded late-night hours. A Wollensky's Grill typically seats up to 125 customers.

    BANQUET FACILITIES. All of our owned Smith & Wollensky restaurants have dedicated banquet facilities. These facilities host numerous events which generate higher per-person average checks than do our restaurants. In addition to these dedicated banquet facilities, all of our Smith & Wollensky restaurants have the capacity to host banquets and parties, and all of our Smith & Wollensky restaurant locations have separate banquet managers that coordinate these special events.

    LOCATIONS.

       NEW YORK. The initial Smith & Wollensky, which opened in October 1977, is located in midtown Manhattan within blocks of many major hotels and office buildings. The Smith & Wollensky in New York was the third largest independent restaurant in terms of sales in 1999, according to RESTAURANTS & INSTITUTIONS, a leading industry magazine. Thomas Hart is the general manager in New York and has been with the restaurant for 25 years. Victor Chavez is the chef in New York and has been with the restaurant for 24 years. This location has a seating capacity of 480. For the year ended January 1, 2001, sales totaled $26.7 million, and for the three months ended April 2, 2001, sales totaled $6.4 million. We manage the Smith & Wollensky in New York under a management arrangement, pursuant to which we receive a management fee equal to 2.3% of all restaurant sales. See "--MANAGEMENT ARRANGEMENTS."

       MIAMI. The Smith & Wollensky in Miami, which opened in December 1997, is located in South Beach overlooking Fisher's Island and downtown Miami. Arthur Forgette is our general manager in Miami and has been with us since we opened this location. Robert Mignola is our chef in Miami and has been with us for 9 years. This location has a seating capacity of
       670. For the year ended January 1, 2001, sales totaled $9.8 million, and for the three months ended April 2, 2001, sales totaled $3.3 million.

       CHICAGO. The Smith & Wollensky in Chicago, which opened in April 1998, is located near the city's central business district and overlooks the Chicago River. Our Chicago restaurant takes advantage of its location with an outdoor bar and dining area open in the spring and summer months. Patrick Norton is our general manager in Chicago and has been with us for 15 years. Hans Aeschbacher is our chef in Chicago and has been with us since we opened this location. This location has a seating capacity of
       610. For the year ended January 1, 2001, sales totaled $14.3 million, and for the three months ended April 2, 2001, sales totaled $2.4 million.

       NEW ORLEANS. The Smith & Wollensky in New Orleans, which opened in October 1998, is in the city's central business district, near the French Quarter. The site of our New Orleans restaurant is a registered National Landmark and features outdoor dining in keeping with the character of the French Quarter. Greg Francis is our general manager in New Orleans and Robert Bruce is our chef in New Orleans, and both have been with us since we opened this location. This location has a seating capacity of 375. For the year ended January 1, 2001, sales totaled $4.7 million, and for the three months ended April 2, 2001, sales totaled $1.3 million.

       LAS VEGAS.  The Smith & Wollensky in Las Vegas, which opened in
       December 1998, is located on the famous Las Vegas strip across from major hotels such as the Bellagio, New York/New York, and the Monte Carlo and is within walking distance of the MGM Grand, Paris, Paris and Aladdin Hotels. Smith & Wollensky in Las Vegas was named "Best Steak House of Las Vegas, Nevada" for 1999 by the LAS VEGAS REVIEW-JOURNAL. Michael Feighery is our general manager in Las Vegas and has been with us for 15 years. John Piccolino is our chef in Las Vegas and has been with us since we opened this location. This location has a seating capacity of 675. For the year ended January 1, 2001, sales totaled $15.6 million, and for the three months ended April 2, 2001, sales totaled $5.1 million.

       WASHINGTON, D.C. The Smith & Wollensky in Washington, D.C., which opened in July 1999, is located on 19th Street in the central business district. Darren McDonald is our general manager in Washington, D.C. and has been with us for 12 years. Thomas Elbershary is our chef in Washington, D.C. and has been with us for 7 years. This location has a seating capacity of
       340. For the year ended January 1, 2001, sales totaled $5.8 million, and for the three months ended April 2, 2001, sales totaled $1.4 million.

       PHILADELPHIA. The Smith & Wollensky in Philadelphia, which opened in June 2000, is located in Rittenhouse Square. Pat English is our general manager and has been with us for 8 years. Tim Flaherty is our chef and has been with us for six years. This location has a seating capacity of
       290. For the year ended January 1, 2001, sales totaled $3.1 million, and for the three months ended April 2, 2001, sales totaled $1.2 million.

GROWTH STRATEGY


    Our objective is to leverage our experience in developing and operating high-end restaurants by expanding our Smith & Wollensky restaurant concept into new markets. At the same time, we plan to increase our existing restaurant operations as we build upon and increase what we believe is our reputation for providing an exceptional dining experience and high-quality food.



    PURSUE DISCIPLINED RESTAURANT GROWTH IN NEW MARKETS. Opening Smith & Wollensky restaurants in new markets is the lead concept in our growth and expansion strategy. Our expansion strategy calls for opening three or four new restaurants for the next several years beginning in 2002 in carefully selected markets. To the extent we open new restaurants in metropolitan areas that are smaller than our current locations, we anticipate that those new restaurants would have fewer seats than our existing restaurants. As we open new Smith & Wollensky restaurants, we intend to convey the concept of our New York-based restaurant in decor, menu and atmosphere, while maintaining a flexible and fresh design that can be readily adapted to accommodate particular geographic regions. Since December 1997, we have opened six new Smith & Wollensky restaurants in major metropolitan areas throughout the United States, including our most recent unit which opened in June 2000 in Philadelphia. We have signed a lease for a site in Boston with approximately 22,000 square feet and we are currently considering sites in Dallas, Orlando, Scottsdale and Houston.


    In general, we prefer to open our restaurants on attractive, high-profile sites and/or near central business districts within larger metropolitan areas. Typically, prior to opening a new restaurant our management team carefully analyzes demographic information for each prospective site, such as visibility, traffic patterns, accessibility, whether parking facilities exist near the site, proximity to shopping areas, hotels, office towers or parks, tourist volume, local competition, gross revenues of such competition and average household income levels. After reviewing all of the relevant information, management will rate the city in terms of whether or not it is an appropriate location for a high-end restaurant generally, and specifically, a Smith & Wollensky.

    We seek long-term leases providing for substantial development or rent contributions from our landlords or real estate developers in exchange for a minimum rent equal to the greater of a market-based minimum annual rent or a percentage of annual gross sales above a stipulated minimum. We also evaluate opportunities to purchase existing restaurant sites that satisfy our selection criteria. Use of such sites can significantly reduce construction costs, shorten the time required to open a new restaurant and ultimately increase return on investment.

    We have developed a restaurant opening program and team designed to optimize the performance of our new restaurants. The team includes a general manager, training manager, purchasing manager, beverage manager and chef/kitchen manager. Restaurant managers typically complete a three to six month training program, and the senior managers of our established restaurants spend up to three months at each of the new restaurants in order to ensure quality control. See "--RESTAURANT OPERATIONS AND MANAGEMENT."

    GROW AND DEVELOP EXISTING RESTAURANTS. Since December 1997, we have opened six Smith & Wollensky restaurants. Our experience has shown that our restaurants take between 15 and 36 months to achieve expected company-wide targeted levels of performance. Our new restaurants are currently in various stages of the ramp-up phase, and we believe incremental revenue and restaurant level operating profitability can be realized from each of these restaurants as they continue to develop.

    LEVERAGE CENTRALIZED OPERATIONS TO INCREASE PROFITABILITY. We have established a central corporate infrastructure to manage our restaurants through which we seek to take advantage of volume discounts and the allocation of fixed costs over a larger revenue base. All of our restaurants report daily through a point-of-sale system which allows us to monitor our revenues, costs, inventory and other operating statistics. See "--RESTAURANT OPERATIONS AND MANAGEMENT." As we continue our expansion, we will seek to take advantage of even greater volume discounts.


    EXPAND RETAIL OFFERINGS AND DEVELOP BRANDED MERCHANDISE. We have developed a comprehensive merchandising strategy to reinforce and capitalize on what we believe is a distinctive upscale brand image built on the quality and name recognition of our Smith & Wollensky restaurants. At our Smith & Wollensky restaurants and on our website, www.smithandwollensky.com, the information on which is not part of this prospectus, we now offer selected products for sale under the Smith & Wollensky brand name, including custom steak knives, dry-aged steaks, steak sauces and cookbooks. Sales of items incorporating the Smith & Wollensky name will be subject to the payment of a royalty to St. James Associates. See "--SERVICE MARKS AND TRADEMARKS."


UNIT ECONOMICS

    While we seek to develop high profile locations that create a distinctive dining experience, we are able to maintain unit operating margins due to high sales volumes coupled with effective cost controls. For the year ended
January 1, 2001, average sales for our five owned Smith & Wollensky restaurants open for the full period were $10.0 million. Average sales for our six owned Smith & Wollensky restaurants for the three months ended April 2, 2001 were $2.5 million. For the year ended January 1, 2001, sales for the Smith & Wollensky restaurant in New York, which we manage and which has been operating since 1977, totaled $26.7 million, of which we received $615,000 as a management fee, and for the three months ended April 2, 2001, sales totaled $6.4 million, of which we received $147,000 as a management fee. Our average cash investment, net of landlord contributions, was approximately $7.2 million for our six owned Smith & Wollensky restaurants opened since 1997, excluding pre-opening costs. Our cash investment for our Smith & Wollensky restaurants, excluding our two largest units, net of landlord contributions, averaged approximately
$5.1 million, excluding pre-opening costs. We expect that in the future our cash investment, net of landlord contributions will range from $2.5 million to $5.0 million per unit excluding pre-opening costs.

OUR OTHER RESTAURANT CONCEPTS

    In addition to Smith & Wollensky, we have developed several other restaurant concepts.

    THE POST HOUSE. The Post House, which opened in August 1980, is located on the upper east side of Manhattan in the Lowell Hotel. It is a distinctive steak and chop house in a dining setting with an American theme. The Post House was ranked as "One of the Top 10 Restaurants in America" by WINE SPECTATOR in 1996, received WINE SPECTATOR'S "Award of Excellence" from 1989 through 2000 and won the "DiRoNA Award" from the Distinguished Restaurants of North America in 1996. John Hagan is the general manager at The Post House and has been with the restaurant for 20 years. Andres Tzul is the chef at The Post House and has been with the restaurant for eight years. The Post House has a seating capacity of
175. For the year ended January 1, 2001, sales totaled $6.0 million, and for the three months ended April 2, 2001, sales totaled $1.4 million. We manage the Post House pursuant to a written management agreement for which we receive a fee of 6% of gross revenues of the Post House. See "--MANAGEMENT ARRANGEMENTS."

    THE MANHATTAN OCEAN CLUB. The Manhattan Ocean Club, which opened in New York in January 1984, is an upscale seafood restaurant offering the freshest fish and shellfish available. The menu offers classic presentations of seafood, as well as more modern interpretations. Desserts, prepared on the premises, are presented table side from antique glass-enclosed pastry carts. The extensive wine list, focusing on the great white wine producing regions of the world, complements its seafood menu and has received WINE SPECTATOR'S "Award for Excellence" from 1991 to 2000. The Manhattan Ocean Club's interior decor, separated into two dining levels by a circular metal stairway, has white walls, wood railings, dark green marble floors and well-appointed tables. More than 50 Picasso-signed Vallauris ceramics are exhibited in wall niches throughout the restaurant. The Manhattan Ocean Club received the "DiRoNA Award" from the Distinguished Restaurants of North America in 1998. Located just south of Central Park, the Manhattan Ocean Club draws its clientele from the luxury hotels, residences, shopping areas and office towers surrounding its midtown Manhattan location. Samuel Pack is our general manager at The Manhattan Ocean Club and has been with us for 28 years. Jonathan Parker is our chef at The Manhattan Ocean Club and has been with us for 12 years. The Manhattan Ocean Club has a seating capacity of 235. For the year ended January 1, 2001, sales totaled $8.4 million, and for the three months ended April 2, 2001, sales totaled
$1.7 million.

    CITE. Cite opened in New York in December 1989 as a Parisian grand cafe style restaurant with Parisian brasserie decor. The adjacent Cite Grill offers a lower-priced, more casual alternative to the main dining room. Cite's menu is a streamlined version of the menu of an American brasserie, with dishes ranging from steak frite to crab cakes. The selection at Cite Grill is similar to Cite, with the addition of simple bistro favorites. Cite has a popular wine promotion program. Each night after 8:00 p.m., Cite offers a selection of four complimentary wines as part of a prix fixe dinner menu. Cite received the Distinguished Restaurants of North America "DiRoNA Award" in 1995. Cite has also received, each year from 1990 through 2000, the "Award of Excellence" from WINE SPECTATOR. Michael Hart is our general manager at Cite and has been with us for 21 years. David Amorelli is our chef at Cite and has been with us for 10 years. Cite has a seating capacity of 375. For the year ended January 1, 2001, sales totaled $9.9 million, and for the three months ended April 2, 2001, sales totaled $2.2 million.

    PARK AVENUE CAFE. Park Avenue Cafe opened in New York in February 1992 and in Chicago in October 1994. Park Avenue Cafe is a country-style restaurant offering New American cuisine in a "cafe" atmosphere. Corporate Executive Chef Burke's innovative menu includes Pastrami Smoked Salmon and the trademarked Park Avenue Cafe Swordfish Chop. In 1997, Park Avenue Cafe won the Distinguished Restaurants of North America "DiRoNA Award," and in 1994 through 2000, Park Avenue Cafe won WINE SPECTATOR'S "Award of Excellence." The setting at Park Avenue Cafe is informally decorated with an American folk art motif. Park Avenue Cafe in New York is located on the upper east side of Manhattan. Park Avenue Cafe in New York includes the Townhouse, a dedicated banquet facility, which is located adjacent to the main restaurant and seats up to 50 guests.

Christophe Thomas is our general manager at Park Avenue Cafe in New York and has been with us for one year. Neil Murphy is our chef at Park Avenue Cafe in New York and has been with us for three years. The Park Avenue Cafe in New York has a seating capacity of 210. For the year ended January 1, 2001, sales totaled $8.2 million, and for the three months ended April 2, 2001, sales totaled
$1.8 million. The Park Avenue Cafe in Chicago is located in a Doubletree Hotel and provides room service and banquet services at the Doubletree Hotel. In addition, this restaurant also manages Mrs. Park's Tavern. The sales data for this location, which includes room service sales, is based solely on reports provided by Doubletree Hotel and are not subject to our system of internal controls. Enver Arslanoglu is the general manager at Park Avenue Cafe in Chicago and has been with the restaurant for one year. Thomas Belanger is the chef at Park Avenue Cafe in Chicago and has been with the restaurant for three years. The Park Avenue Cafe and Mrs. Park's Tavern in Chicago have a combined seating capacity of 458. For the year ended January 1, 2001, sales totaled
$6.3 million, and for the three months ended April 2, 2001, sales totaled
$1.1 million. We manage the Park Avenue Cafe in Chicago and Mrs. Park's Tavern pursuant to a written sub-management agreement for which we receive a fee based on a percentage of certain financial targets. See "--MANAGEMENT ARRANGEMENTS."

    MALONEY & PORCELLI. Maloney & Porcelli, which opened in New York in September 1996, is located in midtown Manhattan and highlights Corporate Executive Chef David Burke's creative approach to food, featuring updated classic American cuisine. This restaurant won USA TODAY'S award for Top Dish of 1997 for its Crackling Pork Shank. Maloney & Porcelli also won WINE SPECTATOR'S "Award of Excellence" from 1997 to 2000 and was "Tops for Business Lunch" in 1998, according to GOURMET. Kevin Dillon is the general manager at Maloney & Porcelli and has been affiliated with us for 20 years. Patrick Vaccariello is the chef at Maloney & Porcelli has been affiliated with us for seven years. Maloney & Porcelli also has dedicated banquet facilities located on its third floor where its hosts numerous events. This location has a seating capacity of
410. For the year ended January 1, 2001, sales totaled $11.5 million, and for the three months ended April 2, 2001, sales totaled $2.7 million. We manage Maloney & Porcelli pursuant to a written restaurant management agreement for which we receive a fee of 3.0% of all restaurant sales plus certain other amounts. See "--MANAGEMENT ARRANGEMENTS." In January, 2000, we opened a
Maloney & Porcelli in Washington, D.C. On January 10, 2001, we closed this restaurant due to low sales volume.

    ONEC.P.S. ONEc.p.s., which opened in September 2000, is located in the Plaza Hotel. In September 2000, Alan Stillman and Chef David Burke teamed up with the world-renowned Plaza Hotel and designer Adam Tihany to open an American brasserie in the Plaza Hotel in New York. While enjoying new twists on classic bistro faire, diners are surrounded with unobstructed, dramatic views of Central Park, the Grand Army Plaza and the reconstruction of the original Edwardian Room. Andrew Reed is the general manager at ONEc.p.s. and has been affiliated with us for four years. Scott Ubert is the chef at ONEc.p.s. and has been affiliated with us for eight years. ONEc.p.s. has a seating capacity of 190. For the year ended January 1, 2001, sales totaled $1.4 million, and for the three months ended April 2, 2001, sales totaled $1.1 million. We manage ONEc.p.s. pursuant to a written restaurant management agreement for which we receive a fee of 4% of all restaurant sales plus certain other amounts. See "--MANAGEMENT ARRANGEMENTS."

MARKETING, ADVERTISING AND PROMOTIONS


    For the past 20 years, the goal of our marketing strategy has been to build a loyal customer base, to enhance what we believe is the strong identity and name recognition of our restaurants, to generate positive word-of-mouth advertising and to create opportunities to cross-promote our restaurants. In order to attract new customers, we focus primarily on print advertising, but also employ limited radio and television advertising. We achieve national as well as local exposure through our print campaign. Advertisements for our restaurants have appeared in national publications and magazines such as THE NEW YORK TIMES, THE NEW YORK TIMES MAGAZINE, FORBES, THE NEW YORKER, FORTUNE, SENIOR GOLFER, DEPARTURES and various airline magazines. We also employ local advertising media. In Miami, Chicago,

New Orleans and Las Vegas, for example, our restaurants receive significant exposure on airport dioramas, allowing us to take advantage of the influx of tourists into these areas.


    We believe that our commitment to advertising sets us apart from other upscale restaurants, and that our advertising expenditures are substantially greater than that of comparable high-end restaurants. We also take advantage of opportunities to cross-promote our restaurants by publishing advertisements and marketing materials featuring all of our restaurants as a group.

    Not only do we advertise directly to the general public, but we also offer specific customer services which have the potential for repeated referrals. Our restaurants host parties for the concierges of nearby hotels which are designed to enhance each restaurant's name recognition and reputation for quality and service, thereby encouraging concierge recommendations. Additionally, our wait staff selectively provides complimentary food and drinks to customers, further developing customer loyalty.

    We are continually strengthening our name recognition and brand identity, particularly in new markets. In conjunction with restaurant openings, we host dinners, lunches and cocktail parties for various civic, philanthropic and charitable organizations. For example, in Miami Beach in 1997, we held the 25th anniversary party for the 1972 undefeated Miami Dolphin football team. This event was covered by the local television stations and appeared on the front page of THE MIAMI HERALD. In Las Vegas in December 1998, we hosted the Andre Agassi Foundation party at our newly opened Smith & Wollensky.

    We also host Wine Week, which we started in 1986. Wine Week has evolved into "National Wine Weeks" which we hold twice a year, usually in September and March. Our restaurants sponsor wine tastings at lunch each day for the entire week where wine makers are invited to represent their wineries and to serve and discuss their wines with customers. These events enhanced our restaurants' reputations for dedication to maintaining superior quality wine lists. Additionally, in the summer of 1999, we held wine dinners called "Summer of the Grape" as off-season promotions in Miami and New Orleans. Our other promotions include cigar or scotch events as well as dinners hosted by nationally renowned chefs. We believe that our promotions build customer loyalty and increase future sales at our restaurants.

    We maintain a public relations department in order to continually promote our restaurants through print, television and radio. We have received wide coverage in all of these media including through Pinnacle on CNN, Life Styles of the Rich and Famous, full page stories in THE NEW YORK TIMES, THE NEW YORK TIMES MAGAZINE, and multiple stories in FOOD AND WINE, BUSINESS WEEK, FORBES and numerous local newspapers. We have been named "The Quintessential New York Steakhouse" by GOURMET, "A Steakhouse To End All Arguments" by THE NEW YORK TIMES, and in 1999 we were selected as the "Best Steak House of Las Vegas, Nevada" by the LAS VEGAS REVIEW--JOURNAL.

RESTAURANT OPERATIONS AND MANAGEMENT

    We believe that our high unit sales volume and portfolio of concepts allow us to attract, compensate and maintain high-quality, experienced restaurant management and personnel. We believe we have a low rate of staff turnover for the restaurant industry. Professional, efficient and attentive service is integral to our overall success. Each of our restaurants is operated as an independent facility with each restaurant's general manager exercising discretion and playing a key role in its success. The general managers in our restaurants have an average tenure with us of over 14 years. During training, restaurant personnel are instructed in areas of restaurant management, including food quality and preparation, wine selection, customer service, beverage service, quality and cost controls and employee relations. Restaurant general managers are also provided with operations manuals relating to food and beverage preparation and operation of restaurants. These manuals are designed to ensure that we will provide uniform operations in each of our restaurants, consistently high-quality products and service and proper accounting for restaurant operations.

    We have developed a restaurant opening program and team designed to optimize the performance of our new restaurants. The team includes a general manager, training manager, purchasing manager, beverage manager and chef/kitchen manager. Restaurant managers typically complete a three to six month training program, and the senior managers of our established restaurants spend up to three months at each of the new restaurants in order to ensure quality control. Management believes it is imperative for new managers to spend much of their training period side by side with managers in existing operations in order to gain critical insight into day to day operations and overall management philosophy. The director of operations and the local restaurant manager interview all staff on site. Chefs are brought to New York for training prior to an opening, and periodically are given the opportunity to work at other locations under the supervision of our award-winning chefs. The director of management information systems typically stays at each new location for three weeks to ensure that all accounting and management information systems are fully operational. We also coordinate our marketing, advertising and promotional program to support new restaurant openings while at the same time building national brand recognition.

    New wait staff at our restaurants participate in approximately three weeks of training during which time they work under the close supervision of the restaurant's management. Wait staff are trained and tested on proper service technique, wine and food knowledge, customer satisfaction and point-of-sale system usage.

PURCHASING

    Our ability to maintain consistent quality throughout our restaurants depends in part upon our ability to acquire food products and related items from reliable sources in accordance with our specifications. To ensure continuity of pricing and quality throughout all of our restaurants, we maintain full time on-premise stewards at each restaurant who are supported by a corporate purchasing department.

    We attempt to maintain a consistent food and beverage cost as a percentage of sales through a variety of means. We have gained a great knowledge of trends and fluctuations in the pricing of our key commodities based on our 23 years of experience. While we do not believe most market conditions warrant purchasing long-term pricing contracts on our primary items, we do consistently contract or lock into volume commitments. We lock pricing and volume availability on key items such as beef and shrimp, which represent the largest percentage of our food cost. Although we do not have a single source of supply for any particular food item and we believe that adequate alternative sources of supply are readily available, these alternative sources might not provide as favorable terms to us as our current suppliers when viewed on a long-term basis. In addition, we believe we are able to achieve cost savings through purchasing restaurant items such as glass, china, silver, utensils and similar items and equipment and some food items for our restaurants from the same suppliers.

    Each of our restaurants also has an in-store beverage manager and wine steward who is supported by our corporate wine department. The majority of our wine is purchased in local markets by the wine steward at each individual restaurant in order to tailor wine selections to customer preferences, market availability and menu/wine pairing. We have several national programs with wineries creating pricing programs to support local purchasing.

    We devote considerable attention to controlling food costs. We make use of information technology and each of our restaurants' point-of-sale system, providing us with precise information on daily sales and inventory needs, thus reducing our need to carry large quantities of food inventory. This cost management system is complemented by our ability to obtain volume-based discounts. Additionally, as we open additional restaurants, we expect to be able to take further advantage of volume discounts and other cost savings.

MANAGEMENT ARRANGEMENTS

    Pursuant to our management arrangements, we provide new restaurant concept design, construction, staff training, menu development, administration, managerial and operating services to the restaurants we manage.


    SMITH & WOLLENSKY. We manage the Smith & Wollensky restaurant in New York pursuant to a management agreement with St. James Associates. The agreement continues until terminated by the parties in accordance with the terms of the agreement described below. Pursuant to the management agreement, we provide management services to the Smith & Wollensky restaurant in New York in exchange for a fee of 2.3% of all restaurant sales. Smith & Wollensky Operating Corp., an entity controlled by Mr. Stillman, is one of the two general partners, and is also a limited partner of St. James Associates. The other general partner may terminate the agreement if we fail to manage and market the restaurant in the same manner as has been done since the opening of the restaurant in 1977, and do not cure our failure within 30 days after notice from the other general partner. In addition, the other general partner may terminate the agreement if we fail to prepare and deliver financial statements to St. James Associates each month, and do not cure our failure within three days after notice from the other general partner. Additionally, under the terms of the agreement, the other partner of St. James Associates may terminate the agreement and replace us with any person, firm or corporation which the other general partner chooses, within 60 days of receipt by St. James Associates of financial statements indicating that restaurant sales, available funds or gross profit margins fall below defined levels, if we cease to be operated and directed by Mr. Stillman, whether by death, incapacity, retirement or otherwise. The levels for any quarter that are set by the agreement in that event are restaurant sales less than $5.3 million, available funds less than $1.4 million, or gross profit margins less than 70%. The levels for any trailing four quarters that are set by the agreement in that event are restaurant sales less than $25 million, available funds less than $7 million, or gross profit margins less than 72%. The other general partner of St. James Associates can also terminate the agreement if there is a sale of the restaurant or of all of the partnership interests in St. James Associates. These termination rights do not include the right to terminate the trade name license. See "--SERVICE MARKS AND TRADEMARKS."


    THE POST HOUSE. We manage The Post House in the Lowell Hotel, and the food and beverage service for the Lowell Hotel, pursuant to a written restaurant management agreement. The agreement expires on January 23, 2003. Pursuant to The Post House agreement, we provide operating services for The Post House in exchange for a fee of 6.0% of gross revenues of The Post House. The Post House agreement may be terminated by either party upon one year's notice. Additionally, The Post House agreement may be terminated by the owners under some circumstances upon notice to us, including if we are adjudicated bankrupt or insolvent, upon 30 days notice to us if there is a sale of the restaurant, upon six months notice to us if the owner enters into a joint venture in the operation of the restaurant with a third party, or if the owner enters into certain financing arrangements. In addition, if we, or any of our successors cease, substantially to perform our duties and responsibilities (including maintaining the current general atmosphere and administering cost controls) under this agreement to the owners' satisfaction in their sole and absolute discretion, or if we materially injure the owner's reputation or business, the owner may terminate upon 30 days notice.

    MALONEY & PORCELLI. We manage Maloney & Porcelli in New York pursuant to a written restaurant management agreement. The agreement continues so long as the tenant occupies the premises for the operation of a restaurant. We own the rights to the name Maloney & Porcelli and can use the name anywhere outside of a five mile radius of the New York Maloney & Porcelli. We are not obligated to pay a royalty or fee outside of New York. We paid $1.5 million for the right to provide management services to Maloney & Porcelli, for which we receive a fee of 3.0% of all restaurant sales, plus a sum equal to the lesser of (i) 50% of operating cash flow or (ii) cash flow minus sums to be retained by the owner of Maloney & Porcelli pursuant to the Maloney & Porcelli agreement. The amounts to be retained by Maloney & Porcelli increase from $300,000 in 1999, $360,000 in years 2000 through 2003 and $480,000 in 2004 and each year thereafter. The Maloney & Porcelli agreement grants us the right to manage Maloney & Porcelli so long as its owner occupies the premises for the operation of a restaurant. The Maloney & Porcelli agreement may be terminated by the owner upon 30 days notice to us of certain defaults, including our failure to perform our duties and responsibilities under the agreement, gross negligence, reckless disregard of the interests of the owner, violations of law which materially injure the business of the restaurant or the reputation of the owner, or our failure to pay the amounts to be retained by the owner as described above. We have an option to purchase all of the assets of Maloney & Porcelli at any time before July 1, 2001, at a price of $7.5 million, with the amount increasing by $1.0 million each year thereafter up to a maximum amount of $10.5 million at anytime on or after June 30, 2004, subject to the owner's right to preempt the purchase option by paying us an amount equal to the scheduled purchase price. Additionally, we have a right of first refusal, should the owner receive an offer to sell Maloney & Porcelli.

    PARK AVENUE CAFE IN CHICAGO. We also operate the Park Avenue Cafe in Chicago, Mrs. Park's Tavern and the other services of the food and beverage department of the Doubletree Hotel in Chicago pursuant to a written sub-management agreement. The sub-management agreement expires on the earlier of December 31, 2004 or the termination of the hotel management agreement between the owner of the Doubletree Hotel, Chicago HSR Limited Partnership and Doubletree Partners, which expires on December 31, 2010. We receive a fee of
(a) 1.5% of the total revenue of the food and beverage department, plus
(b) 17.5% of the profits of the food and beverage department in excess of scheduled financial targets, plus (c) 5.0% of hotel profits in excess of scheduled financial targets. Either party may terminate the sub-management agreement if financial conditions are not met. Doubletree Partners may terminate the sub-management agreement upon 30 days notice if our beneficial ownership interests are transferred to any entity which is not owned more than 20% by Alan Stillman and of which Alan Stillman himself is not the Chief Executive Officer. We will be in default with respect to this requirement upon the consummation of this offering. If this default occurs, it could result in a termination of this sub-management agreement, which would result in the loss of any further management fee income from the Doubletree Hotel, which could have an adverse effect on our financial condition and results of operations. In addition, Doubletree Partners may terminate the agreement if we fail to allow the Doubletree Hotel to use the names "Park Avenue Cafe" and "Mrs. Park's Tavern," if we fail to make a payment under the agreement after 10 days notice, if we are otherwise in default of our obligations under the agreement after 30 days notice, or if we are subject to certain events of bankruptcy or insolvency.

    ONEC.P.S. We are the guarantor of a management agreement between Plaza Operating Partners, Ltd., and Parade 59 Restaurant, LLC, an entity we control. The agreement expires on September 12, 2010. Pursuant to the ONEc.p.s. management agreement, we manage the ONEc.p.s. restaurant located in the Plaza Hotel, New York. We paid $500,000 for the right to provide these management services, for which we receive a base management fee of 4% of the gross revenues recognized from the services provided at ONEc.p.s. plus an additional fee of 50% of the restaurant's cash flows, as reduced by the repayment of project costs and working capital contributions. The base management fee is payable on a current basis only to the extent there is sufficient cash flow after all operating expenses have been accrued. To the extent that there is not sufficient cash flow, payment of the base management fee is carried forward without interest from one year to the next, but the owner of the restaurant has no liability for such non-payment. The ONEc.p.s. agreement may be terminated by Plaza Operating Partners at any time immediately upon notice to us, due to the fact that pre-opening costs exceeded $5.25 million, although Plaza Operating Partners has indicated to us that they do not have any present intention to terminate the management agreement. Termination of the management agreement would result in the loss of any further management fee income from ONEc.p.s., which could have an adverse effect on our financial condition and results of operations. See

"RISK FACTORS--OUR MANAGEMENT AGREEMENT WITH THE OWNER OF ONEC.P.S. MAY BE TERMINATED AT ANY TIME." In addition, if the funds in the working capital account have been expended, and insufficient funds exist to pay operating expenses, the agreement may be terminated by either party upon notice. Plaza Operating Partners may also terminate the agreement if we fail to achieve applicable performance goals, if we are subject to certain events of bankruptcy or insolvency, if the individual who directs the daily operations of the tenant or has overall control and decision making authority of the tenant is replaced other than in the ordinary course of business or in connection with the merger, consolidation or other transfer of any direct or indirect interest in the tenant, or at any time upon 90 days notice to us and the payment of a fee to us.

MANAGEMENT INFORMATION SYSTEMS

    We maintain financial and accounting controls for each of our restaurants through the use of centralized accounting and management information systems. We collect sales and related information daily from each restaurant and we provide restaurant managers with operating statements for their respective locations. We connect point-of-sale systems in individual restaurants via modem to a central computer network in the corporate office and upgrade such point-of-sale systems to facilitate the on-line downloading and constant monitoring of financial information.

COMPETITION

    The restaurant industry is intensely competitive. We compete on the basis of the taste, quality and price of food offered, customer service, ambience, location and overall dining experience. The restaurant business is often affected by changes in consumer tastes and discretionary spending patterns, national and regional economic conditions, demographic trends, consumer confidence in the economy, traffic patterns, the cost and availability of raw material and labor, purchasing power, governmental regulations and local competitive factors. Although we believe we compete favorably with respect to each of these factors, many of our direct and indirect competitors are well-established national, regional or local chains and some have substantially greater financial, marketing, and other resources than we do. We also compete with many other restaurant and retail establishments for site locations and restaurant level employees.

EMPLOYEES

    As of April 2, 2001, we had 1,603 employees, of whom 1,352 were hourly employees, 206 were salaried employees engaged in administrative and supervisory capacities, and 45 were corporate and office personnel. Many of the hourly employees are employed on a part-time basis to provide services necessary during peak periods of restaurant operations. None of the employees at our owned restaurants are covered by any collective bargaining agreements. Of the restaurants we manage, Smith & Wollensky in New York and The Post House restaurants have employees covered by collective bargaining agreements which have expired, but we are in the process of executing new agreements that will not expire until September 1, 2004. We, on behalf of the owners of the restaurants, negotiate these contracts with these employees and while there can be no assurances, we believe we will negotiate extensions of such contracts. We believe that our relations with our employees and the employees in our managed restaurants are good.

PROPERTIES

    All of our owned restaurants, except one, are located in space leased by us as set forth below:

                                                                                                   YEAR OF
                                                                                      YEAR OF     EXPIRATION
                                                                       APPROXIMATE   EXPIRATION     IF ALL
                                                                         SQUARE      OF INITIAL    OPTIONS
         RESTAURANT                           LOCATION                   FOOTAGE        TERM      EXERCISED
-----------------------------   ------------------------------------   -----------   ----------   ----------
Smith & Wollensky...........    1 Washington Avenue, Miami, FL            23,700        2005         2025
                                318 North State Street, Chicago, IL       23,500        2012         2022
                                3767 Las Vegas Blvd., Las Vegas, NV       30,000        2018         2058
                                1112 19th Street, Washington, D.C.        20,000        2014         2024
                                210 W. Rittenhouse Square,
                                Philadelphia, PA                           9,700        2010         2020
Maloney & Porcelli(1        )   601 Pennsylvania Avenue, N.W.,
                                North Building Washington, D.C.           10,000        2009         2019
Park Avenue Cafe............    100 E. 63rd Street, NY                    11,000        2006         2016
Cite........................    120 W. 51st Street, NY                    13,000        2009         2009
The Manhattan Ocean Club....    57 W. 58th Street, NY                     12,000        2003         2013

------------------------
(1) This location was closed in January 2001. We are currently attempting to sublease or assign the lease to this location.

    We own the property for the Smith & Wollensky in New Orleans. We have an option to purchase the property for Smith & Wollensky in Las Vegas, from and after February 12, 2003, and the lessor of such property has the right to "put" the property to us from and after February 12, 2008. In addition, we assumed certain liabilities from two bankrupt corporations in connection with the acquisition of the lease for Smith & Wollensky in Miami, including a mortgage on the Miami property that requires monthly payments, expires in June 2004, and bears interest at 10.5%.

    Pursuant to our lease agreement for Park Avenue Cafe with Beekman Tenants Corporation, Beekman Tenants may terminate the lease agreement if Mr. Stillman loses majority voting control of the tenant, or if there is a failure to obtain their consent or an assignment of the lease. We are currently in default with respect to these requirements, although Beekman Tenants Corporation has not given us a notice of default. Pursuant to our lease agreement for Cite with Rockefeller Center North, Inc., Rockefeller Center may terminate the lease agreement if Mr. Stillman, or in the event of his death, his devisees, spouse, child and any beneficial trust established by him, does not own at least 35% of the shares of each class of the tenant's stock, or if there is a failure to obtain their consent to an assignment of the lease. We are currently in default with respect to these requirements, although Rockefeller Center has not given us a notice of default. Rockefeller Center may also terminate the lease agreement if Mr. Stillman does not have effective working control of the business of the tenant, or in the event of his death, a qualified person having achieved a similar level of competence in restaurant operations subject to the reasonable approval of the landlord. The defaults existing under these lease agreements could subject us to renegotiation of the financial terms of the lease, or could result in a termination of these agreements which could result in the loss of these restaurants at these locations. Either of these events could have a material adverse effect on our business and our financial condition and results of operations. To date, none of the parties to these agreements have taken any action to terminate these agreements.

    All of the leases provided for a specified annual base rent during the initial term of such leases. In five leases (the Park Avenue Cafe, the Manhattan Ocean Club, Maloney & Porcelli in Washington, D.C., Smith & Wollensky in Las Vegas (during the eleventh through twentieth lease years) and Cite), the specified annual base rent during the respective initial terms thereof is subject to increases equal to all or part of the annual percentage increase in the Consumer Price Index. The leases for Cite, Smith & Wollensky in Chicago, Smith & Wollensky in Philadelphia and Smith & Wollensky in Washington, D.C. require additional rent based on sales volumes over specified levels. Generally, the leases are net leases, which require each of our respective subsidiaries to pay its pro rata share of all taxes, insurance and maintenance costs.

    We have signed a lease for approximately 22,000 square feet of space in Boston where we intend to open a Smith & Wollensky restaurant in 2002. We may terminate this lease if this offering has not been completed by May 31, 2001. The initial term of the lease does not commence until June 15, 2001 and terminates in 2016, or 2021 if all options under the lease are exercised. The rent commencement date is the earlier of December 1, 2001 or the date we open the restaurant. The lease will require additional rent based on sales volumes over specified levels.

    The locations of our managed restaurants are either owned by the restaurant owner or subject to a long-term lease with a remaining term until at least 2010. We lease our executive offices of approximately 10,000 square feet in New York.

SERVICE MARKS AND TRADEMARKS

    We have registered with the United States Patent and Trademark Office the names "Maloney & Porcelli" and "Wine Week." In addition, our subsidiary, La Cite Associates, L.L.C., has registered the names "Cite" and "Cite Grill," and another of our subsidiaries, Atlantic & Pacific Grille Associates, LLC, has registered the names "Park Avenue Cafe," "Park Avenue Cafe Swordfish Chop," "Swordfish Chop" and "Mrs. Park's Tavern." The Manhattan Ocean Club Associates, LLC, which is one of our subsidiaries, has registered the name "The Manhattan Ocean Club." We have also registered trademarks in several foreign countries. Parade 59 Restaurant LLC, which is subsidiary of ours, has an application pending for the name "ONEc.p.s." In addition, pursuant to our management agreement regarding Maloney & Porcelli discussed above, we are the exclusive owner of the name "Maloney & Porcelli" and may use that name without liability to any party anywhere outside a five-mile radius from the Maloney & Porcelli in New York. We are not aware of any infringing uses of our trademarks or service marks that we believe could materially affect our business. We believe that our trademarks and service marks are valuable to the operation of our restaurants and are important to our marketing strategy.

    In August 1996, we acquired an exclusive license for the use of the names "Smith & Wollensky," "Wollensky's Grill," and all associated service marks, trademarks, trade names and trade dress from St. James Associates for $2.5 million. The Smith & Wollensky license grants us the exclusive right to use the licensed names throughout the United States and the world, subject to the limitations discussed below. We are aware of restaurants located in Argentina and South Africa, each which is named "Smith & Wollensky." We are not associated with either of these restaurants, and have not authorized the use of the name "Smith & Wollensky" to these restaurants under our license.

    St. James Associates has reserved the exclusive right to use the licensed names, subject to receiving our consent in specified circumstances, within a 100-mile radius of the Smith & Wollensky in New York, subject to our exclusive right to use the name within a 10-mile radius of City Hall in Philadelphia, Pennsylvania. Consequently, we may not open new Smith & Wollensky restaurants or pursue retailing or merchandising opportunities within such reserved territory. We have the right to sublicense all or any portion of our rights under the license agreement without the consent of St. James Associates to an affiliate or any other entity so long as we exercise and maintain managerial control over all restaurants owned by such entity in the manner that we currently exercise managerial control over the New York Smith & Wollensky restaurant. Each sublicense agreement that we execute must contain specific provisions set forth in the licensing agreement and declare that the sublicense will be deemed automatically assigned to St. James Associates upon any lawful termination of the license agreement. In all other circumstances, we must obtain the written consent of St. James Associates to sublicense our rights under the license agreement. St. James Associates has the right to terminate the license agreement upon certain events of default, including non-payment of amounts due under the agreement and certain events of bankruptcy or insolvency. St. James also has the right to terminate the agreement if we fail to perform any term, covenant or condition under the agreement, and we do not remedy such failure within 30 days after receiving notice of such failure.
St. James can also terminate if we, Alan Stillman, or any affiliate of Alan Stillman owns or manages any new steakhouses that do not utilize the licensed names. This does not include situations in which either we or one of our affiliates own or manage new restaurants which sell steak incidentally, purchase a steakhouse which continues to be operated under the original name or open additional restaurants outside of the reserved territory utilizing the original name, or manage a steakhouse outside of the reserved territory. We have the unilateral right to terminate this agreement and the license granted by it for any reason or for no reason by giving 30 days notice and paying the termination fee as set forth below.

    We are required to pay a one-time fee to St. James Associates upon the opening of each new restaurant utilizing the licensed names. This fee is equal to the fee paid in the previous year (which in 2000 was $209,000) increased by the lesser of the annual increase in the Consumer Price Index or 5% of the fee for the preceding year. In addition, we must pay a royalty of 2.0% of aggregate annual gross restaurant sales and non-restaurant sales (subject to an annual aggregate minimum of $500,000 in 2001, increasing annually in $100,000 increments up to an annual aggregate minimum of $800,000 to be paid in 2004 and each year thereafter). Additionally, the Smith & Wollensky license provides for a royalty fee of 1.0% of annual gross restaurant sales for any new steakhouses opened in the future by us not utilizing the licensed names. If we terminate or default on the Smith & Wollensky license, we are subject to a fee of $2.0 million upon termination or $2.5 million to be paid over four years. An entity controlled by Alan Stillman is a general partner and a limited partner of St. James Associates. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

GOVERNMENT REGULATIONS

    Our business is subject to extensive federal, state and local government regulations, including regulations relating to alcoholic beverage control, the preparation and sale of food, public health and safety, sanitation, building, zoning and fire codes. A significant percentage of the revenues of each of the restaurants we own or manage are attributable to the sale of alcoholic beverages. Each restaurant has appropriate licenses from regulatory authorities allowing it to sell liquor and/or beer and wine, and each restaurant has food service licenses from local health authorities. Our licenses to sell alcoholic beverages must be renewed annually and each restaurant is operated in accordance with standardized procedures designed to assure compliance with all applicable codes and regulations.

    We are subject, in some states, to "dram shop" statutes which generally provide a person injured by an intoxicated person the right to recover damages from an establishment which wrongfully served alcoholic beverages to such person and we carry liquor liability coverage as part of its existing comprehensive general liability insurance. The development and construction of additional restaurants will be subject to compliance with applicable zoning, land use and environmental regulations.

    We are also subject to the Fair Labor Standards Act, the Immigration Reform and Control Act of 1986 and various state laws governing such matters as minimum wages, overtime, tip credits and other working conditions. A significant number of our hourly personnel are paid at rates related to the federal minimum wage. In addition, the Federal Americans with Disabilities Act prohibits discrimination on the basis of disability in public accommodations and employment.

LEGAL PROCEEDINGS

    Occasionally, we are a defendant in litigation arising in the ordinary course of our business, including claims resulting from "slip and fall" accidents, employment-related claims and claims from guests or employees alleging illness, injury or other food quality, health or operational concerns. To date, none of these types of litigation, all of which are covered by insurance, has had a material effect on us and, as of the date of this prospectus, we are not a party to any material litigation.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Our directors and executive officers and their respective ages as of April 2, 2001 and positions are as follows:

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Alan N. Stillman..........................     64      Chairman of the Board, Chief Executive
                                                       Officer and Director

James M. Dunn.............................     45      President, Chief Operating Officer and
                                                       Director

Alan M. Mandel............................     55      Chief Financial Officer, Executive Vice
                                                       President of Finance, Treasurer and
                                                       Secretary

Eugene M. Byrne...........................     56      Director of New York Operations

Samuel Goldfinger.........................     31      Director of Finance

Eugene I. Zuriff..........................     61      Director

Thomas H. Lee.............................     55      Director

C. Hunter Boll............................     46      Director

Richard S. LeFrak.........................     55      Director

Jay Green.................................     53      Director

    ALAN N. STILLMAN our founder, has been our Chairman and Chief Executive Officer and a Director since 1997, and was our President from 1977 to 1997. He developed and founded his first restaurant, T.G.I. Fridays, in 1965. In 1975, Mr. Stillman sold his interests in the concept and focused on the high-end market, founding Smith & Wollensky in 1977. Mr. Stillman has also served as a director of Meals on Wheels USA for over 20 years.

    JAMES M. DUNN has been our President since May 1996, a Director since January 1996, and Chief Operating Officer since May 2001. He served as our Executive Vice President of Development from 1995 through 1998. Prior to his employment with us, from 1991 to 1995 Mr. Dunn was the Executive Vice President of House of Blues, Inc. responsible for all operations. From 1987 to 1991, Mr. Dunn was the Director of European Operations for the Hard Rock Cafe.

    ALAN M. MANDEL has been our Chief Financial Officer, Executive Vice President of Finance, Treasuruer and Secretary since August 2000. He was Chief Financial Officer for C.A. Muer, an operator of upscale seafood restaurants, from 1998 to 2000. From 1993 to 1998, Mr. Mandel was Chief Financial Officer of Ogden Entertainment Services.

    EUGENE M. BYRNE has been our Director of New York Operations since 1980. In addition, Mr. Byrne has supervised the management of the Smith & Wollensky restaurant in New York on a daily basis for over twenty years. Mr. Byrne is also a limited partner of St. James Associates.

    SAMUEL GOLDFINGER has been our Director of Finance since 1997. From 1995 to 1997, Mr. Goldfinger was an audit manager, and from 1990 to 1995 a staff accountant, at the accounting firm of Goldstein Golub Kessler & Co., P.C. where his client base focus was in the restaurant industry.

    EUGENE I. ZURIFF has been a Director since October 1997. He has been a financial, expansion and legal consultant to us since February 1997 and is actively involved in financing, lease negotiations, retail sales development and marketing activities for our new restaurants. From 1988 to 1997, Mr. Zuriff was the New York representative of Multi Commercial Bank in Geneva Switzerland. He was Executive Vice President of Century Business Credit from 1969 to 1988 and in 1988 became Founding Director and

Member of the Executive Committee of the Commercial Bank of New York.
Mr. Zuriff is also a Director of the Key Advisor Fund and the Omni Financial Corporation. Mr. Zuriff served as Senior Chairman of the Health Care Chaplaincy.

    THOMAS H. LEE has been a Director since 1997. Mr. Lee founded the Thomas H. Lee Company in 1974. The Lee Company and its affiliated funds invest private equity capital in growing companies and have raised more than $13.7 billion of private equity funds, including its latest fund, Thomas H. Lee Equity Fund V, L.P., with equity commitments of $6.1 billion. Mr. Lee serves as a Director of the following public companies: Finlay Fine Jewelry Corp., Livent, Inc., Vail Resorts, Inc., First Security Service Corporation, Miller Import Corporation and Wyndham International, Inc.

    C. HUNTER BOLL has been a Director since 1995. Mr. Boll is a Managing Director of the Thomas H. Lee Partners, L.P. and has been with Thomas H. Lee Partners, L.P. since 1986. From 1984 through 1986, Mr. Boll was with the Boston Consulting Group. From 1977 through 1982, he served as an Assistant Vice President, Energy and Minerals Division of Chemical Bank. Mr. Boll serves as a Director of Big V Supermarkets, Inc., Cott Corp., Tucker Anthony Sutro, TransWestern Publishing, L.P. and United Industries Corporation.

    RICHARD S. LEFRAK has been a Director since 1997. Mr. LeFrak is the President of LeFrak Organization, Inc., a diversified, privately held company active in major residential and commercial real estate development projects, oil and gas exploration, finance and entertainment production since 1975.
Mr. LeFrak is also a member of the Board of the Sequoia Corporation, a New York Stock Exchange company.

    JAY GREEN has been a Director since 1999. Mr. Green was Executive Vice President and Chief Financial Officer of Culbro Corporation, a New York Stock Exchange company, from November 1988 to December 1998. Mr. Green is currently a private investor. From 1981 to 1988, Mr. Green was employed by Columbia Pictures, a unit of The Coca Cola Company. From 1969 through 1981, Mr. Green was with Price Waterhouse in New York where he supervised audit examinations of large domestic and international companies.

BOARD COMMITTEES

    The compensation committee of the board of directors is comprised of Alan Stillman, Thomas Lee and Richard LeFrak. The compensation committee is responsible for reviewing and establishing the compensation structure for our officers and directors, including salaries, participation in incentive compensation and benefit plans, stock option plans and other forms of compensation. See "BENEFIT PLANS."

    The audit committee of the board of directors is comprised of Jay Green and Richard LeFrak. We also expect to add one additional independent director within three months following the consummation of this offering. The audit committee is responsible for recommending to the board our independent auditors, analyzing the reports and recommendations of the auditors and reviewing procedures and controls.

ELECTION AND COMPENSATION OF DIRECTORS

    Our Amended and Restated Certificate of Incorporation provides for a classified board of directors divided into three classes. Each of Jay Green and Richard LeFrak are Class I directors and their terms will expire at the annual meeting of stockholders to be held in 2002. Each of C. Hunter Boll and Eugene Zuriff are Class II directors and their terms will expire at the annual meeting of stockholders to be held in 2003. Each of Alan Stillman, Thomas Lee and James Dunn are Class III directors and their terms will expire at the annual meeting of stockholder to be held in 2004. At each annual meeting of stockholders, beginning with the 2002 annual meeting, the successors to directors whose terms expire are elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified, or until their earlier resignation or removal, if any. To the extent there is an increase or reduction in the number of directors, the increase or decrease will be distributed among the classes so that, as nearly as possible, each class consists of an equal number of directors.

    Our current directors do not receive any compensation for serving as directors. We intend to grant options under our 2001 Stock Incentive Plan to non-employee members of the board of directors. It is currently anticipated that each individual who becomes a member of the board of directors would receive an option to purchase 10,000 shares of common stock on the date such individual becomes a member of the board provided that such individual has not previously been employed by us. In addition, such individual will be eligible to receive an additional option to purchase 2,500 shares of common stock each year such person serves as a member of the board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of our executive officers serve as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation earned by our Chief Executive Officer and each of our four other most highly compensated executive officers during the year ended January 1, 2001:

                           SUMMARY COMPENSATION TABLE

                                                             ANNUAL COMPENSATION
                                               ------------------------------------------------
                                                                                   OTHER ANNUAL    ALL OTHER
NAME AND PRINCIPAL POSITION                      YEAR      SALARY     BONUS        COMPENSATION   COMPENSATION
---------------------------                    --------   --------   --------      ------------   ------------
Alan N. Stillman.............................    2000     $693,000   $275,000(1)      $1,224         $   --
  Chief Executive Officer
James M. Dunn................................    2000      356,000     50,000          5,924             --
  President
Mark K. Levine...............................    2000      192,220     15,000          3,224             --
  Regional Director of
  Operations(2)
Alan M. Mandel...............................    2000       81,900     10,000             --          9,192(3)
  Chief Financial Officer,
  Executive Vice President
  of Finance, Treasurer and Secretary(4)
Eugene M. Byrne..............................    2000       11,700    100,000             --             --
  Director of New York
  Operations

------------------------

(1) Mr. Stillman has agreed to defer a portion of this bonus. The Company is paying Mr. Stillman $40,000 per month with respect to this bonus.

(2) Prior to August 2000, Mr. Levine was our Chief Financial Officer, Executive Vice President of Finance, Treasurer and Secretary.

(3) We made mortgage payments of $7,500 and auto lease payments of $1,682 on Mr. Mandel's behalf. In addition, we have agreed that if we have a change of control and within 90 days of that change of control either
    (i) Mr. Mandel's employment with us is terminated without cause or (ii) his compensation, duties or responsibilities are materially reduced, he will be entitled to receive a severance package equal to his then current salary for a period of one year and medical insurance coverage for one year.

(4) In August 2000, Mr. Mandel became our Chief Financial Officer, Executive Vice President of Finance, Treasurer and Secretary.

    The following table sets forth information regarding the number and value of options held at January 1, 2001, by each of our named executive officers in the Summary Compensation Table above. No options or stock appreciation rights were granted or exercised during 2000 and no stock appreciation rights were outstanding as of January 1, 2001. The value of unexercised in-the-money options at January 1, 2001 is based on the difference between the option exercise price and an assumed initial public offering price of the common stock of $9.00 multiplied by the number of shares of common stock underlying the option.

               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                           YEAR-END OPTION/SAR VALUES

                                                    NUMBER OF SECURITIES
                                                         UNDERLYING               VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                                     AT JANUARY 1, 2001            AT JANUARY 1, 2001
                                                 ---------------------------   ---------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                             -----------   -------------   -----------   -------------
Alan N. Stillman...............................    27,000          4,666         $    0          $   0
James M. Dunn..................................    34,000          4,666              0              0
Mark K. Levine.................................    14,500          4,666              0              0
Alan M. Mandel.................................        --             --              0              0
Eugene M. Byrne................................    14,500          4,666              0              0

EMPLOYMENT AND NON-COMPETITION AGREEMENTS

    ALAN N. STILLMAN

    We have entered into an amended and restated employment agreement, with Alan Stillman, our Chief Executive Officer, which will become effective upon the consummation of this offering, pursuant to which Mr. Stillman will serve as our Chief Executive Officer for five years. This agreement provides that Mr. Stillman is entitled to a base salary of $690,000 per year, subject to annual cost of living increases. In addition, Mr. Stillman is entitled to customary employee benefits and may receive a yearly bonus equal to up to 50% of his base salary, depending on certain bonus targets to be set by our board of directors. For the fiscal years 2001 and 2002, such bonus targets will be based on our earnings before income, taxes, depreciation and amortization. Pursuant to the agreement, Mr. Stillman has been granted an option to purchase 100,000 shares of our common stock pursuant to our 2001 Plan, such grant to be effective upon the consummation of this offering. Mr. Stillman's employment agreement may be terminated by us at any time with or without cause. "Cause" is defined as the conviction or plea of guilty or no contest to any felony and other specified crimes, continued and uncured insubordination, fraud, embezzlement, intentional breach of fiduciary duties or intentional dishonesty, any of which has a material adverse effect or failure to perform his duties or breach of his employment agreement. If we choose to terminate Mr. Stillman for cause, we must give him ten days written notice of a board meeting at which termination for cause will be considered and Mr. Stillman will have the opportunity to attend and participate in that meeting. This agreement may also be terminated by Mr. Stillman at any time with 15 business days notice or for "good reason," effective upon written notice to us. "Good reason" is defined as a material breach by us of the employment agreement, removal of Mr. Stillman as Chief Executive Officer, a material diminution in Mr. Stillman's responsibilities, or relocation of Mr. Stillman outside of New York City. If Mr. Stillman is terminated without cause or terminates for "good reason," he is entitled to a severance payment equal to his base salary multiplied by the greater of the number of months remaining in the initial five year term or twelve months, plus insurance benefits for the period that he receives such severance payment and certain fringe benefits for the balance of the employment term. Pursuant to the agreement, if Mr. Stillman's employment as Chief Executive Officer is not renewed at the end of the five year term under mutually acceptable terms, Mr. Stillman may, at his option, act as a consultant to us concerning our business, affairs, creative direction and management for five years at a salary of $150,000 per year plus benefits.

    We have also entered into a non-competition agreement with Mr. Stillman which will become effective upon the consummation of this offering. This agreement requires Mr. Stillman to keep our proprietary information confidential for a period of six years from the date that this agreement becomes effective, or, if the employment agreement is extended beyond the initial five year term or if Mr. Stillman becomes our consultant pursuant to his employment agreement, the date which is one year after his termination as our employee or consultant, as the case may be. In consideration of this agreement, we will pay Mr. Stillman $36,774 at the end of each fiscal quarter in 2002, 2003 and 2004. The agreement also contains a provision, pursuant to which Mr. Stillman will not engage in any business which owns, operates or manages one or more high end steak restaurants which operate within a five mile radius of any of our owned or managed restaurants during the term of this agreement, and for a period of one year after Mr. Stillman's employment is terminated, or for a period of one year after the end of Mr. Stillman's service as a consultant, whichever is later, provided that the restriction will not end prior to five years after the date of the agreement.

    JAMES M. DUNN

    We have entered into an employment agreement with James M. Dunn, pursuant to which Mr. Dunn will serve as our President and Chief Operating Officer for five years. This agreement provides that Mr. Dunn is entitled to a base salary of $400,000 per year, subject to annual cost of living increases. In addition, pursuant to the agreement, Mr. Dunn is entitled to customary employee benefits and may receive a yearly bonus equal to up to 75% of his base salary, depending on certain bonus targets to be set by our board of directors based on our earnings before interest, taxes, depreciation and amortization. In addition, the board of directors has granted to Mr. Dunn an option to purchase 150,000 shares of our common stock under an option agreement pursuant to our 2001 Plan, such grant to be effective upon the consummation of this offering. Mr. Dunn's employment agreement may be terminated by us at any time with or without cause; "cause" is defined as the conviction or plea of no contest to any felony and other specified crimes, continued and uncured insubordination, fraud, embezzlement, intentional breach of fiduciary duties or intentional dishonesty, any of which has a material adverse effect or failure to perform his duties or breach of his employment agreement. This agreement may also be terminated by Mr. Dunn for any reason at any time with 15 business days notice, or for "good reason," effective upon written notice to us. "Good reason" is defined as a material breach by us of the employment agreement, removal of Mr. Dunn as Chief Executive Officer, or a material diminution in his responsibilities or relocation of Mr. Dunn outside of New York City. If Mr. Dunn is terminated without cause or terminates for "good reason," he is entitled to a severance payment equal to two years base salary plus insurance benefits paid on a monthly basis. The agreement requires Mr. Dunn to keep our proprietary information confidential during the term of this agreement and thereafter. The agreement also contains a non-competition provision, pursuant to which Mr. Dunn will not engage in any business which is competitive with us within a five mile radius of any our owned or managed restaurants during the term of this agreement and for a period of one year after Mr. Dunn's employment is terminated by us with cause or by Mr. Dunn without "good reason," or for a period of one year after certain termination payments are made, if Mr. Dunn is terminated by us without cause or by Mr. Dunn with good reason. If Mr. Dunn is terminated by us without cause, or if he terminates with good reason, he may elect to forego the receipt of termination payments, in which case we must release him from this non-competition covenant.

    ALAN M. MANDEL

    Our board of directors has granted Mr. Mandel an option to purchase 50,000 shares of our common stock, such grant to be effective upon the consummation of this offering, pursuant to our 2001 Plan.

BENEFIT PLANS

    We have three stock option plans in effect, and one stock purchase plan which will become effective upon the consummation of this offering:

    - 1996 Option Plan (1996 Plan)

    - 1997 Stock Option Plan (1997 Plan)

    - 2001 Stock Incentive Plan (2001 Plan)

    - 2001 Employee Stock Purchase Plan (Stock Purchase Plan)

    As of April 2, 2001, we had options to purchase 100,000 shares of common stock outstanding under the 1996 Plan and options to purchase 48,066 shares of common stock outstanding under the 1997 Plan. No further option grants will be made under the 1996 Plan or 1997 Plan. The outstanding options have a weighted average exercise price of $10.65 per share.

    1996 PLAN

    Our 1996 Plan permits the grant of nonqualified stock options. The maximum number of shares of our common stock available for stock options granted under the 1996 Plan is 256,350 shares. The maximum number of shares available under the 1996 Plan is subject to adjustment for capital changes.

    The 1996 Plan is administered by our Chairman. Our Chairman has the authority to adopt, amend and rescind rules and regulations which, in its opinion, may be advisable in the administration of the 1996 Plan.

    Options may be granted to any officer or key employee of us or our subsidiaries. Options granted under the 1996 Plan vest as follows: 50% of the total options granted vest ratably over a five-year period commencing from the date of grant, and the remaining 50% of the option award, defined as performance-based units, were subject to certain restrictions, which could be removed upon the attainment of defined operating earnings targets, as defined in the agreement, but no later than December 31, 2000. If the earnings targets were met in any of the years, a charge to earnings based on the fair value of the shares would have been required. We did not attain these operating earnings targets and therefore 50% of the options awarded were cancelled during Fiscal 2000. No compensation expense has been recorded in any year since it was not probable that any cumulative earnings targets would be met. In addition, during Fiscal 2000, 8,700 options were cancelled due to employee terminations. Additionally, the option agreements contain certain antidilution provisions and acceleration provisions for a change in control, as defined.

    The right of any option holder to exercise an option granted to him or her is not assignable or transferable by the option holder other than by will or the laws of descent and distribution. Options exercisable during the lifetime of the option holder may be exercised only by the option holder.

    An option granted to an employee option holder who ceases to be an employee of the company or one of its subsidiaries, for any reason or no reason, is exercisable only to the extent that the right to purchase shares under the option has accrued and is in effect on the date the option holder ceases to be an employee of the company or one of its subsidiaries.

    1997 PLAN

    Our 1997 Plan permits the grant of non-qualified stock options. The maximum number of shares of our common stock available for stock options granted under the 1997 Plan is 166,666 shares. The maximum number of shares available under the 1997 Plan is subject to adjustment for capital changes.

    The 1997 Plan is administered by a committee consisting of two or more members of our board of directors. The committee has the authority to adopt, amend and rescind rules and regulations which, in its opinion, may be advisable in the administration of the 1997 Plan.

    Options may be granted to any officer, employee, consultant or director of us or our subsidiaries. Options granted under the 1997 Plan vest as determined by the committee and as specified in each option holder grant agreement, and may be subject to performance targets determined by the board. Generally, the option agreements provide that 50% of the shares subject to the agreement will vest in 10% increments on the last day of our fiscal year beginning in 1998, and the remaining 50% of the shares will vest on December 31, 2005, subject to the achievement of certain performance targets as provided in the option agreements. During Fiscal 2000, 10,000 options were cancelled due to employee terminations.

    The exercise price of a nonqualified stock option under the 1997 Plan shall be determined by the the committee but in no event shall the option price be less than the minimum legal consideration required under the laws of the State of Delaware.

    The options shall either be fully exercisable on the date of grant or shall become exercisable on such installments as the committee may specify. The right of any option holder to exercise an option granted to him or her shall not be assignable or transferable by the option holder other than by will or the laws of descent and distribution, except that an option holder may transfer options pursuant to a domestic relations order. Options exercisable during the lifetime of the option holder may be exercised only by the option holder.

    An option granted to an employee option holder who ceases to be an employee of the company or one of its subsidiaries is exercisable only to the extent that the right to purchase shares under the option has accrued and is in effect on the date the option holder ceases to be our employee or an employee of one of our subsidiaries. Each option shall expire not more than 10 years from the date of the granting thereof, but shall be subject to early termination as provided in the 1997 plan.

    2001 PLAN

    Our 2001 Plan permits the grant of either incentive stock options or nonqualified options. The maximum number of shares of our common stock initially available for awards granted under the 2001 Plan is 583,333 shares. In addition, effective January 1, 2002, and each January 1 thereafter during the term of the 2001 Plan, the number of shares of common stock available for awards shall be increased automatically by an amount equal to 4% of the total number of issued and outstanding shares. The maximum number of shares of common stock available for grants of incentive stock options is fixed at 583,333 shares. All share limit references are subject to adjustment for capital changes.

    The 2001 Plan will be administered either by the full board of directors or by a committee consisting of two or more members of our board of directors. The board or the committee will have the authority to adopt, amend and rescind rules and regulations which, in its opinion, may be advisable in the administration of the 2001 Plan.

    We are permitted to grant non-qualified options to our directors, officers, employees, and consultants and the directors, officers, employees and consultants of our subsidiaries under the 2001 Plan. We are permitted to grant options designated as incentive stock options only to our employees, including officers who are also employees. No option designated as an incentive stock option shall be granted to any employee if that employee owns, immediately prior to the grant of an option, stock representing more than 10% of the combined voting power of all classes of our stock or a parent or a subsidiary, unless the purchase price for the stock under that option is at least 110% of its fair market value at the time the option is granted and the option, by its terms, is not exercisable more than five years from the date it is granted. The maximum number of shares with respect to which options may be granted to any one employee in any taxable year may not exceed 500,000 shares.

    Under the 2001 Plan, stock awards may be made by the committee or board of directors to employees and other key individuals engaged to provide services to us or our subsidiaries. A stock award may be made in stock or denominated in stock subject to such terms and conditions as the committee or board of directors may establish.

    Each option granted under the 2001 Plan will be evidenced by an option agreement. Each option shall expire not more than ten (10) years from the date of the granting thereof, but shall be subject to earlier termination as may be provided in the option agreement.

    The exercise price of a nonqualified stock option under the 2001 Plan is determined by the board of directors or the committee, but cannot be less than 50% of the fair market value of our common stock at the time the option is granted. The exercise price of an incentive stock option may not be less than the fair market value of our common stock on the date of grant. The fair market value of our common stock will be the average of the high and low sales prices as reported in the Nasdaq National Market for the business day immediately preceding the date of the grant of the option.

    The options and stock awards granted under the 2001 Plan will vest as determined by the board of directors or the committee.

    The 2001 Plan also provides that the right of any option holder to exercise an option granted to him or her shall not be assignable or transferable by the option holder other than by will or the laws of descent and distribution, except as otherwise permitted in the option grant agreement.

    An option granted to an employee option holder who ceases to be an employee of us or one of our subsidiaries shall be exercisable only to the extent that the right to purchase shares under the option has accrued and is in effect on the date the option holder ceases to be an employee of us or one of our subsidiaries.

    2001 EMPLOYEE STOCK PURCHASE PLAN

    Our board of directors has adopted, and a majority in interest of our outstanding voting stock have approved, our Stock Purchase Plan, which will become effective upon the consummation of this offering. The Stock Purchase Plan provides our eligible employees with an opportunity to purchase our common stock through after-tax payroll deductions.

    We have to initially reserved 500,000 shares of our common stock for issuance under the Stock Purchase Plan. In addition, effective January 1, 2002, and each January 1 thereafter during the term of the Stock Purchase Plan, the number of shares of common stock available for awards will be increased automatically by an amount equal to 4% of the total number of outstanding shares, or such lesser number as specified by the board of directors or committee. In no event shall any such annual increase exceed 50,000 shares. All share limits shall be subject to adjustment for capital changes.

    All persons employed by us and any of our designated subsidiaries will be eligible to participate in the Stock Purchase Plan, except persons whose customary employment is less than twenty hours per week or five months or less per year, and persons who have been employed by us for less than three months on the first day of the purchase period, with the exception of persons previously eligible. Persons who are deemed for purposes of Section 423(b)(3) of the Internal Revenue Code of 1986, as amended, to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of us or a subsidiary will be ineligible to participate in the Stock Purchase Plan. In addition, if an option granted pursuant to the Stock Purchase Plan would permit a person's rights to purchase stock to accrue at a rate that exceeds $25,000 of the fair market value of such stock, such person will not be eligible to participate in the Stock Purchase Plan.

    The Stock Purchase Plan will be administered by the board of directors or the committee appointed from time to time by the board of directors. All members of the committee will serve at the discretion of the board of directors. The board of directors or the committee, if one has been appointed, is vested with full authority to make, administer and interpret rules and regulations regarding the Stock Purchase Plan as it may deem advisable. Determinations by the board of directors or the committee, as to the interpretation and operation of the Stock Purchase Plan, will be final and conclusive.

    The Stock Purchase Plan has a series of successive overlapping twenty-four month offering periods, with a new offering period, other than the first offering period, beginning on or about May 1 and November 1 of each year or at such other time or times as may be determined by the board of directors. The first offering period will commence on the beginning of the effective date of the registration statement for this offering and will continue until April 30, 2003. The next offering period will start on November 1, 2001 and will end on October 31, 2003.

    There will be four purchase periods of six month's duration within each twenty-four month offering period, with each commencing on approximately May 1 and November 1. The initial purchase period shall begin on a date determined by our board of directors. Each participating employee will authorize regular payroll deductions amounting to a full percentage of the participant's compensation, as defined by board of directors from time to time, as the participant shall designate. These payroll deductions cannot amount to less than 1% nor more than 10% of the participant's regular compensation, determined at the time of option grant.

    If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of a twenty-four month offering period, then that offering period will automatically terminate, and a new twenty-four month offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

    All sums deducted from the regular compensation of participants will be credited to a stock purchase account established for each participant on our books, but prior to use of these funds for the purchase of shares of our common stock in accordance with the Stock Purchase Plan. We may use these funds for any valid corporate purpose. We will not be under any obligation to pay interest on funds credited to a participant's stock purchase account in any event.

    The purchase price of shares of our common stock under the Stock Purchase Plan will be the lower of 85% of the fair market value of a share of common stock for the first business day of the relevant offering period, or 85% of this value on the relevant purchase date. The fair market value on a given day will be the closing price of a share of our common stock on the Nasdaq National Market. Each participating employee will receive an option, effective on the first day of the offering period, to purchase shares of common stock on the last business day of each purchase period during the offering period. The number of shares which a participant may purchase under the option during each purchase period will be the quotient of the aggregate payroll deductions in the purchase period authorized by the participant, and not withdrawn, divided by the applicable purchase price. No employee will be granted an option in one purchase period for more than 1,000 shares, subject to adjustment for capital changes.

LIMITATION OF LIABILITY; INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by the Delaware General Corporation Law, we have included in our Amended and Restated Certificate of Incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to a number of exceptions. In addition, our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws provide that we are required to indemnify our officers and directors under circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The following sets forth certain transactions in which we and our directors, executive officers and affiliates are involved. We believe that each of the transactions described below was on terms no less favorable to us than could have been obtained from independent third parties.

REGISTRATION RIGHTS AGREEMENT

    We entered into a registration rights agreement on January 1, 1996 among Thomas H. Lee Equity Partners Limited, Thomas H. Lee Investors, Limited Partnership, formerly known as THL-CCI, Limited Partnership, certain entities affiliated with Alan Stillman, Eugene Byrne, Mark Levine, James Dunn, certain other holders of our common shares and us. Thomas H. Lee Equity Partners, Limited Partnership and Thomas H. Lee Investors, Limited Partnership each own more than 5% of our capital stock, and are affiliates of Thomas H. Lee and
C. Hunter Boll, who are both members of our board of directors. Alan Stillman is the Chairman of our board of directors, Chief Executive Officer and owns more than 5% of our capital stock. Eugene Byrne is our Director of New York Operations. Mark Levine was formerly a member of our board of directors and Chief Financial Officer. James Dunn is our President and a member of our board of directors. The registration rights agreement contains the following provisions:

DEMAND REGISTRATION RIGHTS

    The registration rights agreement provides that the stockholders party to this agreement may require us to effect the registration for sale to the public of shares of common stock held by these stockholders. The registration rights agreement provides that at any time after the earlier of a public offering or January 1, 2001, Thomas H. Lee Equity Partners, L.P. and/or Thomas H. Lee Investors, Limited Partnership may request in writing that we register for sale to the public all or part of the shares of common stock owned by them. Moreover, one or more of Alan Stillman, Eugene Byrne, Mark Levine, James Dunn and certain entities affiliated with Alan Stillman, may request in writing that we register for sale to the public all or part of the shares of common stock owned by them, provided that such a request must be for shares having an estimated fair market value of $20.0 million or more. Under the terms of the registration rights agreement, we are only required to effect two demand registrations requested by the entities affiliated with Thomas Lee and to effect two demand registrations requested by one or more of Alan Stillman, Eugene Byrne, Mark Levine, James Dunn or the entities affiliated with Alan Stillman. We must give written notice of any registration request described above to all of the other parties to the registration rights agreement, and we must include their shares of common stock in the registration to the extent that they request their shares be included in such registration. Other persons or entities who are entitled to exercise "piggyback" registration rights pursuant to other contractual commitments with us are also entitled to include their shares in such a demand registration. If we have a valid business reason, we may postpone the filing of a registration statement in connection with a demand registration until the valid business reason no longer exists, but in no event can we postpone such a demand registration for more than 120 days or more than once in any 18 month period.

PIGGYBACK REGISTRATION RIGHTS

    If at any time we propose to file a registration statement for any common shares or any options, warrants, units, convertibles, rights or other securities related to or linked to any of our common shares (except with respect to registration statements on Form S-4 or S-8, or any other form not available for registering securities for sale to the public) with respect to an offering for our own account or otherwise, we must give written notice of such proposed filing to all of the parties to the registration agreement, and subject to certain priority restrictions, we must include their shares of common stock in the registration to the extent that they request their shares be included in such registration. The parties to the registration rights agreement have waived their rights to include their shares in this offering.

RESTRICTIONS ON PUBLIC SALE

    The parties to the registration rights agreement have agreed not to effect any public sale or distribution of our securities during the seven days prior to and during the 180 day period beginning on the effective date of a registration statement filed by us, or in the case of an underwritten public distribution, beginning on the commencement of such underwritten public distribution if requested by us (in the case of a non-underwritten public offering) or requested by the underwriters (in the case of an underwritten public offering). We have agreed not to effect any public sale or distribution of our securities (other than in connection with a merger, consolidation or acquisition by us or in connection with an employee stock option plan or other benefit plan) during the seven days prior to and during the 180 day period beginning on the effective date of a registration statement filed pursuant to a demand registration, subject to certain limited exceptions.

FEES AND EXPENSES

    All fees, costs and expenses, other than underwriting discounts and commissions, transfer taxes and attorney's fees, of any registration effected pursuant to the registration rights agreement will be paid by us.

SHAREHOLDERS' AGREEMENT

    We entered into a Shareholders' Agreement on October 31, 1997 among the holders of our preferred stock, Thomas H. Lee Equity Partners, L.P., Thomas H. Lee Investors, Limited Partnership, Alan Stillman and us. The parties to the agreement have approved an amended and restated shareholders agreement to be effective upon the consummation of this offering. The original agreement provided for the following:

RIGHT OF PARTICIPATION IN SALES

    If at any time Thomas H. Lee Equity Partners, L.P., Thomas H. Lee Investors, Limited Partnership or Alan Stillman sell any of their common shares or preferred shares to any third party, the parties to the shareholders agreement had the right to sell to the third party a pro rata portion of the amount of shares proposed to be sold by the Lee holders or Alan Stillman at the same price per share and on the same terms and conditions as involved in such sale, with certain limited exceptions for transfers by the entities affiliated with Thomas Lee, Alan Stillman, certain entities affiliated with Alan Stillman, Eugene Byrne, Mark Levine and James Dunn to certain affiliated transferees and family members. This right will terminate upon the consummation of this offering.

DEMAND REGISTRATION RIGHTS

    The shareholders agreement provided that at any time after the six month period following our initial public offering, the parties to the shareholders agreement holding a majority of the shares owned by them could in writing request that we effect a registration of all or part of their shares. However, any request for registration had to be made with respect to shares with an expected aggregate offering price to the public of at least $10.0 million, and we needed only use best efforts to file a registration statement with respect to up to two such demand registrations. Other persons or entities who are entitled to exercise "piggyback" registration rights pursuant to other contractual commitments with us were also entitled to include their shares in such a demand registration. We were under no obligation to prepare and file such a demand registration at a time when a registration was effective with respect to the class of securities proposed to be included in such demand registration (except with respect to registration statements on Form S-4 or S-8, or any other form not available for registering securities for sale to the public), and any demand registration was subject to certain priority restrictions. If we had a valid business reason, we could postpone the filing of a registration statement in connection with a demand registration until the valid business reason no longer existed, but in no event could we postpone for more than 120 days or more than once in any 18 month period. This right shall survive the consummation of this offering.

PIGGYBACK REGISTRATION RIGHTS

    If at any time we proposed to file a registration statement for any common shares or any options, warrants, units, convertibles, rights or other securities related to or linked to any of our common shares (except with respect to registration statements on Form S-4 or S-8, or any other form not available for registering securities for sale to the public) with respect to an offering for our own account or otherwise, we had to give written notice of such proposed filing to all of the parties to the shareholders agreement, and subject to certain priority restrictions, we had to include their shares of common stock in the registration to the extent that they requested their shares be included in such registration. The parties to the agreement have waived their rights to include their shares in this offering. This right shall survive the consummation of this offering.

RESTRICTIONS ON PUBLIC SALE

    Upon the initiation of an initial public offering, the parties to the shareholders agreement agreed that no such shareholder would transfer any securities without the prior written consent of the underwriters managing the offering for a period beginning seven days prior to and during the 180 day period beginning on the effective date of a registration statement filed by us in connection with the initial public offering. In connection with any subsequent public offering, the parties to the agreement agreed that they would not transfer any securities without the prior written consent of the underwriters managing the offering for a period beginning seven days prior to and during the 180 day period beginning on the effective date of a registration statement filed by us in connection with such subsequent public offering, or such lesser period as the underwriters managing such subsequent public offering consented to in writing. This provision will survive the consummation of this offering.

FEES AND EXPENSES

    All fees, costs and expenses, other than underwriting discounts and commissions, transfer taxes and attorney's fees, of any registration effected pursuant to the agreement will be paid by us.

PREEMPTIVE RIGHTS

    The parties to the agreement had certain preemptive rights with respect to new securities issued by us. However, these preemptive rights expire immediately prior to and do not apply in connection with the completion of this offering.

    The amended and restated agreement approved by the parties contains the rights described above except for the right of participation in sales and the preemptive rights.

NON-COMPETITION AGREEMENT WITH ALAN STILLMAN

    On January 1, 1996, we entered into a non-competition agreement with Alan Stillman and Thomas H. Lee Company, Thomas H. Lee Equity Partners, L.P. and Thomas H. Lee Investors, Limited Partnership. This agreement provided that
Mr. Stillman would not, directly or indirectly, own, finance, manage or operate any "high-end, white table cloth" restaurant located in any city (or, in the case of New York City, any borough) in which we or our subsidiaries own, operate or manage such a restaurant. This restriction was to remain in place until a material breach of the agreement (which is not cured within 20 days) by any of Thomas H. Lee Company, Thomas H. Lee Equity Partners, L.P., or Thomas H. Lee Investors, Limited Partnership of their obligation, during a prescribed period, to offer to us any opportunity presented to any of them or their affiliates by a third party to own, finance, manage or operate any "high-end, white table cloth" restaurant in which such Lee entities would be entitled to have an interest in 10% or more of the revenues of such restaurant. This non-competition agreement expired on January 1, 2000. Mr. Stillman has entered into a new non-competition agreement with us. See "MANAGEMENT--EMPLOYMENT AGREEMENTS."

MANAGEMENT AGREEMENT WITH THOMAS H. LEE COMPANY

    Under the terms of a management agreement with the Thomas H. Lee Company, we were required to pay to them an annual management fee of $60,000 and reimburse any reasonable expenses incurred by them in performing such management services. The Thomas H. Lee Company is an affiliate of Thomas H. Lee Equity Partners, Limited Partnership, Thomas H. Lee Investors, Limited Partnership, Thomas H. Lee and C. Hunter Boll. The management agreement expired on January 1, 2001.

MANAGEMENT COMPENSATION AND BENEFITS

    Alan Stillman and James Dunn will receive compensation, bonuses, option grants and other benefits under their respective employment agreements, effective upon the consummation of this offering. Alan Mandel will receive options pursuant to a grant by our board of directors, effective upon the consummation of this offering. In addition, our executive officers receive compensation, bonuses and other benefits under various employee benefit plan arrangements maintained by us. Our executive officers have participated in such benefit plans under the same terms generally made available to other similarly situated employees with similar responsibilities and levels of compensation. See "MANAGEMENT--EXECUTIVE COMPENSATION," "--EMPLOYMENT AGREEMENTS" and "--BENEFIT PLANS."

ST. JAMES ASSOCIATES

    An entity controlled by Alan Stillman, Smith & Wollensky Operating Corp., is both a limited partner and one of the two general partners of St. James Associates, which owns the Smith & Wollensky restaurant in New York and the rights to the trademarks "Smith & Wollensky" and "Wollensky's Grill." Eugene Byrne is also a limited partner of St. James Associates. Smith & Wollensky Operating Corp. keeps and maintains the books of account of St. James Associates at no cost to St. James Associates, and we direct the day-to-day operations of St. James Associates as part of our duties under our management agreement with St. James Associates. We have entered into a licensing agreement with St. James Associates which permits us to use the name Smith & Wollensky. In 2000, we paid $209,000 to St. James Associates in opening fees and $1.0 million in royalty fees, and for the three months ended April 2, 2001, we paid $286,000 in royalty fees. In 1999 we paid $203,000 to St. James Associates in opening fees and $778,000 in royalty fees. In 1998, we paid $600,000 to St. James Associates in opening fees for our Smith & Wollensky restaurants in Chicago, New Orleans and Las Vegas and $310,000 in royalty fees.

    Pursuant to the management agreement with St. James Associates, we were retained to provide management services to the Smith & Wollensky restaurant in New York in exchange for a fee of 2.3% of all restaurant sales. The other general partner of St. James Associates may terminate the agreement in certain circumstances. See "--MANAGEMENT AGREEMENTS--SMITH & WOLLENSKY." In 1998, St. James Associates paid $562,000 to us for our management services, $602,000 in 1999, $615,000 in 2000 and $147,000 for the three months ended April 2, 2001.

MW REALTY ASSOCIATES

    An entity controlled by Alan Stillman, Smith & Wollensky Operating Corp., is both a limited partner and one of the two general partners of MW Realty Associates, L.P., the owner of the property on which the Smith & Wollensky restaurant in New York is located. Smith & Wollensky Operating Corp. keeps and maintains the books of account of MW Realty Associates at no cost to MW Realty Associates, and we direct the day-to-day operations of MW Realty Associates as part of our duties under our management agreement with St. James Associates. In addition, Eugene Byrne is a limited partner of MW Realty Associates.

ROLL-UP TRANSACTIONS

    Our predecessor, The New York Restaurant Group, LLC, was formed in
August 1995 to act as a holding company for a series of partnerships and limited liability companies affiliated by a common control group which operated our owned restaurants. In January 1996 we and the operating entities entered into a group of related roll-up transactions, in the form of asset contribution and merger agreements, whereby the owners of the operating entities exchanged their underlying equity interests or exchanged the operating net assets of the business in exchange for either cash or membership interests in us, at their option.

    Simultaneous with the roll-up transactions, we executed a note purchase agreement whereby we sold to Thomas H. Lee Equity Partners, L.P. and Thomas H. Lee Investors, Limited Partnership (formerly known as THL-CCI, Limited Partnership) 6% convertible exchangeable subordinated notes for approximately $7.4 million, which notes were convertible into approximately 25% of the outstanding membership units of our corporate predecessor. An additional
$4.0 million worth of these notes were sold in February 1997. These notes were converted into 9.7% of the outstanding shares of common stock in October 1997. Pursuant to these agreements, some owners sold their equity interests in our predecessor for approximately $3.0 million in cash, and some owners and new investors purchased additional membership units aggregating approximately $689,000 at the same cost. In a related transaction, Alan Stillman assigned his rights to receive management fees from Atlantic & Pacific Grill Associates, now doing business as the Park Avenue Cafe, The Manhattan Ocean Club and Cite restaurants, in exchange for 166,666 membership units.

    Our current corporate entity was formed in October 1997 as The New York Restaurant Group, Inc. in a merger with our predecessor, The New York Restaurant Group, LLC, with us as the successor entity. The merger was consummated immediately prior to, and in connection with, the offering of our Series A Convertible Preferred Stock in October 1997. Pursuant to an amendment to our Certificate of Incorporation, we changed our name to The Smith & Wollensky Restaurant Group, Inc. in November 1999.

CONSULTING SERVICES FROM EUGENE ZURIFF

    Eugene Zuriff, one of our directors, has also provided financial legal, expansion and consulting services to us since, February 1997 on an at-will basis for which he receives $500 per day plus reimbursement for out of pocket expenses. In 1998, we paid an aggregate of $107,250, including out of pocket expenses, to Mr. Zuriff for such consulting services $140,500 in 1999, $164,250 in 2000, and $33,750 for the three months ended April 2, 2001.

TRANSACTIONS WITH DIRECTORS AND OTHER AFFILIATES

    We do not currently contemplate entering into any contracts or other transactions with any of our affiliates other than those described above. However, in the future, any dealings with our affiliates under the agreements or arrangements described above, or any new contract or other transaction between us and one or more of our directors or other affiliates, or between us and any corporation, firm or association in which one or more of our directors or other affiliates has a material financial interest, will either be approved by our stockholders or by the disinterested members of our board of directors or an appropriate committee of our board of directors, as applicable under the circumstances.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock as of April 2, 2001, and as adjusted to reflect the sale of the common stock offered hereby by:

    - each selling stockholder;

    - each person who is known by us to own beneficially more than 5% of the outstanding shares of our capital stock;

    - each of our directors;

    - the named executive officers; and

    - all directors and executive officers as a group.

    Percentage of ownership is calculated as required by the Commission
Rule 13d-3(d)(1). Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock, including shares to be issued upon conversion of preferred stock, shown as beneficially owned by them. The table below includes the number of shares underlying options which are exercisable within 60 day from the date of this offering. Unless otherwise indicated, the address of each of the beneficial owners identified is 1114 First Avenue, New York, New York 10021.


                                              BENEFICIAL OWNERSHIP
                                                    PRIOR TO                         BENEFICIAL OWNERSHIP
                                                 THIS OFFERING       SHARES TO        AFTER THIS OFFERING
                                              --------------------    BE SOLD       -----------------------
                                              NUMBER OF               IN THIS       NUMBER OF
NAME OF BENEFICIAL OWNER                       SHARES     PERCENT    OFFERING        SHARES        PERCENT
------------------------                      ---------   --------   ---------      ---------      --------
Alan N. Stillman(1).........................  1,360,706    30.0 %           0(2)    1,360,706(3)    15.1 (3)%
James M. Dunn(4)............................     44,000     *               0          44,000        *
Alan Mandel.................................          0     *               0               0        *
Eugene M. Byrne(5)..........................    124,244    2.7  %           0         124,244       1.4  %
Eugene I. Zuriff(6).........................     13,000     *               0          13,000        *
Thomas H. Lee(7) ...........................  1,059,700    23.4 %           0(8)    1,059,700(9)    11.7 (9)%
  75 State Street
  Boston, MA 02109
C. Hunter Boll(10) .........................  1,059,700    23.4 %           0(8)    1,059,700(9)    11.7 (9)%
  75 State Street
  Boston, MA 02109
Richard S. LeFrak ..........................      6,908     *               0           6,908        *
  97-77 Queens Blvd.
  Rego Park, NY 11374
Thomas H. Lee Equity Partners, L.P. ........    874,940    19.3 %           0(11)     874,940(12)   9.7  (12)%
  75 State Street
  Boston, MA 02109
Thomas H. Lee Investors, Limited                184,760    4.1  %           0(13)     184,760(14)   2.0  (14)%
  Partnership ..............................
  75 State Street
  Boston, MA 02109
La Cite, Inc. ..............................    348,191    7.7  %           0         348,191       3.9  %
  c/o The Smith & Wollensky
  Restaurant Group, Inc.
  1114 First Avenue
  New York, NY 10021

                                              BENEFICIAL OWNERSHIP
                                                    PRIOR TO                         BENEFICIAL OWNERSHIP
                                                 THIS OFFERING       SHARES TO        AFTER THIS OFFERING
                                              --------------------    BE SOLD       -----------------------
                                              NUMBER OF               IN THIS       NUMBER OF
NAME OF BENEFICIAL OWNER                       SHARES     PERCENT    OFFERING        SHARES        PERCENT
------------------------                      ---------   --------   ---------      ---------      --------
White & Witkowsky, Inc. ....................    395,070    8.7  %           0         395,070       4.4  %
  c/o The Smith & Wollensky
  Restaurant Group, Inc.
  1114 First Avenue
  New York, NY 10021
Thursdays Supper Pub, Inc. .................    385,400    8.5  %           0(15)     385,400(16)   4.3  (16)%
  c/o The Smith & Wollensky
  Restaurant Group, Inc.
  1114 First Avenue
  New York, NY 10021
Warburg Pincus Emerging Growth Fund ........    224,524    5.0  %           0         224,524       2.5  %
  466 Lexington Avenue
  New York, NY 10017
Warburg Pincus Post-Venture Capital Fund ...     51,813    1.1  %           0          51,813        *
  466 Lexington Avenue
  New York, NY 10017

All Directors and Executive Officers as a     2,608,558    57.6 %           0(17)   2,608,558(18)   28.8 (18)%
  Group
  (8 persons, including the above)

Other Selling Stockholders
David Amorelli .............................        750     *             666              84        *
  906 Split Rock Road
  Pelham Manor, NY 10803
Franklin Antonio ...........................      4,659     *           4,659               0        *
  2765 Cordoba Cove
  Del Mar, CA 92014
Arnold & S. Bleichroeder, Inc. .............     69,084    1.5  %      14,000          55,084        *
  c/o Global Growth LLC
  1345 Avenue of the Americas
  New York, NY 10105
Astrophel Ltd. .............................      6,666     *           6,666               0        *
  5 Rue Rodolphe Toepffer 5
  1206 Geneva, Switzerland
Taylor R. Briggs IRA .......................      4,145     *           4,145               0        *
  c/o Jane Briggs
  1425 Main Street
  Williamstown, MA 01207
Brown University ...........................     24,773     *          24,773               0        *
  c/o Georgica Advisors, LLC
  152 West 57th Street, 46th Floor
  New York, NY 10019
Closefire Ltd. .............................      6,666     *           6,666               0        *
  c/o Pogue Capital Management
  60 Patterson Place
  Greenwich, CT 06830
Jefferson R. Cobb ..........................      4,496     *           4,496               0        *
  P.O. Box 130310
  Birmingham, AL 35213
Jeffrey Cohen ..............................      2,248     *             750           1,498        *
  1500 Hempstead Turnpike
  East Meadow, NY 11554

                                              BENEFICIAL OWNERSHIP
                                                    PRIOR TO                         BENEFICIAL OWNERSHIP
                                                 THIS OFFERING       SHARES TO        AFTER THIS OFFERING
                                              --------------------    BE SOLD       -----------------------
                                              NUMBER OF               IN THIS       NUMBER OF
NAME OF BENEFICIAL OWNER                       SHARES     PERCENT    OFFERING        SHARES        PERCENT
------------------------                      ---------   --------   ---------      ---------      --------
Kenneth S. Davidson ........................      2,500     *           2,500               0        *
  Davidson Capital Management
  500 Park Avenue, Suite 510
  New York, NY 10022
Daniel F. Dent .............................      6,666     *           6,666               0        *
  2 East Read Street
  Baltimore, MD 21202
Kevin Dillon ...............................     15,000     *           5,000          10,000        *
  10 Orange Avenue
  Goshen, NY 10924
E.M.D. & Family Investors Limited ..........      4,000     *             333           3,667        *
  P.O. Box 835
  Dayton, NJ 08810-0835
Estate of Edward S. Gordon .................      5,250     *           5,250               0        *
  c/o Blank Rome Tenzer Greenblatt LLP
  405 Lexington Avenue
  New York, NY 10174-0208
Meredith Frederick .........................      3,112     *           3,112               0        *
  679 President Street
  Brooklyn, NY 11215
FTA Media Limited ..........................     31,857     *          31,857               0        *
  c/o Georgica Advisors, LLC
  152 West 57th Street, 46th Floor
  New York, NY 10019
The Fulcrum Trust ..........................     10,250     *          10,250               0        *
  c/o Kristin Bushard, CFA
  440 Lincoln Street
  Worcester, MA 01653
Georgica Partners ..........................    144,441    3.2  %     144,441               0        *
  c/o Georgica Advisors LLC
  152 West 57th Street, 46th Floor
  New York, NY 10019
Gravitas Capital ...........................      6,908     *           2,666           4,242        *
  1172 Park Avenue
  New York, NY 10128
Jonathan Gray ..............................        700     *             700               0        *
  31 Charles Street
  Greenwich, CT 06830
Guarantee & Trust Co. TTE FBO Mai                 1,666     *           1,666               0        *
  N. Pogue IRA .............................
  c/o Pogue Capital Management
  60 Patterson Place
  Greenwich, CT 06830
Mark Hamwi .................................      5,000     *           3,500           1,500        *
  77 Russell Avenue
  Rahway, NJ 07065
Michael Hart ...............................      8,035     *           6,000           2,035        *
  587 Washington Avenue
  Pleasantville, NY 10570

                                              BENEFICIAL OWNERSHIP
                                                    PRIOR TO                         BENEFICIAL OWNERSHIP
                                                 THIS OFFERING       SHARES TO        AFTER THIS OFFERING
                                              --------------------    BE SOLD       -----------------------
                                              NUMBER OF               IN THIS       NUMBER OF
NAME OF BENEFICIAL OWNER                       SHARES     PERCENT    OFFERING        SHARES        PERCENT
------------------------                      ---------   --------   ---------      ---------      --------
Thomas Hart ................................     21,534     *          21,534               0        *
  202 Bell Road
  Scarsdale, NY 10583
John P. Heffernan ..........................      5,181     *           5,181               0        *
  230 Park Avenue, Suite 1831
  New York, NY 10169
JNJ Partnership ............................      4,486     *           2,000           2,486        *
  41 South High Street, Suite 3610
  Columbus, OH 43215
The Kobacker Company .......................      4,486     *           2,000           2,486        *
  41 South High Street, Suite 3610
  Columbus, OH 43215
L. Rags, Inc. ..............................      6,908     *           6,908               0        *
  1 Barstow Road
  Great Neck, NY 11021
Lappin Capital Management ..................     10,861     *          10,861               0        *
  411 West Putnam Avenue, Suite 420
  Greenwich, CT 06830
Mark and Traci Lerner JTWROS ...............     13,816     *          13,816               0        *
  3606 Anton Farms Road
  Baltimore, MD 21208
Thomas W. Luedke ...........................      3,092     *           1,546           1,546        *
  7 Kingsville Drive
  Monroe, NY 10950
Mike Major .................................      2,112     *           2,112               0        *
  6 Guild Drive
  Norwalk, CT 06850
Thomas J. Malmud ...........................      8,000     *           8,000               0        *
  Warshaw Burstein
  555 Fifth Avenue
  New York, NY 10017
Michael McCann .............................      1,200     *           1,200               0        *
  465 Beacon Avenue
  Lindenhurst, NY 11757
Alan Meltzer ...............................      6,400     *           6,400               0        *
  944 Park Avenue
  New York, NY 10028
Matt Moore .................................      1,600     *           1,600               0        *
  4515 North Wolcott Avenue #BB
  Chicago, IL 60640
Robert E. Morrow ...........................     10,000     *          10,000               0        *
  c/o Kenilworth Equities Ltd.
  825 Third Ave
  New York, NY 10022
Ronald A. Nicholson ........................     15,000     *           5,000          10,000        *
  645 Madison Avenue, Room 501
  New York, NY 10022
Northport Private Equity ...................     12,435     *          12,435               0        *
  559 Oak Street
  Winnetka, IL 60093-2649

                                              BENEFICIAL OWNERSHIP
                                                    PRIOR TO                         BENEFICIAL OWNERSHIP
                                                 THIS OFFERING       SHARES TO        AFTER THIS OFFERING
                                              --------------------    BE SOLD       -----------------------
                                              NUMBER OF               IN THIS       NUMBER OF
NAME OF BENEFICIAL OWNER                       SHARES     PERCENT    OFFERING        SHARES        PERCENT
------------------------                      ---------   --------   ---------      ---------      --------
Sam Pack ...................................      7,835     *           3,000           4,835        *
  66 Joyce Road
  Hartsdale, NY 10530
Brad Pape ..................................      1,500     *             750             750        *
  53 Wiltshire Street
  Bronxville, NY 10708
PrivatBank Von Graffenried AG ..............     16,328     *           8,164           8,164        *
  Attn: Stephen Harren
  Marktgass--Passage 3
  3000 Bern 7, Switzerland
Peter T. Rado ..............................      6,700     *           4,000           2,700        *
  176 E. 71st Street
  New York, NY 10021
Ralco, Inc. ................................      6,182     *           6,182               0        *
  c/o Georgica Advisors, LLC
  152 West 57th Street, 46th Floor
  New York, NY 10019
Michael Rubey ..............................      6,908     *           6,908               0        *
  P O. Box 1610
  Rancho Santa Fe, CA 92067
Stefanie Rubin .............................      2,248     *           2,248               0        *
  111 Deer Run
  Roslyn, NY 11577
Alvin Rush .................................      6,908     *           6,908               0        *
  1 Barstow Road
  Great Neck, NY 11021
Reinhard Schlegel ..........................     15,000     *          15,000               0        *
  Uhland Str 171
  D-10719 Berlin, Germany
Estate of Arthur Sicular ...................     10,000     *           5,000           5,000        *
  c/o Lilian Sicular
  900 Fifth Avenue #17C
  New York, NY 10021
Societe de Banque (Luxembourg) SA ..........      6,744     *           6,744               0        *
  c/o USB (Luxembourg) SA
  17-21 Blvd. Joseph II, P.O. Box 2
  L-2010 Luxembourg
Tennyson Private Placement Opportunity           19,200     *          19,200               0        *
  Fund, LLP ................................
  1954 Greenspring Drive, 4th Floor
  Timonium, MD 21093
Danny Thames  ..............................      1,000     *           1,000               0        *
  51 Holly Road
  Hewlett, NY 10020
Paul Tobey .................................      6,500     *           6,500               0        *
  57 Riverview Road
  Irvington, NY 10533
Norman Tulchin .............................      5,181     *           5,181               0        *
  10122 Sunbrook Drive
  Beverly Hills, CA 90210

                                              BENEFICIAL OWNERSHIP
                                                    PRIOR TO                         BENEFICIAL OWNERSHIP
                                                 THIS OFFERING       SHARES TO        AFTER THIS OFFERING
                                              --------------------    BE SOLD       -----------------------
                                              NUMBER OF               IN THIS       NUMBER OF
NAME OF BENEFICIAL OWNER                       SHARES     PERCENT    OFFERING        SHARES        PERCENT
------------------------                      ---------   --------   ---------      ---------      --------
Stanley Tulchin ............................      4,145     *           4,145               0        *
  635 Kathleen Place
  Westbury, NY 11590
U.S.A Fund Limited Partnership .............     13,816     *          13,816               0        *
  233 East Redwood Street, Suite 100
  Baltimore, MD 21202
Sidney Wasserman ...........................      2,248     *             800           1,448        *
  31 Northampton Court
  Newport Beach, CA 92660
Samuel Weaver ..............................      2,248     *           1,124           1,124        *
  12 Winding Land
  Greenwich, CT 06831
Winfield Capital Corporation ...............     11,280     *          11,280               0        *
  237 Mamaroneck Avenue
  White Plains, NY 10605
Rainer Zach ................................      1,000     *           1,000               0        *
  1815 Canyon Drive #6
  Los Angeles, CA 90028


------------------------

*   Less than one percent

(1) Includes 107,500 shares owned by Stillman's First, 348,191 shares held by La Cite, Inc., 395,070 shares held by White & Witkowsky, Inc. 385,400 shares held by Thursdays Supper Pub, Inc., 90,754 shares held by the Donna Stillman Trust. Also includes immediately exercisable options to purchase 27,000 shares of common stock.


(2) Shares to be sold in this offering if the underwriters exercise the entire over-allotment option will be 377,272.



(3) If the underwriters exercise the entire over-allotment option, the number of shares beneficially owned after this offering will be 983,434 which constitutes 10.9%.


(4) Includes immediately exercisable options to purchase 34,000 shares of common stock.

(5) Includes immediately exercisable options to purchase 14,500 shares of common stock.

(6) Includes 2,000 shares held by Mr. Zuriff's individual retirement account. Also includes immediately exercisable options to purchase 1,000 shares of common stock.

(7) Includes 874,940 shares held by Thomas H. Lee Equity Partners, L.P. and 184,760 shares held by Thomas H. Lee Investors, Limited Partnership.
    Mr. Lee disclaims beneficial ownership of such shares. Mr. Lee is the general partner of THL Equity Advisors Limited Partnership, which is the general partner of Thomas H. Lee Equity Partners, L.P., and is also the general partner of Thomas H. Lee Investors, Limited Partnership. Mr. Lee is also one of our directors.


(8) Shares to be sold in this offering if the underwriters exercise the entire over-allotment option will be 377,272.



(9) If the underwriters exercise the over-allotment option, the number of shares beneficially owned after this offering will be 682,428 which constitutes 7.6%.



                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

(10) Includes 874,940 shares held by Thomas H. Lee Equity Partners, L.P. and 184,760 shares held by Thomas H. Lee Investors, Limited Partnership.
    Mr. Boll disclaims beneficial ownership of such shares. Mr. Boll is a Vice President of THL Equity Advisors Limited Partnership, which is the general partner of Thomas H. Lee Equity Partners, L.P., and is also a Vice President of the general partner of Thomas H. Lee Investors, Limited Partnership.
    Mr. Boll is also one of our directors.


(11) Shares to be sold in this offering if the underwriters exercise the entire over-allotment option will be 311,495.



(12) If the underwriters exercise the entire over-allotment option, the number of shares beneficially owned after this offering will be 563,445 which constitutes 6.2%.



(13) Shares to be sold in this offering if the underwriters exercise the entire over-allotment option will be 65,777.



(14) If the underwriters exercise the entire over-allotment option, the number of shares beneficially owned after this offering will be 118,983 which constitutes 1.3%.



(15) Shares to be sold in this offering if the underwriters exercise the entire over-allotment option will be 377,272.



(16) If the underwriters exercise the entire over-allotment option, the number of shares beneficially owned after this offering will be 8,128 which constitutes less than 1.0%.



(17) Shares to be sold in this offering if the underwriters exercise the entire over-allotment option will be 754,544.



(18) If the underwriters exercise the entire over-allotment option, the number of shares beneficially owned after this offering will be 1,854,014 which constitutes 20.5%.

                          DESCRIPTION OF CAPITAL STOCK

    Upon completion of this offering, our authorized capital stock will consist of 90,000,000 shares of common stock, $.01 par value per share, of which 9,032,459 shares will be outstanding. The following description of our capital stock, selected provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated By-laws is a summary and is qualified in its entirety by the provisions of the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws, copies of which have been filed as exhibits to this Registration Statement of which this prospectus is a part.

COMMON STOCK

    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. The holders of a majority of the shares issued and outstanding constitutes a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present at any meeting, the vote of the majority of the shares shall decide any question brought before such meeting. Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting for the election of directors. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor, and shall be entitled to receive, pro rata, all assets available for distribution to such holders upon liquidation. Holders of common stock have no preemptive, subscription or redemption rights in connection with their ownership of such common stock.

WARRANTS TO PURCHASE COMMON STOCK

    In connection with our $10.0 million senior subordinated note financing with Magnetite Asset Investors, L.L.C., on June 29, 1999, we issued warrants to Magnetite to purchase up to 71,988 shares, subject to adjustment for dividends, distributions, recapitalizations, stock splits, subdivisions and the like of our common stock, increasing to 95,984 shares of common stock if the $10.0 million senior subordinated note is not paid in full by June 29, 2001, at an exercise price of $.01 per share. These warrants expire on June 29, 2009. Magnetite has piggyback registration rights with respect to the common stock underlying the warrant which have been waived in connection with this offering.

CERTAIN PROVISIONS AFFECTING STOCKHOLDERS

    AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

    Our board of directors is divided into three classes, each of which, after a transitional period, will serve for three years, with one class being elected each year. Removal of a member of the board of directors with or without cause requires a majority vote of the board of directors or of the stockholders. A majority of the remaining directors then in office, though less than a quorum, unless previously filled by the stockholders, are empowered to fill any vacancy on the board of directors. A majority vote of the stockholders is required to alter, amend or repeal the foregoing.

    AMENDED AND RESTATED BY-LAWS

    Our Amended and Restated By-Laws provide that our stockholders shall not have the right, in their capacity as stockholders, to call a special meeting of the stockholders.

    DELAWARE TAKEOVER STATUTE

    We are subject to the "business combination" provisions of Section 203 of the Delaware General Corporation Law. With limited exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

    - the transaction is approved by the board of directors prior to the date the interested stockholder obtained interested stockholder status;

    - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and
      (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to the date the business combination is approved by the board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions described in the Delaware General Corporation Law, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15.0% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

    In addition, provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws summarized in the foregoing paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    Our Amended and Restated Certificate of Incorporation and our Amended and Restated By-laws provide that, except to the extent prohibited by Delaware law, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as our directors. Under Delaware law, the directors have a fiduciary duty to us which is not eliminated by this provision of the Amended and Restated Certificate of Incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to us and our stockholders, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director for the following:

    - any breach of the director's duty of loyalty to us or our stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock purchases or redemptions; or

    - for any transaction from which the director derived an improper personal benefit.

    Delaware law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under our Bylaws, any agreement, a vote of stockholders or disinterested directors or otherwise. The Amended and Restated Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Delaware law. In addition, our Amended and Restated Certificate of Incorporation provides that we may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was one of our directors or officers or is or was serving at our request as a director of or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. We believe that these provisions are necessary to attract and retain qualified directors and executive officers. Our Amended and Restated Articles of Incorporation also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have liability insurance for our officers and directors.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Amended and Restated Certificate of Incorporation. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

    Under the terms of the registration rights agreement, if we propose to register any of our securities under the Securities Act following this offering, whether for our own account or otherwise, certain holders of common stock are entitled to notice of such registration and are entitled to include their shares therein, subject to certain conditions and limitations. The holders of registrable shares also may require us to effect the registration of their registrable shares for sale to the public, subject to other conditions and limitations. The parties to the registration rights agreement have waived their rights to include their shares in this offering. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

    Under the terms of the shareholders' agreement, if we propose to register any of our securities under the Securities Act following this offering, whether for our own account or otherwise, holders of approximately 1,448,529 shares of common stock are entitled to notice of such registration and are entitled to include their shares therein, subject to certain conditions and limitations. The holders of registrable shares also may require us to effect the registration of their registrable shares for sale to the public, subject to other conditions and limitations. The parties to the shareholders' agreement have waived their rights to include their shares in this offering. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

    The terms of the Magnetite warrants provide that in the event we propose to register any of our securities under the Securities Act, Magnetite is entitled to notice of such registration and is entitled to include the 71,988 shares of common stock underlying the warrant in such registration, subject to certain conditions and limitations. Magnetite has waived such registration rights in connection with this offering.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, of New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for our common stock. Therefore, we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. The market price of our common stock could drop due to sales of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.


    Upon completion of this offering, 9,032,459 shares of our common stock will be outstanding, assuming no exercise of the underwriters' over-allotment option, and there are 148,066 estimated shares of common stock issuable upon the exercise of authorized and outstanding options under our stock plans and 71,988 shares of common stock issuable upon the exercise of the warrants held by Magnetite Asset Investors. Of these shares, 5,030,305 shares (5,784,849 shares if the underwriters exercise their over-allotment options in full) sold in this offering will be freely tradable without restrictions under the Securities Act, except for any shares purchased by any of our affiliates, defined as any person that, directly or indirectly, controls, or is controlled by, or is under common control with us. The remaining 4,002,154 shares, assuming no exercise of the underwriters' over-allotment option, (not including shares issuable under options as to which special restrictions apply), which are held by 187 shareholders, are restricted securities which are defined as


    - securities acquired directly or indirectly from us, or from an affiliate of ours, or in a transaction or chain of transactions not involving any public offering; and

    - securities acquired from us that are subject to the resale limitations under the Securities Act.

    Restricted securities generally may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the safe harbor provided by Rule 144 under the Securities Act.

LOCK-UP AGREEMENTS


    We and all of our officers and directors, the selling stockholders and other holders holding an aggregate of approximately 4,193,602 shares of our common stock and the holders of options to purchase approximately 137,350 shares of our common stock have entered into lock-up agreements pursuant to which they have agreed not to, directly or indirectly, issue, sell, offer, agree to sell, grant any option or contract for the sale of, pledge or otherwise dispose of, or, in any manner, transfer all or a portion of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or any interest therein owned as the date hereof or hereafter acquired for a period of 180 days after the date of this prospectus without the prior written consent of C.E. Unterberg, Towbin. C.E. Unterberg has advised us that it has no present intention to release any of the shares subject to the lock-up agreements prior to the expiration of the lock-up period. These shares will not be eligible for sale in the public market without registration under the Securities Act unless such sales meet the conditions and restrictions of Rule 144 as described below.


RULE 144

    In general, under Rule 144 as currently in effect, any person or persons whose shares are aggregated, including each of our affiliates, who has beneficially owned restricted securities for a period of at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

    - 1% of the then-outstanding shares of common stock, approximately 90,324 shares after this offering, or

    - the average weekly trading volume in our common stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the SEC.

    Sales under Rule 144 are also subject to certain provisions relating to notice and manner of sale and the availability of current public information about us. In addition, a person or persons whose shares are aggregated, who has not been an affiliate of us at any time during the 90 days immediately preceding a sale of our common stock, and who has beneficially owned the shares for at least two years, would be entitled to sell shares owned thereby under Rule 144(k) without regard to the volume limitation and other conditions described above. The foregoing summary of Rule 144 is not intended to be a complete description.


    Beginning 180 days after the date of this prospectus, 1,470,096 shares of common stock owned by non-affiliates will be eligible for sale under the provisions of Rule 144(k) and 2,532,058 shares of common stock held by our affiliates will be eligible for sale under the provisions of Rule 144.



    The holders of options to purchase 137,016 shares of our common stock have entered into lock-up agreements pursuant to which they have agreed not to, directly or indirectly, issue, sell, offer, agree to sell, grant any option or contract for the sale of, pledge or otherwise dispose of, or, in any manner, transfer all or a portion of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or any interest therein for a period of 180 days after the date of this prospectus without the prior written consent of C.E. Unterberg, Towbin. Any of our employees, other than affiliates who purchase shares from us in connection with a compensatory stock purchase plan or option plan or other written agreement in accordance with Rule 701 of the Securities Act, will be eligible to resell their shares beginning 90 days after the date of this prospectus, subject only to the manner of sale restrictions of Rule 144 of the Securities Act.

                              PLAN OF DISTRIBUTION

    Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholders and the underwriters, who are represented by C.E. Unterberg, Towbin, each of the underwriters named below has severally agreed to purchase from us and the selling stockholders the following respective number of shares of common stock, less the underwriting discounts and commissions set forth on the cover page of this prospectus, set forth below:


                                                               NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ---------
C.E. Unterberg, Towbin......................................
McDonald Investments Inc....................................
Morgan Keegan & Company, Inc................................
                                                              ---------
      Total.................................................  5,030,305
                                                              =========


    The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions, including the approval of legal matters by their counsel. The nature of the underwriters' obligations is that they are committed to purchase and pay for all of the above shares of common stock, other than shares of our common stock covered by the over-allotment option described below, if any are purchased.

PUBLIC OFFERING PRICE AND DEALERS CONCESSION

    The underwriters propose initially to offer the shares of common stock offered by this prospectus directly to the public at the initial public offering price per share set forth on the cover page of this prospectus, and to certain
dealers at that price less a concession not in excess of $            per share.
The underwriters may allow, and these dealers may re-allow, a discount not in
excess of $            per share on sales to certain other dealers. After
commencement of this offering, the offering price, discount price and re-allowance may be changed by the underwriters. No such change will alter the amount of proceeds to be received by us or the selling stockholders as set forth on the cover page of this prospectus.

OVER-ALLOTMENT OPTION


    Three of our other stockholders have granted the underwriters an option, which may be exercised within 30 days after the date of this prospectus, to purchase in the aggregate up to 754,544 additional shares of common stock to cover over-allotments, if any, at the initial public offering price, less the underwriting discount and commissions set forth on the cover page of this prospectus. If the underwriters exercise their over-allotment option to purchase any of these additional 754,544 shares of common stock, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered by this prospectus are being sold. These other stockholders will be obligated, pursuant to the over-allotment option, to sell shares to the underwriters if the underwriters exercise their over-allotment option. The underwriters may exercise their over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered by this prospectus. To the extent the option is exercised, the underwriters will be severally committed, subject to several conditions, including the approval of legal matters by their counsel, to purchase the additional shares of common stock in proportion to their respective purchase commitments as indicated in the preceding table.


UNDERWRITING COMPENSATION

    The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us and the selling stockholders per share of common stock. The following table summarizes the compensation to be paid to the underwriters by us and the selling stockholders in connection with this offering. The following amounts are shown assuming both no exercise and full exercise of the underwriters option to purchase additional shares.

                                                                                   TOTAL
                                                                      -------------------------------
                                                             PER         WITHOUT            WITH
                                                            SHARE     OVER-ALLOTMENT   OVER-ALLOTMENT
                                                           --------   --------------   --------------
Underwriting discounts paid by us........................  $             $                $
Underwriting discounts paid by the
selling stockholders.....................................  $             $                $
                                                           -------       -------          -------
Total....................................................  $             $                $
                                                           =======       =======          =======


    The selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Because the selling stockholders may be deemed to be "underwriters," the profits realized by them may be deemed underwriting compensation, and they may be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended, as well as the anti-manipulative provisions of Regulation M.



    The shares of common stock purchased by the selling stockholders and being sold in this offering were purchased in the ordinary course of business. At the time of such purchase, the selling stockholders did not have any agreement or understanding, either directly or indirectly, with any person to distribute their common stock.


OTHER OFFERING EXPENSES; ACCEPTANCE AND DELIVERY

    We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,000,000. The offering of the shares is made for delivery, when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of our shares in whole or in part.

INDEMNIFICATION OF UNDERWRITERS

    We and the selling stockholders have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act, and, where such indemnification is unavailable, contribute to payments the underwriters may be required to make in connection with these liabilities.

LOCK-UP ARRANGEMENTS


    We and all of our directors and officers, the selling stockholders and other holders holding an aggregate of approximately 4,193,602 shares of our common stock and the holders of options to purchase approximately 137,350 shares of our common stock have entered into lock-up agreements pursuant to which they have agreed not to, directly or indirectly, issue, sell, agree to sell, grant any option or contract for the sale of, pledge or otherwise dispose of, or, in any manner, transfer all or a portion of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or any interest therein owned as of the date hereof or hereafter acquired for a period of 180 days after the date of this prospectus without the prior written consent of C.E. Unterberg, Towbin. C.E. Unterberg has advised us that it has no present intention to release any of the shares subject to the lock-up agreements prior to the expiration of the lock-up period.


DIRECTED SHARE PROGRAM

    At our request, the underwriters have reserved for sale at the initial public offering price up to 5% of the shares of common stock to be sold in this offering to our directors, officers, employees and friends, or to persons who are otherwise associated with us and our affiliates, and who have advised us of their desire to purchase such shares through a directed share program. The number of shares available for sale to the general public will be reduced to the extent any reserved shares are purchased. Any reserved shares not so purchased will be offered by the underwriters on the same basis as the other shares offered hereby. We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the reserved shares.


ELECTRONIC DELIVERY



    A prospectus in electronic format is being made available on an Internet web site maintained by Wit SoundView Corporation's strategic partner, E*Trade Securities, Inc. The underwriters may allocate a number of shares to Wit SoundView Corporation for sale through E*Trade to online brokerage account holders.


SALES TO DISCRETIONARY ACCOUNTS

    C.E. Unterberg, Towbin may sell shares of our common stock to accounts over which it exercises discretionary authority after obtaining prior consent from the account with respect to any sales to such accounts.

STABILIZATION AND OTHER TRANSACTIONS

    In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act, pursuant to which the underwriters may bid for, or purchase, common stock for the purpose of stabilizing the market price. The underwriters also may create a short position by selling more common stock in connection with this offering than they are committed to purchase from us, and in such case may purchase common stock in the open market following completion of this offering to cover all or a portion of such short position. In addition, the underwriters may impose "penalty bids" whereby they may reclaim from a dealer participating in this offering, the selling concession with respect to the common stock that it distributed in this offering, but which was subsequently purchased for the accounts of the underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required and, if they are undertaken, they may be discontinued at any time.

DETERMINATION OF OFFERING PRICE

    Prior to this offering, there has been no market for our common stock. Accordingly, the initial public offering price for the common stock was determined by negotiation between us and the underwriters.

    The primary factors considered in determining the public offering price were:

    - our financial and operating history and condition;

    - market valuations of other companies engaged in activities similar to ours;

    - our prospects and prospects for the industry in which we do business in general;

    - our management;

    - prevailing equity market conditions; and

    - the demand for securities considered comparable to ours.

NASDAQ NATIONAL MARKET

    Our common stock has been approved for listing on the Nasdaq National Market under the symbol "SWRG."

                    CERTAIN UNITED STATES TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS

GENERAL

    The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of common stock that may be relevant to you if you are a non-United States holder. As used in this prospectus, the term "non-United States holder" is any person or entity that is a beneficial owner of our common stock and that, for United States federal income tax purposes, is either a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign trust, in each case not subject to United States federal income tax on a net basis in respect of income or gain with respect to our common stock.

    This discussion is limited to non-United States holders who hold shares of common stock as capital assets. This discussion does not address all aspects of United States federal income and estate taxes that may be relevant to you if you are a non-United States holder in light of your particular circumstances, nor does it discuss special tax provisions which may apply to you if you relinquished United States citizenship or residence. This discussion is not intended to be applicable in all respects to all categories of non-United States holders, some of whom may be subject to special treatment under United States federal income tax laws, including "controlled foreign corporations," "passive foreign investment companies," and "foreign personal holding companies." Moreover, this discussion does not address United States state or local or foreign tax consequences. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended, existing and proposed regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code, in effect on the date of this prospectus. All of these authorities may change, possibly with retroactive effect or different interpretations.

    If you are an individual, you may be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least
183 days during a three-year period ending in the current calendar year. In determining whether an individual is present in the United States for at least 183 days, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to United States federal income and estate tax in the same manner as United States citizens and residents.

    EACH PROSPECTIVE PURCHASER OF OUR COMMON STOCK IS ADVISED TO CONSULT THEIR OWN TAX ADVISOR REGARDING THEIR INDIVIDUAL CIRCUMSTANCES, AND THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

DIVIDENDS

    We do not anticipate paying cash dividends on our capital stock in the foreseeable future. In the event, however, that dividends are paid on shares of our common stock, dividends paid to a you as a non-United States holder of common stock generally will be subject to United States withholding tax at a 30% rate, unless an applicable income tax treaty provides for a lower withholding rate. To claim the benefit of a lower rate under an income tax treaty, you must properly file with the payor an IRS Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the applicable tax treaty. In addition, where dividends are paid to a non-United States holder that is a partnership or other pass through entity, persons holding an interest in the entity may need to provide certification claiming an exemption or reduction in withholding under the applicable treaty.

    If dividends are considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of yours, those dividends will not be subject to withholding tax, but instead will be subject to United States federal income tax on a net basis at applicable graduated individual or corporate rates, provided an IRS Form W- 8ECI, or successor form, is filed with the payor. If you are a foreign corporation, any effectively connected dividends may be subject to an additional "branch profits tax" at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty.

    You must comply with the certification procedures described above, or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures, directly or under certain circumstances through an intermediary, to obtain the benefits of a reduced rate under an income tax treaty with respect to dividends paid with respect to your common stock. In addition, if you are required to provide an IRS Form W-8ECI or successor form, as discussed above, or are a foreign estate or trust, you must also provide your tax identification number.

    If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

    As a non-United States holder, you generally will not be subject to United States federal income or withholding tax on any gain recognized on the sale or other disposition of common stock unless:

    (i) the gain is considered effectively connected with the conduct of a trade or business by you within the United States or of a partnership, trust or estate in which you are a partner or beneficiary within the United States, or, where a tax treaty applies, is attributable to a United States permanent establishment of yours, and, in which case, if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% or a lower treaty rate as may be specified by an applicable income tax treaty;

    (ii) you are an individual who holds the common stock as a capital asset within the meaning of Section 1221 of the Code, are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met;

   (iii) you are a United States expatriate required to pay tax pursuant to the provisions of United States tax law; or

    (iv) we are or have been a "United States real property holding corporation" for United States federal income tax purposes.

    We believe that we are currently a United States real property holding corporation. Gain on the sale or other disposition of common stock by you generally will be subject to United States federal income tax provided:

    - the common stock was "regularly traded" on an established securities market; and

    - you do not actually or constructively own more than 5% of the common stock during the shorter of the five-year period preceding the disposition or your holding period.

    On a sale or disposition by a you as a non-United States holder of our common stock, the transferee of such stock will be required to withhold 10% of the proceeds unless we certify that either we are not and have not been a United States real property holding corporation or another exemption from withholding applies.

    Generally, a corporation is a United States real property holding corporation if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business.

    If you are an individual non-United States holder and meet the requirements of clause (i) or (iii) above, you will be required to pay tax on the net gain derived from a sale of common stock at regular graduated United States federal income tax rates. Further, if you are an individual non-United States holder and meet the requirements of clause (ii) above, you generally will be subject to a flat 30% tax on the gain derived from a sale. Thus, individual non-United States holders who have spent or expect to spend a short period of time in the United States should consult their tax advisors prior to the sale of common stock to determine the United States federal income tax consequences of the sale. If you are a corporate non-United States holder who meets the requirements of clause (i) above, you generally will be required to pay tax on your net gain at regular graduated United States federal income tax rates, and may also have to pay a branch profits tax.

FEDERAL ESTATE TAX

    If you are an individual, your gross estate will include the common stock owned, or treated as owned, by you for United States federal estate tax purposes, and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise. Generally, this will be the case regardless of whether you were a United States citizen or a United States resident.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

    We must report annually to the IRS and to each of you the amount of dividends paid to you and the tax withheld with respect to such dividends. These information reporting requirements apply regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which you are resident under the provisions of an applicable income tax treaty or other applicable agreement.

    Backup withholding is generally imposed at a rate of 31% on certain payments to persons that fail to furnish the necessary identifying information to the payor. You generally will be subject to backup withholding tax with respect to dividends paid on your common stock at a 31% rate unless you certify your non-United States status on an IRS Form W-8BEN (or satisfy certain documentary evidence requirements to establish that you are a non-United States holder) or otherwise establish an exemption. Depending on the circumstances, this certification will need to be provided either directly by you, if you are treated as a partnership or other fiscally transparent entity, by your partners, shareholders or other beneficiaries, or by qualified financial institutions or other qualified entities on your behalf.

    The payment of proceeds of a sale of common stock effected by or through a United States office of a broker is subject to both backup withholding and information reporting unless you provide the payor with your name and address and you certify your non-United States status or you otherwise establish an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of common stock by or through the foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or a foreign partnership that at any time during its tax year is engaged in the conduct of a trade or business in the United States or has as partners one or more United States persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that you are a non-United States holder and certain other conditions are met or you otherwise establish an exemption.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is furnished in a timely manner to the IRS.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for The Smith & Wollensky Restaurant Group, Inc. by Hutchins, Wheeler & Dittmar, A Professional Corporation, Boston, Massachusetts. Certain stockholders of Hutchins, Wheeler & Dittmar are limited partners in Thomas H. Lee Investors Limited Partnership and as a result may be deemed to have a beneficial interest in an aggregate of 3,533 shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Paul, Hastings, Janofsky & Walker LLP New York, New York.

                                    EXPERTS

    The consolidated financial statements of The Smith & Wollensky Restaurant Group, Inc. (formerly The New York Restaurant Group, Inc.) and its subsidiaries as of January 3, 2000 and January 1, 2001 and for the years ended December 28, 1998, January 3, 2000 and January 1, 2001, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement on Form S-1 with the SEC for the common stock we are offering by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock, reference is hereby made to the registration statement and to the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement may be inspected by anyone without charge at the SEC's principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the public reference section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC maintains a World Wide Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

    Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file reports, proxy statements and other information with the SEC.

    We intend to furnish our stockholders with annual reports containing financial statements audited by our independent certified public accountants and quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited interim financial information.

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC.)
                                AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS
                      JANUARY 3, 2000 AND JANUARY 1, 2001
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC.)
                                AND SUBSIDIARIES

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Independent Auditors' Report................................    F-2

Consolidated Balance Sheets as of January 3, 2000 and
  January 1, 2001...........................................    F-3

Consolidated Statements of Operations for the fiscal years
  ended
  December 28, 1998, January 3, 2000 and January 1, 2001....    F-4

Consolidated Statements of Stockholders' Equity for the
  fiscal years ended
  December 28, 1998, January 3, 2000 and January 1, 2001....    F-5

Consolidated Statements of Cash Flows for the fiscal years
  ended
  December 28, 1998, January 3, 2000 and January 1, 2001....    F-6

Notes to Consolidated Financial Statements..................    F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors

The Smith & Wollensky Restaurant Group, Inc.:

    We have audited the accompanying consolidated balance sheets of The Smith & Wollensky Restaurant Group, Inc. (formerly The New York Restaurant Group, Inc.) and subsidiaries as of January 3, 2000 and January 1, 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 28, 1998, January 3, 2000 and January 1, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Smith & Wollensky Restaurant Group, Inc. (formerly The New York Restaurant Group, Inc.) and subsidiaries at January 3, 2000 and January 1, 2001, and the results of their operations and their cash flows for the years ended December 28, 1998, January 3, 2000 and January 1, 2001 in conformity with accounting principles generally accepted in the United States of America.

                                          KPMG LLP

New York, New York
March 23, 2001

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC.)

                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                      JANUARY 3, 2000 AND JANUARY 1, 2001

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              JAN. 3,    JAN. 1,
                                                                2000       2001
                                                              --------   --------
                                ASSETS
Current assets:
  Cash......................................................  $ 2,017         370
  Accounts receivable, net..................................    1,204       2,263
  Merchandise inventory.....................................    3,273       3,496
  Prepaid expenses and other current assets.................      533         480
                                                              -------    --------
    Total current assets....................................    7,027       6,609
Property and equipment, net.................................   42,140      41,547
Goodwill, net...............................................    7,541       7,251
Licensing agreement, net....................................    3,218       3,302
Management contracts, net...................................    1,129       1,514
Other assets................................................    3,255       3,154
                                                              -------    --------
    Total assets............................................  $64,310      63,377
                                                              =======    ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................  $ 1,022       2,035
  Accounts payable and accrued expenses.....................    6,284       9,547
                                                              -------    --------
    Total current liabilities...............................    7,306      11,582
                                                              -------    --------
Long-term debt, net of current portion......................   23,048      22,100
Deferred rent...............................................    3,915       4,540
                                                              -------    --------
    Total liabilities.......................................   34,269      38,222
                                                              -------    --------
Convertible redeemable preferred stock (par value $.01;
  authorized 5,000,000 shares; 2,172,794 shares issued and
  outstanding)..............................................   22,602      24,090
Stockholders' equity:
  Common stock (par value $.01; authorized 10,000,000
    shares; 3,083,930 shares issued and outstanding at
    January 3, 2000 and January 1, 2001)....................       31          31
Additional paid-in capital..................................   11,591      10,103
Accumulated deficit.........................................   (4,183)     (9,069)
                                                              -------    --------
                                                                7,439       1,065
                                                              -------    --------
Commitments and contingencies
    Total liabilities and stockholders' equity..............  $64,310      63,377
                                                              =======    ========

          See accompanying notes to consolidated financial statements.

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC.)

                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

       YEARS ENDED DECEMBER 28, 1998, JANUARY 3, 2000 AND JANUARY 1, 2001

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              DEC. 28,     JAN. 3,     JAN. 1,
                                                                1998        2000        2001
                                                              ---------   ---------   ---------
Owned restaurant sales......................................  $  42,521      69,835      81,463
                                                              ---------   ---------   ---------
Cost of owned restaurant sales:
  Food and beverage costs...................................     12,642      20,896      24,390
  Salaries and related benefits expenses....................     14,005      20,826      24,728
  Restaurant operating expenses.............................      7,090      10,246      12,147
  Occupancy and related expenses............................      2,656       4,812       5,730
  Marketing and promotional expenses........................      2,265       3,428       4,154
  Depreciation and amortization expenses....................      1,310       2,550       3,029
  Charge to close owned restaurant..........................         --          --       2,423
                                                              ---------   ---------   ---------
    Total cost of owned restaurant sales....................     39,968      62,758      76,601
                                                              ---------   ---------   ---------
    Income from owned restaurant operations.................      2,553       7,077       4,862
Management fee income.......................................      2,968       2,928       3,060
                                                              ---------   ---------   ---------
  Income from owned and managed restaurants.................      5,521      10,005       7,922
General and administrative expenses.........................      6,647       7,120       8,399
Royalty expense.............................................        310         778       1,047
Write-off of offering and financing costs                            --         504          --
                                                              ---------   ---------   ---------
  Operating income (loss)...................................     (1,436)      1,603      (1,524)
Interest expense............................................       (453)     (2,032)     (2,836)
Amortization of deferred debt financing costs...............       (100)       (172)       (231)
Interest income.............................................        116          13          13
                                                              ---------   ---------   ---------
                                                                   (437)     (2,191)     (3,054)

Loss before provision for income taxes......................     (1,873)       (588)     (4,578)
Provision for income taxes..................................        572         532         308
                                                              ---------   ---------   ---------
Net loss....................................................  $  (2,445)     (1,120)     (4,886)
                                                              =========   =========   =========
Accrual of dividends and amortization of issuance costs on
  preferred shares..........................................  $  (1,487)     (1,487)     (1,488)
                                                              ---------   ---------   ---------
Net loss applicable to common shares........................  $  (3,932)     (2,607)     (6,374)
                                                              =========   =========   =========
Net loss per common shares:
  Basic and diluted.........................................  $   (1.28)      (0.85)      (2.07)
                                                              =========   =========   =========
Weighted average common shares outstanding:
  Basic and diluted.........................................  3,079,704   3,083,930   3,083,930
                                                              =========   =========   =========
  Pro forma net loss per share, basic and diluted (note
    2(u))...................................................                          $   (1.08)
                                                                                      =========
  Pro forma weighted average common shares outstanding basic
    and diluted.............................................                          4,532,459
                                                                                      =========

          See accompanying notes to consolidated financial statements.

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC)

                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

       YEARS ENDED DECEMBER 28, 1998, JANUARY 3, 2000 AND JANUARY 1, 2001

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                    COMMON STOCK       ADDITIONAL                     TOTAL
                                                --------------------    PAID-IN     ACCUMULATED   STOCKHOLDERS'
                                                 SHARES      AMOUNT     CAPITAL       DEFICIT        EQUITY
                                                ---------   --------   ----------   -----------   -------------
Balance at December 29, 1997                    3,066,597     $31        $13,764      $  (618)       $13,177

Issuance of common shares.....................     17,333      --            251           --            251
Accrued dividends on preferred shares.........         --      --         (1,257)          --         (1,257)
Amortization of issuance costs on preferred
  shares......................................         --      --           (230)          --           (230)
Net loss......................................         --      --             --       (2,445)        (2,445)
                                                ---------     ---        -------      -------        -------
Balance at December 28, 1998                    3,083,930      31         12,528       (3,063)         9,496

Accrued dividends on preferred shares.........         --      --         (1,257)          --         (1,257)
Amortization of issuance costs on preferred
  shares......................................         --      --           (230)          --           (230)
Issuance of common stock warrant in connection
  with senior subordinated note...............         --      --            550           --            550
Net loss......................................         --      --             --       (1,120)        (1,120)
                                                ---------     ---        -------      -------        -------
Balance at January 3, 2000                      3,083,930      31         11,591       (4,183)         7,439

Accrued dividends on preferred shares.........         --      --         (1,258)          --         (1,258)
Amortization of issuance costs on preferred
  shares......................................         --      --           (230)          --           (230)
Net loss......................................         --      --             --       (4,886)        (4,886)
                                                ---------     ---        -------      -------        -------
Balance at January 1, 2001                      3,083,930     $31        $10,103      $(9,069)       $ 1,065
                                                =========     ===        =======      =======        =======

          See accompanying notes to consolidated financial statements.

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC.)

                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

       YEARS ENDED DECEMBER 28, 1998, JANUARY 3, 2000 AND JANUARY 1, 2001

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                              DEC. 28,   JAN. 3,    JAN. 1,
                                                                1998       2000       2001
                                                              --------   --------   --------
Cash flows from operating activities:
  Net loss..................................................  $ (2,445)   (1,120)    (4,886)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
    Depreciation and amortization...........................     1,944     3,298      3,833
    Amortization of debt discount...........................        --        39         79
    Charge to close owned restaurant........................        --        --      2,423
    Changes in operating assets and liabilities:
      Accounts receivable...................................      (174)     (208)    (1,133)
      Merchandise inventory.................................    (1,132)     (827)      (223)
      Prepaid expenses and other current assets.............      (667)      471         53
      Other assets..........................................      (915)     (322)       (77)
      Accounts payable and accrued expenses.................     1,734    (1,156)     2,941
      Deferred rent.........................................       874       668        611
                                                              --------   -------    -------
        Net cash provided by (used in) operating
          activities........................................      (781)      843      3,621
                                                              --------   -------    -------
Cash flows from investing activities:
  Purchase of property and equipment........................   (21,621)   (5,912)    (4,445)
  Purchase of nondepreciable assets.........................      (476)     (188)      (100)
  Payments under licensing agreement........................      (600)     (203)      (209)
  Payment under management contract.........................        --        --       (500)
                                                              --------   -------    -------
        Net cash used in investing activities...............   (22,697)   (6,303)    (5,254)
                                                              --------   -------    -------
Cash flows from financing activities:
  Proceeds from issuance of short-term debt                         --        --      1,000
  Proceeds from issuance of common shares...................       251        --         --
  Proceeds from issuance of long-term debt                      14,393    10,000         --
  Principal payments of long-term debt                            (804)   (2,523)    (1,014)
                                                              --------   -------    -------
        Net cash provided by (used in) financing
          activities........................................    13,840     7,477        (14)
                                                              --------   -------    -------

Net increase (decrease) in cash.............................  $ (9,638)    2,017     (1,647)

Cash at beginning of year...................................     9,638        --      2,017
                                                              --------   -------    -------
Cash at end of year.........................................  $     --     2,017        370
                                                              ========   =======    =======
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest................................................  $    503     2,055      2,169
                                                              ========   =======    =======
    Income taxes............................................  $    356       320        455
                                                              ========   =======    =======
  Noncash investing and financing activities:
    Accrued dividends on preferred shares...................  $  1,257     1,257      1,258
                                                              ========   =======    =======
    Amortization of issuance cost on preferred shares.......  $    230       230        230
                                                              ========   =======    =======
    Issuance of common stock warrants in connection with
      senior subordinated note..............................  $     --       550         --
                                                              ========   =======    =======

          See accompanying notes to consolidated financial statements.

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC.)

                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      JANUARY 3, 2000 AND JANUARY 1, 2001

            (IN THOUSANDS, EXCEPT SHARES AND PER SHARE/UNIT AMOUNTS)

(1) ORGANIZATION AND DESCRIPTION OF BUSINESS

    The Smith & Wollensky Restaurant Group, Inc. (formerly The New York Restaurant Group, Inc.) and subsidiaries (collectively, the Company) operate in a single segment which develops, owns, operates and manages a diversified portfolio of upscale tablecloth restaurants. At January 1, 2001, the Company owns and operates ten restaurants, including six Smith & Wollensky restaurants, and manages five restaurants. The Company manages restaurants and the food and beverage service for a hotel operation, pursuant to management agreements. During January 2001, the Company closed Maloney & Porcelli in Washington, D.C., one of its owned restaurants (see note 16).

    The Smith & Wollensky Restaurant Group, Inc. (a C corporation) was formed in connection with the consummation of the private placement offering described in note 12. Upon consummation of such offering, The New York Restaurant
Group, Inc. was merged with The New York Restaurant Group, LLC, with The New York Restaurant Group, Inc. surviving the merger (the Merger). Prior to the Merger, the Company effected a three-for-two split of membership units. In connection with the Merger, members of The New York Restaurant Group, LLC received one share of the Company's common stock for every membership unit held by them as of October 31, 1997.

    The New York Restaurant Group, LLC was formed in August 1995 to act as a holding company for a series of partnerships and limited liability companies affiliated by a common control group (the Predecessor Company) which operated the Company-owned restaurants. In addition, the Predecessor Company managed restaurants and a hotel food service business. The control group is defined as Alan Stillman (the Company Chairman) and his spouse (Control Group). Pursuant to a Master Agreement dated September 29, 1995, in January 1996 the Company and the operating entities entered into a group of related asset contribution and merger agreements whereby the then owners of the operating entities exchanged their underlying equity interests or the operating net assets of their businesses for either cash or membership interests in the Company, at their option.

    Pursuant to these agreements, certain owners sold their equity interests in the Predecessor Company for approximately $2,966 in cash, at a value of $10 per membership unit, and certain owners and new investors purchased additional membership units at the same price aggregating approximately $689.

    The remaining Company membership units were allocated to the operating entities owned at the proportional fair value of each individual operating entity. The valuation of the Company was determined in conjunction with the value assigned to a convertible note transaction in 1995 and valuations of the individual operating entities prepared by Company management.

    This transaction has been accounted for, in part, as a purchase transaction, whereby the portion of the net assets representing the minority interests of the Predecessor Company was recorded utilizing a fair value of $10 per membership unit. Accordingly, goodwill of approximately $8,700, including $246 of transaction costs, was recorded at January 1, 1996. The portion of the net assets attributable to the Control Group was recorded at its proportional underlying book value at January 1, 1996.

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC.)

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                      JANUARY 3, 2000 AND JANUARY 1, 2001

            (IN THOUSANDS, EXCEPT SHARES AND PER SHARE/UNIT AMOUNTS)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A)  REPORTING PERIOD

    The Company utilizes a 52- or 53-week reporting period ending on the Monday nearest to December 31st. The periods ended December 28, 1998 (Fiscal 1998) and January 1, 2001 (Fiscal 2000) represent 52-week reporting periods, and January 3, 2000 (Fiscal 1999) represents a 53-week reporting period.

    (B)  PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated in consolidation.

    (C)  CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. The Company had no cash equivalents as of January 3, 2000 and January 1, 2001.

    (D)  ACCOUNTS RECEIVABLE

    Accounts receivable consists primarily of bank credit card accounts receivable and management fees receivable.

    (E)  INVENTORY

    Merchandise inventory consists primarily of restaurant food and beverages and are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method.

    (F)  PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Landlord allowances for leasehold improvements, furniture, fixtures and equipment are offset against the related property and equipment accounts. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements and rights are amortized on the straight-line basis over the shorter of the

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC.)

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                      JANUARY 3, 2000 AND JANUARY 1, 2001

            (IN THOUSANDS, EXCEPT SHARES AND PER SHARE/UNIT AMOUNTS)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) lease term (assuming renewal options) or the estimated useful life of the asset. The estimated useful lives are as follows:

Building and building improvements..........................  30 years
Machinery and equipment.....................................  5 to 7 years
Furniture and fixtures......................................  7 years
Leasehold improvements......................................  5 to 27 years
Leasehold rights............................................  27 years

    (G)  ARTWORK

    The Company occasionally purchases artwork and antiques for display in its restaurants. The Company does not depreciate artwork and antiques since these assets have cultural, aesthetic or historical value that is worth preserving perpetually and the Company has the ability and intent to protect and preserve these assets. Such assets are recorded at cost and are included in other assets in the accompanying consolidated balance sheets.

    (H)  INTANGIBLE ASSETS

    Goodwill, which represents the excess of fair value of minority interests acquired in the formation of the Company over the book value of identifiable net assets allocated to those minority interests, is being amortized on a straight-line basis over the expected period to be benefited, 30 years. The Company assesses the recoverability of this intangible asset by determining whether the goodwill balance can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved. The accumulated amortization as of January 3, 2000 and January 1, 2001 was $1,160 and $1,450, respectively.

    Costs attributable to a sale and licensing agreement (Licensing Agreement) entered into in 1996 consisted of a $2,500 payment (plus any payments made upon the opening of additional units) and legal fees made by the Company to acquire the rights and license to use the names "Smith & Wollensky" and "Wollensky's Grill" (collectively, the Names) as described in note 4. The Licensing Agreement exists in perpetuity and the original $2,500 payment is being amortized over the 30-year estimated useful life of the Names, using the straight-line method. Any payments made upon the opening of additional units are being amortized over the lesser of the life of the lease or the remaining useful life of the Names, using the straight-line method. The accumulated amortization as of January 3, 2000 and January 1, 2001 was $340 and $465, respectively.

    The cost of the acquisition of the management contract for the Maloney & Porcelli restaurant in New York City amounting to $1,500 is being amortized over the 15-year period of the underlying

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC.)

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                      JANUARY 3, 2000 AND JANUARY 1, 2001

            (IN THOUSANDS, EXCEPT SHARES AND PER SHARE/UNIT AMOUNTS)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) operating lease, using the straight-line method. The accumulated amortization as of January 3, 2000 and January 1, 2001 was $371 and $471, respectively.

    The cost of the acquisition of the management contract for the ONEc.p.s. restaurant amounted to $500 in 2000 and is being amortized over the 10 year period of the underlying management contract, using the straight-line method. The accumulated amortization as of January 1, 2001 was $15.

    Amortization of these and other miscellaneous intangible assets aggregating $544, $574 and $599 in Fiscal 1998, 1999 and 2000, respectively, is included in general and administrative expenses in the accompanying consolidated statements of operations.

    The Company has evaluated, and will continue to do so in the future, the amortizable lives of its intangible assets on a periodic basis, giving consideration to any events or circumstances impacting these amortizable lives.

    (I)  MARKETING AND PROMOTIONAL EXPENSES

    Marketing and promotional expenses in the accompanying consolidated statements of operations include advertising expenses of $994, $1,502 and $2,186 for Fiscal 1998, 1999 and 2000, respectively. Marketing and promotional costs are recorded as expense in the period incurred.

    (J)  PRE-OPENING COSTS

    Pre-opening costs incurred in connection with the opening of new restaurants are expensed as incurred and are included in general and administrative expenses in the accompanying consolidated statements of operations.

    (K)  DEBT FINANCING COSTS

    Deferred debt financing costs, which are included in other assets (note 6), relate to costs incurred in connection with bank borrowings and other long-term debt and are amortized over the term of the related borrowings. Amortization of deferred debt financing costs was $100, $172 and $231 in Fiscal 1998, 1999 and 2000, respectively.

    (L)  INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC.)

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                      JANUARY 3, 2000 AND JANUARY 1, 2001

            (IN THOUSANDS, EXCEPT SHARES AND PER SHARE/UNIT AMOUNTS)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (M)  STOCK-BASED COMPENSATION

    The Company records compensation expense for employee stock options only if the current market price of the underlying stocks exceeds the exercise price on the date of grant. The Company has elected not to implement the fair value based accounting method for employee stock options, but has elected to disclose the pro forma net earnings and pro forma earnings per share for employee stock option grants as if such method had been used to account for stock-based compensation cost. The pro forma impact of options granted in Fiscal 1996 and 1998 would have been an increase to compensation of $99 for each of Fiscal 1998, 1999 and 2000. No options were granted in Fiscal 1999 and Fiscal 2000.

    (N)  LONG-LIVED ASSETS

    The Company reviews long-lived assets to be held and used or disposed of for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured on a restaurant by restaurant basis by a comparison of the carrying amount of the asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

    (O)  USE OF ESTIMATES

    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    (P)  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of the Company's accounts receivable, accounts payable and accrued expenses approximate their fair values based on the short-term nature of such items. The carrying value of the credit facility included in long-term debt approximates fair value since the interest rate is variable at terms currently available to the Company. The fair value of the senior subordinated note is estimated using a discounted cash flow analysis based on the Company's incremental borrowing rate. The fair value of the senior subordinated note at January 3, 2000 and January 1, 2001 was approximately $9,400 and $9,200, respectively.

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC.)

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                      JANUARY 3, 2000 AND JANUARY 1, 2001

            (IN THOUSANDS, EXCEPT SHARES AND PER SHARE/UNIT AMOUNTS)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (Q)  REVENUE RECOGNITION

    Sales from owned restaurants are recognized as revenue at the point of the delivery of meals and services. Management fee income is recognized on a monthly basis, as the related management fee is earned, pursuant to the respective agreements.

    (R)  EFFECT OF NEW ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," which established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133, an Amendment of SFAS No. 133," which delayed the required implementation of SFAS No. 133 such that the Company adopted this standard on January 2, 2001. In June 2000, the FASB issued SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities, an Amendment of SFAS No. 133," to amend SFAS No. 133 and provide guidance on the implementation of SFAS No. 133. The adoption of these statements by the Company had no impact on its financial position and results of operations.

    In December 1999, the staff of the United States Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," as amended by SAB 101A and SAB 101B (SAB 101). SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidelines for disclosure related to revenue recognition policies. SAB 101 is required to be implemented in the fourth quarter of 2000. The Company reviewed SAB 101 and determined it was in compliance with its provisions.

    (S)  BASIS OF PRESENTATION

    Certain reclassifications have been made to prior period consolidated financial statements to conform them to current presentation.

    (T)  NET LOSS PER COMMON SHARE

    The Company calculates earnings (loss) per common share in accordance with SFAS No. 128, "Earnings Per Share". Basic earnings (loss) per common share is computed by dividing the net loss applicable to common shares by the weighted average number of common shares outstanding. Diluted earnings
    (loss) per common share assumes the conversion of the convertible redeemable preferred shares as of the beginning of the year and the exercise of stock options and warrants using the treasury stock method, if dilutive. Dilutive net loss per common share for fiscal 1998, 1999 and 2000 are the same as basic net loss per common share due to the antidilutive effect of

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC.)

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                      JANUARY 3, 2000 AND JANUARY 1, 2001

            (IN THOUSANDS, EXCEPT SHARES AND PER SHARE/UNIT AMOUNTS)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the assumed conversion of preferred shares and exercise of stock options and warrants. Such options, warrants and convertible preferred shares amounted to 1,715,295, 1,787,283, and 1,668,583 for 1998, 1999 and 2000,
    respectively.

    (U)  UNAUDITED PRO FORMA NET LOSS PER SHARE

    All outstanding shares of convertible redeemable preferred stock shall automatically convert to shares of common stock upon the completion of a public offering or upon the written consent of at least two-thirds of the shares of preferred stock then outstanding. Prior to giving effect to the 2-for-3 reverse stock split of the Company's common stock, as approved by the Board of Directors and a majority of the stockholders on March 22, 2001, the preferred stock was convertible on a share-for-share basis. The unaudited pro forma financial data has been prepared assuming the conversion of all the outstanding shares of preferred stock into 1,448,529 shares of common stock.

    Net loss per share on a pro forma basis is computed in the same manner as net loss per share on a historical basis except that, in the pro forma calculation all outstanding shares of preferred stock are included in the computation as if they had been converted into an equivalent number of shares of common stock as of the beginning of 2000. Accordingly, the accrual of dividends and amortization of issuance costs on the preferred stock in fiscal year ended January 1, 2001 have been excluded.

(3) PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                        JAN. 3, 2000   JAN. 1, 2001
                                                        ------------   ------------
Land, building and building improvements..............    $ 6,815          6,801
Machinery and equipment...............................      6,656          7,414
Furniture and fixtures................................      4,292          4,776
Leasehold improvements................................     29,029         31,077
Leasehold rights......................................      3,376          3,376
Construction-in-progress (note 9).....................      1,189             97
                                                          -------         ------
                                                           51,357         53,541
Less accumulated depreciation and amortization........      9,217         11,994
                                                          -------         ------
                                                          $42,140         41,547
                                                          =======         ======

    Depreciation and amortization expense of property and equipment was $1,300, $2,582 and $3,068 in Fiscal 1998, 1999 and 2000, respectively.

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC.)

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                      JANUARY 3, 2000 AND JANUARY 1, 2001

            (IN THOUSANDS, EXCEPT SHARES AND PER SHARE/UNIT AMOUNTS)

(4) LICENSING AGREEMENT

    On August 16, 1996, the Company entered into a Licensing Agreement with St. James Associates (St. James), the owner of the Smith & Wollensky restaurant in New York. St. James is an entity related through common management and ownership (note 13).

    The Licensing Agreement provides the Company with the exclusive right to utilize the Names throughout the United States and internationally, with the exception of a reserved territory, as defined. Consequently, the Company may not open additional Smith & Wollensky restaurants or otherwise utilize the Names in the reserved territory. The Licensing Agreement requires the Company to make additional payments to St. James as follows: (i) $200 for each new restaurant opened (increasing annually commencing in 1999 by the lesser of the annual increase in the Consumer Price Index or 5% of the fee required in the preceding year), (ii) a royalty fee of 2% based upon annual gross sales for each restaurant utilizing the Names, as defined, subject to certain annual minimums, and (iii) a royalty fee of 1% of annual gross sales for any steakhouses opened in the future by the Company which do not utilize the Names. In addition, should the Company terminate or default on the license, as defined, it is subject to a fee of $2,000 upon termination or $2,500 to be paid over four years.

    There are future minimum royalty payments relating to (ii) and (iii) above which are as follows:

FISCAL YEAR:
------------
2001........................................................   $500
2002........................................................    600
2003........................................................    700
2004........................................................    800
2005........................................................    800
2006 and each year thereafter...............................    800

    During Fiscal 1998, the Company paid $600 in connection with the opening of Smith & Wollensky units in Chicago, New Orleans and Las Vegas, during Fiscal 1999 paid $203 in connection with the opening of the Smith & Wollensky unit in Washington, DC and during Fiscal 2000 paid $209 in connection with the opening of the Smith & Wollensky unit in Philadelphia.

(5) MANAGEMENT AGREEMENTS

    The Company manages the Smith & Wollensky restaurant in New York City and receives annual management fees of 2.3% of restaurant sales. However, there is no written management contract between the Company and St. James. An unrelated general partner of St. James has the right to terminate the management agreement if the Company Chairman no longer operates and directs the entity delivering the management services.

    Pursuant to the terms of a restaurant management agreement (Post Agreement) dated October 29, 1996, as amended, the Company manages the Post House Restaurant in the Lowell Hotel and the food and beverage service for the Lowell Hotel. The Company receives a management fee of 6% of gross revenue, as defined. The Post Agreement expires on January 23, 2003 and is subject to cancellation by

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC.)

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                      JANUARY 3, 2000 AND JANUARY 1, 2001

            (IN THOUSANDS, EXCEPT SHARES AND PER SHARE/UNIT AMOUNTS)

(5) MANAGEMENT AGREEMENTS (CONTINUED)
either party under specified conditions, including cancellation by the Post House if the Company's Chairman no longer directs the delivery of management services.

    The Company manages the operations of the Maloney & Porcelli restaurant in New York City pursuant to the terms of a restaurant management agreement (Maloney Agreement) dated April 18, 1996. The Company paid $1,500 for the right to provide these management services. Under the provisions of the Maloney Agreement, the Company will receive a management fee equal to the sum of 3% of restaurant sales and a percentage of net cash flows, as defined. The Maloney Agreement can be terminated by either party for cause and the Company has a right to purchase the restaurant under specified conditions. The restaurant owner can preempt the purchase option by remitting a specified cash payment to the Company.

    The Maloney Agreement requires that the Company make the following minimum distributions to the restaurant owner, after payment of the Company's management fee:

FISCAL YEAR:
------------
2001........................................................   $360
2002........................................................    360
2003........................................................    360
2004........................................................    480
2005........................................................    480
2006 and each year thereafter...............................    480

    Pursuant to a submanagement agreement (Doubletree Agreement) dated June 9, 1995, with the contracted manager of the hotel the Company manages the food and beverage service for the Doubletree Hotel in Chicago, Illinois. The Company receives a management fee equal to the sum of 1.5% of sales and a percentage of earnings, as defined. The Doubletree Agreement expires on the earlier of December 31, 2004 or the termination of the related hotel management agreement.

    The Company manages the operations of the ONEc.p.s. restaurant pursuant to the terms of a restaurant management agreement (ONEc.p.s. Agreement) dated September 7, 2000. The Company paid $500 for the right to provide these management services. Under the provisions of the ONEc.p.s. Agreement, the Company will receive a management fee equal to the sum of 4% of restaurant sales and a percentage of net cash flows, as defined. The management fee is payable by the owner on a current basis only to the extent there is sufficient cash flow after all operating expenses have been accrued. To the extent that there is not sufficient cash flow, payment of the base management fees shall be carried forward without interest from one year to the next, but the owner of the restaurant has no liability for such non-payment. The ONEc.p.s. Agreement expires on September 12, 2010 and can be terminated by the restaurant owner
(i) if the Company fails to meet the agreement's performance goals, (ii) at any time, upon 90 days' notice to the Company and the payment of a fee, determined by a formula in the agreement, which allows for a maximum payment to the Company of four years of additional management fees or (iii) at any time, if the person who controls the Company's day-to-day operations or has overall control and decision making authority, is replaced by means other than in the ordinary course of the Company's business operations.

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC.)

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                      JANUARY 3, 2000 AND JANUARY 1, 2001

            (IN THOUSANDS, EXCEPT SHARES AND PER SHARE/UNIT AMOUNTS)

(6) OTHER ASSETS

    Other assets consist of the following:

                                                              JAN. 3,    JAN. 1,
                                                                2000       2001
                                                              --------   --------
Artwork--nondepreciable assets..............................   $1,362     1,462
Smallwares(a)...............................................      445       487
Deferred debt financing costs...............................      862       663
Deposits....................................................      125       172
Other.......................................................      461       370
                                                               ------     -----
                                                               $3,255     3,154
                                                               ======     =====

------------------------

    (a) Smallwares consist of tableware, supplies and other miscellaneous items.

(7) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consist of the following:

                                                              JAN. 3,    JAN. 1,
                                                                2000       2001
                                                              --------   --------
Accounts payable............................................   $1,517     3,133
Accrued rent and real estate taxes..........................      295       774
Accrued interest............................................        7       730
Income taxes payable........................................      379       232
Accrued payroll and payroll taxes...........................    1,945     2,198
Gift certificates payable...................................      395       514
Other accrued expenses......................................    1,746     1,966
                                                               ------     -----
                                                               $6,284     9,547
                                                               ======     =====

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC.)

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                      JANUARY 3, 2000 AND JANUARY 1, 2001

            (IN THOUSANDS, EXCEPT SHARES AND PER SHARE/UNIT AMOUNTS)

(8) LONG-TERM DEBT

    Long-term debt consists of the following:

                                                             JAN. 3,    JAN. 1,
                                                               2000       2001
                                                             --------   --------
Credit facility(a).........................................  $12,079     12,273
Senior subordinated debt(b)................................    9,489      9,568
Other(c)...................................................    2,502      2,294
                                                             -------     ------
                                                              24,070     24,135
Less current portion.......................................    1,022      2,035
                                                             -------     ------
                                                             $23,048     22,100
                                                             =======     ======

------------------------

    (a) Pursuant to the terms of a loan agreement, dated September 1, 1998, as amended on June 8, 1999, June 29, 1999, February 29, 2000 and March 21, 2001, with a financial institution, the Company originally could borrow up to a maximum of $15,000. The credit facility can be utilized for restaurant construction and to provide a maximum of $5,000 for working capital purposes. The loan agreement provides the Company with the option of selecting a rate of interest either at the prime rate plus 0.625% or 3.25% above the LIBOR rate, as defined. On January 15, 2000 the facility was converted to a three-year term loan, requiring monthly principal payments of $67 plus interest. Payment of the remaining balance of $9,730 was originally due January 2003. The amount available under the facility was also reduced to $12,200 at the beginning of Fiscal 2000. The Company amended this agreement on February 29, 2000, in order to establish a revolving credit facility, which enabled the Company to borrow up to an additional of $1 million within a year of the date of the amendment. The revolving credit facility provides the Company with the option of selecting a rate of interest either at the prime rate plus 0.625% or 3.25% above the LIBOR rate, as defined. The amendment required the Company to repay all borrowings under the revolving credit facility by December 1, 2000, eliminating any borrowings for at least 60 days ("clean up period"), which was subsequently amended on March 21, 2001.

       The Company has provided the financial institution with a first security interest in all personal property except for the Names, specified restaurant operating leases and the management agreements. In addition, the Company has assigned to the financial institution the term life insurance policy for the Company Chairman. All obligations under the loan agreement are guaranteed by all Company subsidiaries. The loan agreement contains several financial covenants, including, among other things, earnings before interest, taxes, depreciation and amortization (EBITDA) and required fixed charge coverage and leverage ratios, as well as quarterly limitations on individual subsidiary operating losses. Additionally, the loan agreement includes restrictions and limitations on the payment of dividends and capital expenditures. As provided in the agreement, the entire principal amount of the term loan and

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC.)

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                      JANUARY 3, 2000 AND JANUARY 1, 2001

            (IN THOUSANDS, EXCEPT SHARES AND PER SHARE/UNIT AMOUNTS)

(8) LONG-TERM DEBT (CONTINUED)
       credit facility together with any accrued and unpaid interest shall be due and payable upon the consummation of any offering, as defined.

       At January 3, 2000 and during Fiscal 2000, the Company was not in compliance with certain quarterly and year end financial covenants, which include the consolidated fixed charge coverage ratio, consolidated EBITDA and minimum rolling four quarter EBITDA. On March 21, 2001, the financial institution amended this agreement in order to waive all applicable covenant violations for fiscal 1999 and 2000, amend existing financial covenants and provide for an additional financial covenant relating to capital expenditures. Under the terms of the amendment, the Company is required to repay $1 million of the $12.2 million term loan on or before December 31, 2001 and the repayment of the remaining balance was accelerated from January 2003 to June 2002. The payment due on June 2002 amounts to $9,065. The March 21, 2001 amendment also deferred the clean up period on the additional $1 million credit facility from December 1, 2000 to January 3, 2002 and extended the expiration date to June 30, 2002. In consideration for the amendment, the Company is required to pay the financial institution (i) $75 as of the date of the amendment
       (ii) $25 on or before June 30, 2001 (iii) $25 on or before September 30, 2001 and (iv) $50 on or before December 31, 2001.

    (b) On June 29, 1999, the Company entered into an unsecured senior subordinated note purchase agreement with another party. The senior subordinated note is guaranteed by each of the subsidiaries of the Company. In connection with this agreement, the Company issued $10,000 of senior subordinated notes bearing interest at 12.5%. The notes are due in June 2006. The Company may prepay the principal amount of the senior subordinated notes plus a premium equal to a stated percent of the note as defined in the agreement prior to June 29, 2002, only with the net proceeds of a qualified offering of the Company's common stock, as defined. The Company may, at its option, prepay the principal amount of the senior subordinated notes plus a premium equal to a stated percent of the note as defined in the agreement at any time after June 29, 2002. Pursuant to the warrant agreement in connection with the issuance of senior subordinated notes, the Company issued warrants to purchase 71,988 shares of the Company's common stock at an exercise price of $0.01. If the senior subordinated notes have not been paid in full by June 29, 2001, the warrants shall be exercisable for 95,984 shares of the Company's common stock at an exercise price of $.01. The Company recorded the fair value of these warrants of $550, as determined by an independent valuation as additional paid-in capital and debt discount. The effective interest rate for the senior subordinated note, after taking into account the discount for the warrants was 14% for Fiscal 2000.

       At January 3, 2000 and during Fiscal 2000, the Company was not in compliance with certain quarterly and year end financial covenants, which include the consolidated fixed charge coverage ratio, consolidated EBITDA and the consolidated leverage ratio. On March 21, 2001, the note holder amended this agreement in order to waive all applicable covenant violations for Fiscal 1999 and 2000 and amend all existing financial covenants. In consideration for the amendment, the rate of interest on the note will increase incrementally every six month from

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC.)

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                      JANUARY 3, 2000 AND JANUARY 1, 2001

            (IN THOUSANDS, EXCEPT SHARES AND PER SHARE/UNIT AMOUNTS)

(8) LONG-TERM DEBT (CONTINUED)
       12.5% as of March 21, 2001 up to 15% on January 1, 2003, if a qualified offering, as defined is not completed. The amendment also allows the Company to prepay the notes, in whole or in part, at any time, without a prepayment penalty, provided that no such prepayment may be after a qualified offering of the Company's common stock, as defined.

    (c) In Fiscal 1997, Company assumed certain liabilities in connection with the acquisition of leasehold rights relating to its Smith & Wollensky--Miami location from two bankrupt corporations. Pursuant to the terms of the bankruptcy resolution, the Company is obligated to make quarterly and annual payments over a six-year period. These obligations generally bear interest at rates ranging from 9% to 12%. The aggregate balance outstanding at January 3, 2000 and January 1, 2001 was $570 and $425, respectively.

       In addition, the Company assumed a mortgage on the property that requires monthly payments, with a final principal payment of $946 in June 2004. The mortgage bears interest at 10.5%. The Company also assumed a loan payable to a financing institution that requires monthly payments through the year 2014, and bears interest at 7.67%. The aggregate balance of the mortgage and loan payable outstanding at January 3, 2000 and January 1, 2001 was $1,932 and $1,869, respectively.

    Principal payments on long-term debt are as follows:

FISCAL YEAR:
------------
2001........................................................   $ 2,035
2002........................................................    10,685
2003........................................................       180
2004........................................................     1,005
2005........................................................        49
Thereafter..................................................    10,181
                                                               -------
                                                               $24,135
                                                               =======

(9) RESTAURANT RELATED COMMITMENTS

    All of the Company's owned restaurants operate in leased premises, with the exception of Smith & Wollensky, New Orleans, an owned property. Remaining lease terms range from approximately 7 to 25 years, including anticipated renewal options. The leases generally provide for minimum annual rental payments and are subject to escalations based upon increases in the Consumer Price Index, real estate taxes and other costs. In addition, certain leases contain contingent rental provisions based upon the sales of the underlying restaurants. Certain leases also provide for rent deferral during the initial term of such leases and/or scheduled minimum rent increases during the terms of the leases. For financial reporting purposes, rent expense is recorded on a straight-line basis over the life of the lease. Accordingly, included in long-term liabilities in the accompanying consolidated balance sheets at January 3, 2000 and January 1, 2001 are accruals related to such rent deferrals and scheduled rent

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC.)

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                      JANUARY 3, 2000 AND JANUARY 1, 2001

            (IN THOUSANDS, EXCEPT SHARES AND PER SHARE/UNIT AMOUNTS)

(9) RESTAURANT RELATED COMMITMENTS (CONTINUED) increases of approximately $3,915 and $4,540, respectively. The Company is currently attempting to sublease or assign its lease rights to its closed Maloney & Porcelli location in Washington D.C. The future lease commitments of the location are included in the future annual rental commitments below. Future minimum annual rental commitments under all leases are as follows:

FISCAL YEAR:
------------
2001........................................................   $ 4,570
2002........................................................     4,790
2003........................................................     4,968
2004........................................................     5,148
2005........................................................     5,250
Thereafter..................................................    54,902
                                                               -------
                                                               $79,628
                                                               =======

    The Company is contingently liable under letters of credit aggregating $121 at January 1, 2001 for deposits with the landlords of one of its restaurants and the corporate office.

    Rental expense consists of the following:

                                                                    FISCAL
                                                        ------------------------------
                                                          1998       1999       2000
                                                        --------   --------   --------
Minimum rentals.......................................   $2,238     3,679      4,296
Contingent rentals....................................      645     1,174      1,244
                                                         ------     -----      -----
                                                         $2,883     4,853      5,540
                                                         ======     =====      =====

    As of January 1, 2001, the Company had signed a letter of intent and incurred certain costs in connection with a planned Smith & Wollensky restaurant in Boston.

    The Company is subject to various covenants and operating requirements in certain of its lease and management agreements, which if not met, provide for the possible termination of these agreements. Currently, the Company is in default with certain of these covenants and requirements at four of the restaurants it owns or manages. In the event that any or all of these agreements were to be terminated, there could be a material adverse effect to the Company's financial position and operating results. To date, none of the parties to these agreements with the Company have taken any action to terminate these agreements.

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC.)

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                      JANUARY 3, 2000 AND JANUARY 1, 2001

            (IN THOUSANDS, EXCEPT SHARES AND PER SHARE/UNIT AMOUNTS)

(10) INCOME TAXES

    The Company had net losses for Fiscal years 1998, 1999 and 2000. The income tax provision represents current Federal alternative minimum tax and certain state and local income taxes. The provision for income taxes consists of the following:

                                                                        FISCAL
                                                            ------------------------------
                                                              1998       1999       2000
                                                            --------   --------   --------
Federal:
  Current.................................................    $ --       270        179
State and local:
  Current.................................................     572       262        129
                                                              ----       ---        ---
                                                              $572       532        308
                                                              ====       ===        ===

    Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to pretax loss as a result of the following:

                                                                    FISCAL
                                                        ------------------------------
                                                          1998       1999       2000
                                                        --------   --------   --------
Computed "expected" tax benefit.......................   $ (637)     (200)     (1,557)
Increase (reduction) in income taxes resulting from:
  Change in the beginning of the year valuation for
    deferred tax assets...............................    2,122      (234)      1,911
  State and local income taxes, net of federal income
    tax benefit.......................................      378       173          85
  (Increase) decrease in tax credits..................   (1,544)      202        (123)
  Write-off of offering and financing cost............       --       171          --
  Nondeductible goodwill amortization.................      100       100         100
  Nondeductible meals and entertainment expense.......       41        63          49
  Other, net..........................................      112       257        (157)
                                                         ------      ----      ------
                                                         $  572       532         308
                                                         ======      ====      ======

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC.)

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                      JANUARY 3, 2000 AND JANUARY 1, 2001

            (IN THOUSANDS, EXCEPT SHARES AND PER SHARE/UNIT AMOUNTS)

(10) INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant components of deferred tax assets and liabilities are presented below:

                                                              JAN. 3,    JAN. 1,
                                                                2000       2001
                                                              --------   --------
Deferred tax assets:
  State net operating loss carryforwards....................   $  84         78
  AMT credit carryforward...................................     217        217
  Deferred rent.............................................   1,566      1,816
  Book accounts payable and accrued expenses in excess of
    tax.....................................................     232        454
  Historic rehabilitation and enterprise zone credits.......   1,000      1,000
  FICA tax credits..........................................     196        319
  Charge to close owned restaurant..........................      --        969
                                                               -----      -----
                                                               3,295      4,853
Less valuation allowance....................................   2,863      4,774
                                                               -----      -----
                                                                 432         79
Deferred tax liabilities:
  Property and equipment principally due to difference in
    depreciation and amortization...........................    (432)       (79)
                                                               -----      -----
Net deferred tax assets.....................................   $  --         --
                                                               =====      =====

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC.)

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                      JANUARY 3, 2000 AND JANUARY 1, 2001

            (IN THOUSANDS, EXCEPT SHARES AND PER SHARE/UNIT AMOUNTS)

(10) INCOME TAXES (CONTINUED)

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible and net operating losses and tax credits can be carried forward. Management considers projected future taxable income and tax planning strategies in making this assessment. After consideration of the Company's operating losses in recent years, and projections for future taxable income over the period which the deferred tax assets are deductible, a valuation allowance has been established against the Company's net deferred tax assets. As of January 1, 2001, the Company has available $1,536 in tax credits, which are available under certain circumstances to reduce income taxes due, and $2,153 in state net operating loss carryforwards, which are available to offset future taxable income in certain states. These credits and net operating loss carryforwards will expire in various years from 2010 to 2019 and may be subject to certain annual limitations.

(11) COMMON STOCK

    The Company adopted the 1996 Option Plan (the Plan), which provides nonqualified options to purchase up to 256,350 shares of common stock to officers and key employees of the Company. The Plan is currently administered by the Company Chairman. The term of each option is generally ten years, subject to earlier termination upon cessation of employment with the Company. Additionally, the option agreements contain antidilution provisions and acceleration provisions for a change in control, as defined. The exercise price for the 208,700 nonqualified options granted was $10.01 per share, which was the fair market value of the Company's shares at the date of grant. The options vest as follows: (i) 50% of the total options granted vest ratably over a five-year period commencing from the date of grant, (ii) the remaining 50% of the option award, defined as performance-based units, were subject to certain restrictions, which may be removed upon the attainment of defined operating earnings targets, as defined in the agreement, but no later than December 31, 2000. If the earnings targets were met in any of the years, a charge to earnings based on the fair value of the shares would have been required. The Company did not attain these operating earnings targets and therefore 50% or 100,000 of the options awarded were cancelled during Fiscal 2000. In addition, during Fiscal 2000, 8,700 options were cancelled due to employee terminations. As of January 1, 2001, 100,000 options remained outstanding under the 1996 stock option plan.

    The Company also adopted a 1997 Stock Option Plan which provides for the issuance of non-qualified stock options to purchase up to 166,666 shares of common stock. The option provisions are similar to those contained in the 1996 Option Plan. However, if performance targets are not met related to the performance--based options, the options will automatically vest after six years. The exercise price of the 58,066 options granted in Fiscal 1998 was $12.00 per share, the estimated fair market value at the date of grant. During Fiscal 2000, 10,000 options were cancelled due to employee terminations. As of January 1, 2001, 48,066 options remained outstanding under the 1997 stock option plan.

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC.)

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                      JANUARY 3, 2000 AND JANUARY 1, 2001

            (IN THOUSANDS, EXCEPT SHARES AND PER SHARE/UNIT AMOUNTS)

(11) COMMON STOCK (CONTINUED)
    No compensation expense under the 1996 and 1997 option plans has been recorded in any year since it was not probable that any cumulative earning targets would be met.

    Activity relating to the Company's option plans was as follows:

                                                                  WEIGHTED AVERAGE
                                                                   EXERCISE PRICE
                                                       NUMBER       PER SHARE OF
                                                     OF OPTIONS     COMMON STOCK
                                                     ----------   ----------------
Options outstanding at December 29, 1997...........    208,700         $10.01
Options granted....................................     58,066          12.00
                                                      --------         ------
Options outstanding at December 28, 1998...........    266,766          10.44
                                                      ========         ======
Options outstanding at January 3, 2000.............    266,766          10.44
Options cancelled..................................   (118,700)         10.17
                                                      --------         ------
Options outstanding at January 1, 2001.............    148,066         $10.65
                                                      ========         ======

    As of January 1, 2001, the weighted average remaining contractual life of options outstanding was five years. As of January 1, 2001, there were 114,420 options exercisable at a range of $10.01 to $12.00 per share.

(12) SERIES A CONVERTIBLE PREFERRED STOCK

    On October 31, 1997, the Company completed a private placement offering (the Offering) of 2,172,794 shares of its Series A Convertible Preferred Stock (the Preferred Stock) at $9.65 per share. Net proceeds to the Company from the Offering were $19,380 after deducting related expenses of $1,588. The Company used $3,489 of the proceeds to redeem 241,046 shares of common stock held by the Company Chairman. These shares of common stock were subsequently retired by the Company.

    The Preferred Stock provides for a cumulative annual dividend of 6.0% payable in the event of the liquidation of the Company or the redemption of the Preferred Stock. Holders of a majority of the outstanding shares of Preferred Stock may elect, beginning on September 30, 2004, to have the Company redeem all of the then outstanding shares of Preferred Stock at the original price plus cumulative and unpaid dividends. As a result of this "put" provision, the Preferred Stock has been classified outside of stockholders' equity in the accompanying consolidated balance sheets. In addition, due to the Company's accumulated deficit, the Offering-related expenses are being amortized directly to additional paid-in capital on a straight-line basis through September 30, 2004. Dividends are being accrued and are also being charged directly to additional paid-in capital. At January 3, 2000 and January 1, 2001, cumulative unpaid dividends amounted to $2,724 and $3,982, respectively.

    Upon liquidation, holders of the Preferred Stock are entitled to receive, prior and in preference to the holders of common stock, the original purchase price per share of Preferred Stock plus any cumulative unpaid dividends. Holders of the Preferred Stock also have the right to convert, at any time, shares of the Preferred Stock into an equal number of common shares, subject to the anti-dilution

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC.)

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                      JANUARY 3, 2000 AND JANUARY 1, 2001

            (IN THOUSANDS, EXCEPT SHARES AND PER SHARE/UNIT AMOUNTS)

(12) SERIES A CONVERTIBLE PREFERRED STOCK (CONTINUED) provisions discussed below. The Preferred Stock will automatically convert into common stock upon the completion by the Company of a public offering (subject to minimum proceeds requirements) or upon the written consent of at least two-thirds of the shares of Preferred Stock then outstanding.

    The conversion price of the Preferred Stock is subject to adjustment in the event of (i) any subdivision or combination of the Company's outstanding common stock, or (ii) any distribution by the Company of (a) a stock dividend, or
(b) assets (other than cash payable out of retained earnings) to holders of common stock. The conversion price of the Preferred Stock may also be adjusted upon the Company's issuance of additional common shares for consideration per share which is less than the conversion price of the Preferred Stock.

    Holders of Preferred Stock generally have one vote for each common-equivalent share and vote with holders of common shares as a single class except as otherwise required by law and except for matters relating to restrictive covenants. On such occasions, the Preferred Stock holders vote as a separate class. As long as 20% or more of the Preferred Stock is outstanding, the Company may not, without the consent of holders of at least a majority of the outstanding Preferred Stock, (i) authorize or issue any class or series of equity security having equal or superior rights as to payment upon liquidation, dissolution or a winding up of the Company; (ii) redeem or repurchase outstanding common stock in excess of an aggregate of 33,333 shares;
(iii) amend its Certificate of Incorporation or By-Laws in any way which adversely affects the rights and preferences of the holders of Preferred Stock as a class (except that the Company may complete a reverse-split of its common stock without the consent of the holders of the Preferred Stock); (iv) sell or lease 25% or more of the assets of the Company, except in the ordinary course of business; (v) issue additional Company securities to employees, officers or directors, except securities issuable upon the exercise of outstanding options and warrants, or issuable upon the exercise of options granted in the future at fair market value; (vi) issue any securities for a price less than fair market value; (vii) enter into any transactions (or series of transactions), including loans, with any officer or director of the Company or to or with their affiliates and family members involving $100 or more per year individually or $500 or more per year in the aggregate, except as may be contemplated by presently existing contractual commitments; or (viii) adopt any additional stock option plans or increase the number of shares available for issuance under existing plans without the consent of the holders of the Preferred Stock.

    Holders of the Preferred Stock also have certain registration rights (after an initial public offering), co-sale rights (under certain conditions in the event the Company Chairman or certain other common shareholders sell their shares) and preemptive rights (to participate on a pro-rata basis in future sales of equity securities prior to an initial public offering).

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC.)

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                      JANUARY 3, 2000 AND JANUARY 1, 2001

            (IN THOUSANDS, EXCEPT SHARES AND PER SHARE/UNIT AMOUNTS)

(13) RELATED PARTY TRANSACTIONS

    The Company manages the Smith & Wollensky restaurant in New York City, and receives annual management fees of 2.3% of restaurant sales. Certain shareholders and officers of the Company are also limited partners of St. James, which owns the Smith & Wollensky restaurant in New York and the Names in the reserved territory, as well as limited partners of MW Realty Associates, which owns the property on which the Smith & Wollensky restaurant is located. An affiliate of the Company Chairman is a general and limited partner of St. James and MW Realty Associates. Management fee revenue relating to this agreement amounted to approximately $562, $602 and $615 for Fiscal 1998, 1999 and 2000, respectively.

    Pursuant to the Licensing Agreement with St. James, the Company obtained the rights and license to use the Names for $2,500. The agreement also provides for additional payments to St. James relating to new restaurant openings and also contains a provision for the payment of a specified termination fee.

    The Company and the investment group which purchased a 6% convertible exchangeable subordinated note in 1995 entered into a management agreement whereby the investment group receives $60 annually for consulting services rendered to the Company for the earlier of five years or until the investment group reduces its ownership interest by more than 50%.

    One of the Company's directors has also provided consulting services to the Company since 1997 on an at-will basis for which he receives $500 per day plus reimbursement for out-of-pocket expenses. In 1998, 1999 and 2000, the Company paid an aggregate of $107, $140 and $164, respectively, for such consulting services.

(14) BENEFIT PLAN

    The Company offers a 401(k) retirement savings plan to all full-time employees age 21 or older upon completing one year of service (1,000 hours in any 12-month period). Employees may contribute a percentage of their gross salaries as defined in the plan, subject to limits prescribed by the IRS. Company contributions are at the discretion of the board of directors. Participants are fully vested upon joining the plan. For Fiscal 1998, 1999 and 2000, Company contributions to the plan amounted to approximately $23, $44 and $53, respectively.

(15) LEGAL MATTERS

    The Company is involved in various legal actions arising in the ordinary course of business. Management is of the opinion, pursuant to the advice of counsel, that the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC.)

                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                      JANUARY 3, 2000 AND JANUARY 1, 2001

            (IN THOUSANDS, EXCEPT SHARES AND PER SHARE/UNIT AMOUNTS)

(16) CHARGE TO CLOSE OWNED RESTAURANT

    As a result of operating losses due to low customer volume, during the fourth quarter of 2000, pursuant to the approval of the Board of Directors, the Company recorded a pre-tax charge of $2,423 representing the write-down of assets and accrual of lease exit costs associated with the closure of the Maloney & Porcelli unit in Washington, DC. The unit was closed during January 2001.

    The Company ascribed no value to the leasehold improvements for this closed location as such assets inure to the benefit of the landlord and estimated the net realizable value of furniture and equipment based upon industry standards. The accrual for lease exit costs was recorded based upon the remaining obligation that the Company estimates it will be required to pay under the underlying lease. The Company is currently working with the landlord to locate another tenant. The accrual below assumes it will take approximately one year to locate a new tenant. The amount of the accrual will be adjusted accordingly, if such process takes more or less then is currently anticipated.

    The components of the charge were as follows:

Write-down of property and equipment........................  $1,970

Write-down of other assets..................................     131

Accrual of lease exit and related costs.....................     322
                                                              ------

2000 charge.................................................  $2,423
                                                              ======

    At January 1, 2001, included in "Accounts payable and accrued expenses" in the accompanying consolidated balance sheet is approximately $322, representing the lease costs relating to the closing of the Maloney & Porcelli unit in Washington, DC. At January 1, 2001, remaining in property and equipment is approximately $57, representing management's estimate of the net realizable value of the property and equipment.

(17) SUBSEQUENT EVENT

    On March 22, 2001, the Board of Directors and a majority of the stockholders approved a two-for-three reverse stock split of the Company's common stock. All share and per share amounts have been restated in these consolidated financial statements to reflect this reverse stock split.

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC.)
                                AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       JANUARY 1, 2001 AND APRIL 2, 2001
            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                         APRIL 2,
                                                             JANUARY 1,    APRIL 2,        2001
                                                                2001         2001        PRO FORMA
                                                             ----------   -----------   -----------
                                                                          (UNAUDITED)    (NOTE 3)
                                                                                        (UNAUDITED)
                                       ASSETS
Current assets:
  Cash.....................................................    $   370      $   183       $   183
  Accounts receivable, net.................................      2,263        2,923         2,923
  Merchandise inventory....................................      3,496        2,863         2,863
  Prepaid expenses and other current assets................        480          817           817
                                                               -------      -------       -------
      Total current assets.................................      6,609        6,786         6,786

Property and equipment, net................................     41,547       41,091        41,091
Goodwill, net..............................................      7,251        7,178         7,178
Licensing agreement, net...................................      3,302        3,269         3,269
Management contract, net...................................      1,514        1,477         1,477
Other assets...............................................      3,154        4,281         4,281
                                                               -------      -------       -------
      Total assets.........................................     63,377       64,082        64,082
                                                               =======      =======       =======

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt........................    $ 2,035        2,037         2,037
  Accounts payable and accrued expenses....................      9,547       10,112        10,112
                                                               -------      -------       -------
      Total current liabilities............................     11,582       12,149        12,149

Long-term debt, net of current portion.....................     22,100       21,807        21,807
Deferred rent..............................................      4,540        4,666         4,666
                                                               -------      -------       -------
      Total liabilities....................................     38,222       38,622        38,622

Convertible redeemable preferred stock (par value $.01;
  authorized 5,000,000 shares; 2,172,794 shares issued and
  outstanding).............................................     24,090       24,462            --

Stockholders' equity:
  Common stock (par value $.01; authorized 10,000,000
    shares; 3,083,930 shares issued and outstanding at
    January 1, 2001 and April 2, 2001 and 4,532,459 shares
    on a pro forma basis at April 2, 2001).................         31           31            45
  Additional paid-in capital...............................     10,103        9,731        34,179
  Accumulated deficit......................................     (9,069)      (8,764)       (8,764)
                                                               -------      -------       -------
                                                                 1,065          998        25,460
                                                               -------      -------       -------
Commitments and contingencies
      Total liabilities and stockholders' equity...........    $63,377       64,082        64,082
                                                               =======      =======       =======

     See accompanying notes to unaudited consolidated financial statements.

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC.)
                                AND SUBSIDIARIES
                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
               THREE MONTHS ENDED APRIL 3, 2000 AND APRIL 2, 2001
            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               APRIL 3,     APRIL 2,
                                                                 2000         2001
                                                              ----------   ----------
Owned restaurant sales......................................  $   20,673   $   20,533
                                                              ----------   ----------
Cost of owned restaurant sales:
  Food and beverage costs...................................       6,155        6,138
  Salaries and related benefits expenses....................       6,179        5,757
  Restaurant operating expenses.............................       3,019        2,907
  Occupancy and related expenses............................       1,336        1,250
  Marketing and promotional expenses........................       1,108          841
  Depreciation and amortization expenses....................         732          742
                                                              ----------   ----------
      Total cost of owned restaurant sales..................      18,529       17,635
                                                              ----------   ----------
Income from owned restaurant operations.....................       2,144        2,898
Management fee income.......................................         723          747
                                                              ----------   ----------
Income from owned and managed restaurants...................       2,867        3,645
General and administrative expenses.........................       2,056        2,167
Royalty expense.............................................         267          286
                                                              ----------   ----------
Operating income............................................         544        1,192
Interest expense............................................        (730)        (660)
Amortization of deferred debt financing costs...............         (59)         (56)
Interest income.............................................           3            7
                                                              ----------   ----------
                                                                    (786)        (709)
Income (loss) before provision for income taxes.............        (242)         483
Provision for income taxes..................................          77          178
                                                              ----------   ----------
Net income (loss)...........................................  $     (319)  $      305
Accrual of dividends and amortization of issuance costs of
  preferred shares..........................................  $     (372)  $     (372)
                                                              ----------   ----------
Net loss applicable to common shares........................  $     (691)  $      (67)
                                                              ==========   ==========
Net loss per common shares:
  Basic and diluted.........................................  $    (0.22)  $    (0.02)
                                                              ==========   ==========
Weighted average common shares outstanding:
  Basic and diluted.........................................   3,083,930    3,083,930
                                                              ==========   ==========
Pro forma net income per share, basic and diluted (note
  3)........................................................               $     0.07
                                                                           ==========
Pro forma weighted average common shares outstanding:.......
  Basic.....................................................                4,532,459
                                                                           ==========
  Diluted...................................................                4,604,367
                                                                           ==========

     See accompanying notes to unaudited consolidated financial statements.

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC.)
                                AND SUBSIDIARIES
                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
               THREE MONTHS ENDED APRIL 3, 2000 AND APRIL 2, 2001
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                2000       2001
                                                              --------   --------
Cash flows from operating activities:
  Net income (loss).........................................  $  (319)   $   305
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization...........................      919        913
    Amortization of debt discount...........................       20         20
    Changes in operating assets and liabilities:
      Accounts receivable...................................     (735)      (660)
      Merchandise inventory.................................     (103)       633
      Prepaid expenses and other current assets.............     (309)      (337)
      Other assets..........................................     (285)    (1,108)
      Accounts payable and accrued expenses.................     (154)       566
      Deferred rent.........................................      155        119
                                                              -------    -------
        Net cash provided by (used in) operating
          activities........................................     (811)       451
                                                              -------    -------
Cash flows from investing activities:
  Purchase of property and equipment........................   (1,666)      (302)
  Purchase of nondepreciable assets.........................      (55)       (25)
                                                              -------    -------
        Net cash flows used in investing activities.........   (1,721)      (327)
                                                              -------    -------
Cash flows from financing activities:
  Proceeds from issuance of short-term debt.................    1,000         --
  Principal payments of long-term debt......................     (283)      (311)
                                                              -------    -------
        Net cash flows provided by (used in) financing
          activities........................................      717       (311)
                                                              -------    -------
Net change in cash..........................................   (1,815)      (187)
Cash at beginning of period.................................    2,017        370
                                                              -------    -------
Cash at end of period.......................................  $   202    $   183
                                                              =======    =======
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest................................................  $   424    $   925
                                                              =======    =======
    Income taxes............................................  $   325    $    89
                                                              =======    =======
  Cash paid during the period for:
    Accrued dividends on preferred shares...................  $   315    $   315
                                                              =======    =======
    Amortization of issuance costs on preferred shares......  $    57    $    57
                                                              =======    =======

     See accompanying notes to unaudited consolidated financial statements.

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC.)

                                AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

            (IN THOUSANDS, EXCEPT SHARES AND PER SHARE/UNIT AMOUNTS)

(1) GENERAL

    The accompanying consolidated financial statements have been prepared by The Smith & Wollensky Restaurant Group, Inc. and its wholly-owned subsidiaries (collectively, the "Company") and have not been audited. They do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in accordance with generally accepted accounting principles. In the opinion of management, the unaudited consolidated financial statements for the interim periods presented reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations as of and for such periods indicated. These unaudited consolidated financial statements and notes thereto should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus for the year ended January 1, 2001. Results for the interim periods presented herein are not necessarily indicative of the results which may be reported for any other interim period or for the entire fiscal year.

    The Company utilizes a 52- or 53-week reporting period ending on the Monday nearest to December 31st. The periods ended April 3, 2000 and April 2, 2001 represent 13-week reporting periods.

(2) NET LOSS PER COMMON SHARE

    The Company calculates earnings (loss) per common share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Basic earnings (loss) per common share are computed by dividing the net loss applicable to common shares by the weighted average number of common shares outstanding. Diluted earnings (loss) per common share assumes the conversion of the convertible redeemable preferred shares as of the beginning of the year and the exercise of stock options and warrants using the treasury stock method, if dilutive. Dilutive net loss per common share for the three months ended
April 3, 2000 and April 2, 2001 are the same as basic net loss per common share due to the antidilutive effect of the assumed conversion of preferred shares and exercise of stock options and warrants. Such options, warrants and convertible preferred shares amounted to 1,787,283 and 1,668,583 for the three months ended April 3, 2000 and April 2, 2001, respectively.

(3) UNAUDITED PRO FORMA BALANCE SHEET AND PRO FORMA NET INCOME PER SHARE

    All outstanding shares of convertible redeemable preferred stock shall automatically convert to shares of common stock upon the completion of a public offering or upon the written consent of at least two thirds of the shares of preferred stock then outstanding. Prior to giving effect to the 2-for-3 reverse stock split of the Company's common stock as approved by the Board of Directors and a majority of the stockholders on March 22, 2001, the preferred stock was convertible on a share for share basis. The unaudited pro forma balance sheet as of April 2, 2001 has been prepared assuming the conversion of all the outstanding shares of preferred stock into 1,448,529 shares of common stock.


    Net income per share on a pro forma basis is computed in the same manner as a net loss per share on a historical basis except that, in the pro forma calculation all outstanding shares of preferred stock are included in the computation as if they had been converted into an equivalent number of

                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

                 (FORMERLY THE NEW YORK RESTAURANT GROUP, INC.)

                                AND SUBSIDIARIES

        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

            (IN THOUSANDS, EXCEPT SHARES AND PER SHARE/UNIT AMOUNTS)


shares of common stock as of the beginning of 2001. Accordingly, the accrual of dividends and amortization of issuance costs on preferred stock in the three months ended April 2, 2001 have been excluded. Net income per diluted share on a pro forma basis is computed assuming the exercise of the warrants, issued in connection with the senior subordinated note, to purchase 71,988 shares of common stock and the assumed repurchase of 80 shares of common stock using the exercise proceeds. The exercise of stock options are considered to be anti-dilutive and, therefore, are not included in the calculation.


(4) LEGAL MATTERS

    The Company is involved in various legal actions arising in the ordinary course of business. Management is of the opinion, pursuant to the advice of counsel, that the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

(5) ACCRUAL FOR CLOSED OWNED RESTAURANT

    As a result of operating losses due to low customer volume, during the fourth quarter of 2000, pursuant to the approval of the Board of Directors, the Company recorded a pre-tax charge of $2,423 representing the write-down of assets and accrual of lease exit costs associated with the closure of the Maloney and Porcelli unit in Washington D.C. The unit was closed during January 2001. The accrual for lease exit costs of $322 was included in that charge and was based upon the remaining obligation that the Company estimated it would be required to pay under the underlying lease.

    At April 2, 2001 the remaining liability for these estimated lease exit costs of $257 was included in the consolidated balance sheet in "Accounts payable and accrued expenses". This accrual assumes the Company will be able to locate another tenant by the end of fiscal 2001. The Company is currently working with the landlord to locate another tenant. In the event that the Company is unable to sublease or assign the lease prior to December 31, 2001, the amount of the accrual will be adjusted accordingly.

(6) MANAGEMENT AND LEASE AGREEMENTS

    On April 27, 2001, the lease agreement relating to Manhattan Ocean Club was amended to cure a default that previously existed as of January 1, 2001.

    On May 1, 2001, the Company entered into a written management agreement with St. James Associates. Pursuant to the management agreement, the Company provides management services to the Smith & Wollensky restaurant in New York in exchange for a fee of 2.3% of restaurant sales. One of the general partners may terminate this written agreement under certain circumstances, as defined, including
(i) if the Company's Chariman no longer operates and directs the entity delivering the management services and defined levels of financial performance are not reached after that point in time, or (ii) in the event an initial public offering of the Company's common stock does not occur before July 31, 2001.

INSIDE BACK COVER

Picture of waiter with tie blowing in wind.
        Chicago

    Picture of waitress wearing sunglasses.
            Miami Beach

        Picture of waiter wearing stars and stripes top hat.
                    Washington, D.C.

           Picture of waiter wearing mardi gras mask.
                           New Orleans

               Picture of waiter wearing suspenders and tie without shirt.
                   Las Vegas

Picture of waiter wearing spectacles                          Now open in
    and tri-corner hat holding string with key attached.        Philadelphia

        New York,
        Est. 1977

            Picture of waiter with                            Green logo representation
            towel over right arm                                  of Smith & Wollensky
                                                                restaurant in New York

                                                    Smith and Wollensky

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER THE SMITH & WOLLENSKY RESTAURANT GROUP, INC. NOR ANY UNDERWRITER HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE SUCH OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF OUR STOCK.

                            ------------------------

                               TABLE OF CONTENTS


                                          PAGE
                                        --------
Prospectus Summary....................      1
Risk Factors..........................      7
Special Note Regarding Forward Looking
  Statements..........................     15
Use of Proceeds.......................     16
Dividend Policy.......................     16
Dilution..............................     17
Capitalization........................     18
Selected Historical Consolidated
  Financial and Other Data............     19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     21
Business..............................     32
Management............................     48
Certain Relationships and Related
  Transactions........................     57
Principal and Selling Stockholders....     62
Description of Capital Stock..........     69
Shares Eligible for Future Sale.......     73
Plan of Distribution..................     75
Certain United States Tax
  Considerations for non-United States
  Holders.............................     78
Legal Matters.........................     81
Experts...............................     81
Where You Can Find More Information...     81
Index to Financial Statements.........    F-1


                            ------------------------

    UNTIL             , 2001 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                5,030,305 SHARES


                                     [LOGO]

[LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS
                             ---------------------

                             C.E. Unterberg, Towbin

                           McDonald Investments Inc.

                         Morgan Keegan & Company, Inc.

                                        , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses (other than underwriting discount and commissions) payable in connection with the sale of the common stock offered hereby (including the common stock which may be sold pursuant to the underwriters' over-allotment option) are as follows, all of which will be paid by the Company:


                                                                AMOUNT
                                                              ----------
Commission registration fee.................................  $   14,463
NASD filing fee.............................................       6,478
Nasdaq National Market fee..................................      74,875
Printing expenses...........................................     200,000
Legal fees and expenses.....................................     350,000
Accounting fees and expenses................................     250,000
Blue sky fees and expenses (including legal fees and
  expenses).................................................       1,000
Transfer agent and registrar fees and expenses..............      10,000
Miscellaneous...............................................      93,184
                                                              ----------
      Total.................................................  $1,000,000
                                                              ==========


------------------------

* All amounts are estimated, except Commission registration, NASD and Nasdaq National Market fees.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware provides as follows:

    A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

    A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification will be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    In addition, pursuant to our Amended and Restated Certificate of Incorporation and our Amended and Restated By-laws, we will indemnify our directors and officers against expenses (including judgments or amounts paid in settlement) incurred in any action, civil or criminal, to which any such person is a party by reason of any alleged act or failure to act in his capacity as such, except as to a matter as to which such director or officer shall have been finally adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation or not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation.

    The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of underwriting agreement filed as
Exhibit 1.1 hereto.

    We maintain directors and officers liability insurance for the benefit of our directors and certain of our officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    For the three year period ending April 30, 2001, we have issued the following securities, none of which have been registered under the Securities
Act:

        1. On June 29, 1999, we issued to Magnetite Asset Investors, L.L.C., a $10.0 million senior subordinated note bearing interest at 12.5%. In connection with this financing, on June 29, 1999, we issued a warrant to purchase an aggregate of 71,988 shares of our common stock to Magnetite Asset Investors, L.L.C. with an exercise price of $0.01 per share.

        2. From May 1, 1998 to March 1, 2001, we issued to our employees, officers, directors and consultants options to purchase an aggregate of 58,066 shares of our common stock, at exercise prices ranging from $10.01 per share to $12.00 per share.

    The sales of securities set forth in paragraphs 1 and 2 above are deemed to be exempt from the registration requirements of the Securities Act in reliance on Section 4(2) thereof as transactions by an issuer not involving a public offering. The granting of stock options described in paragraph 3 above are deemed to be exempt from the registration requirements of the Securities Act in reliance on Rule 701 under the Securities Act for securities sold pursuant to certain compensatory benefit plans and contracts relating to compensation.

ITEM 16. EXHIBITS


      EXHIBITS
         NO.                              DESCRIPTION OF DOCUMENTS
---------------------                     ------------------------
           1.1*         Form of Underwriting Agreement

           3.1*         Form of Amended and Restated Certificate of Incorporation of
                        the Registrant

           3.2*         Form of Amended and Restated Bylaws of the Registrant

           5.1          Opinion of Hutchins, Wheeler & Dittmar, A Professional
                        Corporation

          10.1*         Lease by and between Holrod Associates and Thursday's Supper
                        Pub, Inc. assigned to Manhattan Ocean Club Associates, dated
                        August 31, 1983, including all amendments thereto

          10.2*         Letter regarding amendment to lease by and between Holrod
                        Associates and Thursday's Supper Pub, Inc. assigned to
                        Manhattan Ocean Club Associates, dated April 27, 2001

          10.3*         Lease by and between Beekman Tenants Corporation and White
                        &Witkowsky, Inc., dated November 1, 1991

          10.4*         Lease by and between Rockefeller Center North, Inc. and
                        White & Witkowsky, Inc., dated June 21, 1988

          10.5*         Lease by and between the City of Miami Beach and Specialty
                        Restaurants Corporation, dated February 8, 1985, including all addendums thereto

          10.6*         Lease by and between Marina City Hotel Enterprises, L.L.C.
                        and S&W Chicago, L.L.C., dated July 31, 1997

          10.7*         Lease with an option to purchase by and between The Somphone
                        Limited Partnership and S&W of Las Vegas, L.L.C., dated
                        February 9, 1998, including amendments, guaranty and
                        exhibits thereto

          10.8*         Specific Assignment, Subordination and Attornment Agreement
                        by and among S&W D.C., L.L.C., 1112 Nineteenth Street
                        Associates and Aid Associates for Lutherans, dated September
                        18, 1998

          10.9*         Lease Agreement by and between 1112 Nineteenth Street
                        Associates and S&W D.C., L.L.C., dated July 8, 1998, including amendments, guaranty and exhibits thereto

          10.10*        Lease Agreement by and between Pennsylvania Plaza Associates and M.O.C. of Miami, L.L.C., dated April 7, 1999, including exhibits thereto

          10.11*        Lease Agreement by and between The Rittenhouse Development
                        Company and S&W of Philadelphia, LLC, dated February 18,
                        2000

          10.12 Lease Agreement by and between Saunstar Operating Co., LLC and S&W of Boston LLC, dated April 6, 2000, including amendments thereto

          10.13*        Management Agreement by and between 37 East 50th Street
                        Corporation and Restaurant Group Management Services,
                        L.L.C., dated April 18, 1996

          10.14*        Sale and License Agreement by and between St. James
                        Associates and The New York Restaurant Group, LLC, dated
                        August 16, 1996

          10.15*        Letter Agreement by and between St. James Associates and the
                        Smith & Wollensky Restaurant Group, dated April 26, 2001

      EXHIBITS
         NO.                              DESCRIPTION OF DOCUMENTS
---------------------                     ------------------------
          10.16*        First Amended and Restated Agreement of Limited Partnership
                        of St. James Associates, L.P., dated December 1, 1999

          10.17*        Management Agreement dated February 26, 1991, among
                        Stillman's First and Nabil Chartouni and Fouad Chartouni, the owners of The Post House, including amendments thereto

          10.18* Fourth Amendment to Restaurant Management Agreement by and between Post Investors, L.P. and the New York Restaurant
                        Group, Inc., dated December 25, 2000

          10.19*        Letter Agreement by an between Post House Investors, L.P.
                        and the Smith & Wollensky Restaurant Group, Inc., dated
                        April 20, 2001

          10.20*        Sub-management Agreement dated June 9, 1995 between Mrs.
                        Parks Management Company, L.L.C., our wholly owned subsidiary, and Doubletree Partners, the manager of the Doubletree Hotel

          10.21*        Management Agreement dated September 7, 2000, between Plaza
                        Operating Partners, Ltd. and Parade 59 Restaurant, LLC

          10.22*        $15,000,000 Loan Agreement between The New York Restaurant
                        Group, Inc. and Fleet Bank, N.A., dated September 1, 1998

          10.23*        First Amendment to Loan Agreement among The New York
                        Restaurant Group, Inc. and Fleet Bank, N.A., dated June 8,
                        1999

          10.24*        Second Amendment to Loan Agreement among The New York
                        Restaurant Group, Inc. and Fleet Bank, N.A., dated June 29,
                        1999

          10.25*        Third Amendment to Loan Agreement among The Smith &
                        Wollensky Restaurant Group, Inc. and Fleet Bank, N.A., dated
                        February 29, 2000

          10.26*        Fourth Amendment to Loan Agreement among The Smith &
                        Wollensky Restaurant Group, Inc. and Fleet Bank, N.A., dated
                        March 23, 2001

          10.27* $10,000,000 Senior Subordinated Note Purchase Agreement between The New York Restaurant Group, Inc. and Magnetite
                        Asset Investors, L.L.C., dated June 29, 1999

          10.28*        Waiver Agreement and First Amendment to Senior Subordinated
                        Note Purchase Agreement by and between The Smith & Wollensky
                        Restaurant Group, Inc. and Magnetite Asset Investors,
                        L.L.C., dated March 21, 2001

          10.29*        Registration Rights Agreement by and among The New York
                        Restaurant Group, L.L.C., affiliates of the Thomas H. Lee
                        Company, certain affiliates of Alan N. Stillman, listed on Schedule A thereto and certain holders of the Company's
                        Common Shares, dated January 1, 1996

          10.30*        Amended and Restated Shareholders' Agreement by and among
                        The New York Restaurant Group, Inc., Alan Stillman, Thomas
                        H. Lee Equity Partners, L.P., Thomas H. Lee Investors,
                        Limited Partnership and persons listed as shareholders on the counterpart signature pages thereto, dated as of April 27, 2001

          10.31*        Amended and Restated Employment Agreement by and between The
                        Smith & Wollensky Restaurant Group, Inc. and Alan N.
                        Stillman, dated as of May 1, 2001

          10.32*        Non-Competition Agreement by and between The Smith &
                        Wollensky Restaurant Group, Inc. and Alan N. Stillman, dated as of May 1, 2001

      EXHIBITS
         NO.                              DESCRIPTION OF DOCUMENTS
---------------------                     ------------------------
          10.33*        Executive Employment Agreement by and between The Smith &
                        Wollensky Restaurant Group, Inc. and James Dunn, dated as of
                        May 1, 2000

          10.34*        The Smith & Wollensky Restaurant Group, Inc. 1996 Stock
                        Option Plan (formerly known as The New York Restaurant
                        Group, L.L.C. 1995 Option Plan)

          10.35*        Amendment Number 1 to The Smith & Wollensky Restaurant
                        Group, Inc. 1996 Stock Option Plan (formerly known as The
                        New York Restaurant Group, L.L.C. 1995 Option Plan)

          10.36*        The New York Restaurant Group, Inc. 1997 Stock Option Plan

          10.37*        The Smith & Wollensky Restaurant Group, Inc. 2001 Stock
                        Incentive Plan

          10.38*        The Smith & Wollensky Restaurant Group, Inc. 2001 Employee
                        Stock Purchase Plan

          21.1*         Subsidiaries of the Registrant

          23.1          Consent of KPMG LLP

          23.2          Consent of Hutchins, Wheeler & Dittmar, A Professional
                        Corporation (included in Exhibit 5.1)

          24.1*         Power of Attorney (included on page II-5)


------------------------


*   Previously filed.


ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide to the underwriter at the closing the specified in the underwriting agreement, certificates in such denomination and registered in such names as required by the underwriter to permit proper delivery to each purchaser.

    The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it, The Smith & Wollensky Restaurant Group, Inc. meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 2 to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY, on May 18, 2001.


                                          THE SMITH & WOLLENSKY RESTAURANT
                                            GROUP, INC.

                                          By:        /s/ Alan N. Stillman

                                         -----------------------------------Alan
                                                       N. Stillman,
                                                   CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                                                       Chairman of the Board, Chief
                /s/ ALAN N. STILLMAN                     Executive Officer and
     -------------------------------------------         Director (principal executive  May 18, 2001
                  Alan N. Stillman                       officer)

                          *
     -------------------------------------------       President, Chief Operating       May 18, 2001
                    James M. Dunn                        Officer and Director

                                                       Chief Financial Officer,
                                                         Executive Vice President of
                 /s/ ALAN M. MANDEL                      Finance, Secretary and
     -------------------------------------------         Treasurer (principal           May 18, 2001
                   Alan M. Mandel                        financial and accounting
                                                         officer)

                          *
     -------------------------------------------       Director                         May 18, 2001
                    Thomas H. Lee

                          *
     -------------------------------------------       Director                         May 18, 2001
                   C. Hunter Boll

                          *
     -------------------------------------------       Director                         May 18, 2001
                  Eugene I. Zuriff

                          *
     -------------------------------------------       Director                         May 18, 2001
                  Richard S. LeFrak

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                          *
     -------------------------------------------       Director                         May 18, 2001
                    Jay M. Green

           *           /s/ ALAN M. MANDEL
     -------------------------------------------
                   Alan M. Mandel
                  ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


      EXHIBITS
         NO.                              DESCRIPTION OF DOCUMENTS
---------------------                     ------------------------
           1.1*         Form of Underwriting Agreement

           3.1*         Form of Amended and Restated Certificate of Incorporation of
                        the Registrant

           3.2*         Form of Amended and Restated Bylaws of the Registrant

           5.1          Opinion of Hutchins, Wheeler & Dittmar, A Professional
                        Corporation

          10.1*         Lease by and between Holrod Associates and Thursday's Supper
                        Pub, Inc. assigned to Manhattan Ocean Club Associates, dated
                        August 31, 1983, including all amendments thereto

          10.2*         Letter regarding amendment to lease by and between Holrod
                        Associates and Thursday's Supper Pub, Inc. assigned to
                        Manhattan Ocean Club Associates, dated April 27, 2001

          10.3*         Lease by and between Beekman Tenants Corporation and White
                        &Witkowsky, Inc., dated November 1, 1991

          10.4*         Lease by and between Rockefeller Center North, Inc. and
                        White & Witkowsky, Inc., dated June 21, 1988

          10.5*         Lease by and between the City of Miami Beach and Specialty
                        Restaurants Corporation, dated February 8, 1985, including all addendums thereto

          10.6*         Lease by and between Marina City Hotel Enterprises, L.L.C.
                        and S&W Chicago, L.L.C., dated July 31, 1997

          10.7*         Lease with an option to purchase by and between The Somphone
                        Limited Partnership and S&W of Las Vegas, L.L.C., dated
                        February 9, 1998, including amendments, guaranty and
                        exhibits thereto

          10.8*         Specific Assignment, Subordination and Attornment Agreement
                        by and among S&W D.C., L.L.C., 1112 Nineteenth Street
                        Associates and Aid Associates for Lutherans, dated September
                        18, 1998

          10.9*         Lease Agreement by and between 1112 Nineteenth Street
                        Associates and S&W D.C., L.L.C., dated July 8, 1998, including amendments, guaranty and exhibits thereto

          10.10*        Lease Agreement by and between Pennsylvania Plaza Associates and M.O.C. of Miami, L.L.C., dated April 7, 1999, including exhibits thereto

          10.11*        Lease Agreement by and between The Rittenhouse Development
                        Company and S&W of Philadelphia, LLC, dated February 18,
                        2000

          10.12 Lease Agreement by and between Saunstar Operating Co., LLC and S&W of Boston LLC, dated April 6, 2000, including amendments thereto

          10.13*        Management Agreement by and between 37 East 50th Street
                        Corporation and Restaurant Group Management Services,
                        L.L.C., dated April 18, 1996

          10.14*        Sale and License Agreement by and between St. James
                        Associates and The New York Restaurant Group, LLC, dated
                        August 16, 1996

          10.15*        Letter Agreement by and between St. James Associates and the
                        Smith & Wollensky Restaurant Group, dated April 26, 2001

          10.16*        First Amended and Restated Agreement of Limited Partnership
                        of St. James Associates, L.P., dated December 1, 1999

      EXHIBITS
         NO.                              DESCRIPTION OF DOCUMENTS
---------------------                     ------------------------
          10.17*        Management Agreement dated February 26, 1991, among
                        Stillman's First and Nabil Chartouni and Fouad Chartouni,
                        the owners of The Post House, including amendments thereto

          10.18* Fourth Amendment to Restaurant Management Agreement by and between Post Investors, L.P. and the New York Restaurant
                        Group, Inc., dated December 25, 2000

          10.19*        Letter Agreement by an between Post House Investors, L.P.
                        and the Smith & Wollensky Restaurant Group, Inc., dated
                        April 20, 2001

          10.20*        Sub-management Agreement dated June 9, 1995 between Mrs.
                        Parks Management Company, L.L.C., our wholly owned subsidiary, and Doubletree Partners, the manager of the Doubletree Hotel

          10.21*        Management Agreement dated September 7, 2000, between Plaza
                        Operating Partners, Ltd. and Parade 59 Restaurant, LLC

          10.22*        $15,000,000 Loan Agreement between The New York Restaurant
                        Group, Inc. and Fleet Bank, N.A., dated September 1, 1998

          10.23*        First Amendment to Loan Agreement among The New York
                        Restaurant Group, Inc. and Fleet Bank, N.A., dated June 8,
                        1999

          10.24*        Second Amendment to Loan Agreement among The New York
                        Restaurant Group, Inc. and Fleet Bank, N.A., dated June 29,
                        1999

          10.25*        Third Amendment to Loan Agreement among The Smith &
                        Wollensky Restaurant Group, Inc. and Fleet Bank, N.A., dated
                        February 29, 2000

          10.26*        Fourth Amendment to Loan Agreement among The Smith &
                        Wollensky Restaurant Group, Inc. and Fleet Bank, N.A., dated
                        March 23, 2001

          10.27* $10,000,000 Senior Subordinated Note Purchase Agreement between The New York Restaurant Group, Inc. and Magnetite
                        Asset Investors, L.L.C., dated June 29, 1999

          10.28*        Waiver Agreement and First Amendment to Senior Subordinated
                        Note Purchase Agreement by and between The Smith & Wollensky
                        Restaurant Group, Inc. and Magnetite Asset Investors,
                        L.L.C., dated March 21, 2001

          10.29*        Registration Rights Agreement by and among The New York
                        Restaurant Group, L.L.C., affiliates of the Thomas H. Lee
                        Company, certain affiliates of Alan N. Stillman, listed on Schedule A thereto and certain holders of the Company's
                        Common Shares, dated January 1, 1996

          10.30*        Amended and Restated Shareholders' Agreement by and among
                        The New York Restaurant Group, Inc., Alan Stillman, Thomas
                        H. Lee Equity Partners, L.P., Thomas H. Lee Investors,
                        Limited Partnership and persons listed as shareholders on the counterpart signature pages thereto, dated as of April 27, 2001

          10.31*        Amended and Restated Employment Agreement by and between The
                        Smith & Wollensky Restaurant Group, Inc. and Alan N.
                        Stillman, dated as of May 1, 2001

          10.32*        Non-Competition Agreement by and between The Smith &
                        Wollensky Restaurant Group, Inc. and Alan N. Stillman, dated as of May 1, 2001

          10.33*        Executive Employment Agreement by and between The Smith &
                        Wollensky Restaurant Group, Inc. and James Dunn, dated as of
                        May 1, 2000

          10.34*        The Smith & Wollensky Restaurant Group, Inc. 1996 Stock
                        Option Plan (formerly known as The New York Restaurant
                        Group, L.L.C. 1995 Option Plan)

      EXHIBITS
         NO.                              DESCRIPTION OF DOCUMENTS
---------------------                     ------------------------
          10.35*        Amendment Number 1 to The Smith & Wollensky Restaurant
                        Group, Inc. 1996 Stock Option Plan (formerly known as The
                        New York Restaurant Group, L.L.C. 1995 Option Plan)

          10.36*        The New York Restaurant Group, Inc. 1997 Stock Option Plan

          10.37*        The Smith & Wollensky Restaurant Group, Inc. 2001 Stock
                        Incentive Plan

          10.38*        The Smith & Wollensky Restaurant Group, Inc. 2001 Employee
                        Stock Purchase Plan

          21.1*         Subsidiaries of the Registrant

          23.1          Consent of KPMG LLP

          23.2          Consent of Hutchins, Wheeler & Dittmar, A Professional
                        Corporation (included in Exhibit 5.1)

          24.1*         Power of Attorney (included on page II-5)


------------------------


*   Previously filed.